Exhibit 10.20

AGREEMENT OF LEASE

902 ASSOCIATES, Landlord

and

SEATGEEK, INC., Tenant

Demised Premises:	Entire Eighth (8th), Ninth (9th), Tenth (10th), and Eleventh (11th) Floors 902 Broadway New York, New York 10010

Date:	As of October 4th, 2018

i

EXHIBIT A -	Floor Plan Sketches of the Demised Premises
EXHIBIT B -	Landlord’s Work
EXHIBIT C -	Form of Lien Waiver
EXHIBIT D -	POC-1 Letter
EXHIBIT E -	Insurance Requirements
EXHIBIT F -	Cleaning Specifications
EXHIBIT G -	Sample Commencement Letter
EXHIBIT H -	Form of SNDA
EXHIBIT I -	8th Floor As-Built Floor Plan
EXHIBIT I-1 -	8th Floor Existing Furniture
EXHIBIT J -	Existing Tenant’s Superior Rights
EXHIBIT K -	Rooftop Installation Area RIDER- Rules and Regulations

ii

AGREEMENT OF LEASE

AGREEMENT OF LEASE, made as of this 5th day of September in the year 2018, between 902 ASSOCIATES, a New York limited partnership having an address c/o Koeppel Rosen LLC, 40 East 69th Street, New York, New York 10021 (“Landlord”), and SEATGEEK, INC., a Delaware corporation having an address at 400 Lafayette Street, 4th Floor, New York, New York 10003 (“Tenant”).

WITNESSETH:

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the entire eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors (the “Demised Premises”), all as shown on the floor plan sketches attached hereto and made a part hereof as EXHIBIT A, in the building known as and located at 902 Broadway, New York, New York (the “Building”), for the term of approximately ten (10) years and ten (10) months (the “Term”) to commence upon the date (the “Commencement Date”) on which Landlord delivers possession of the Demised Premises to Tenant vacant and in broom clean condition, upon all of the terms, conditions and provisions of this Lease, with the work set forth on EXHIBIT B annexed hereto and made a part hereof (the “Landlord’s Work”) Substantially Complete (as hereafter defined) (it being agreed that the Commencement Date shall not occur before December 1, 2018), and to end on the last day of the calendar month in which occurs the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date (as hereinafter defined) (the “Expiration Date”), or shall expire on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law. As used herein, “Substantially Complete” shall mean (a) all of Landlord’s Work (other than minor punch list items), has been completed, and that (b) no such uncompleted minor punch list items will materially interfere with Tenant’s performance of Tenant’s Initial Work (as hereinafter defined). It is understood that Tenant’s possession of the Demised Premises shall constitute de facto evidence that Landlord’s Work is Substantially Complete.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

1. Recitals

The recitals set forth above are true and correct and by this reference are incorporated herein in their entirety.

2. Fixed Annual Rent and Additional Rent

A. Tenant shall pay basic annual rent (the “Fixed Annual Rent”), as follows:

(i) $5,168,800.00 per annum, payable in equal monthly installments of $430,733.33, for the period (the “1st Rent Period”) commencing on Commencement Date and ending on the last day of the calendar month in which occurs the day immediately preceding the first (1st) anniversary of the Rent Commencement Date;

(ii) $5,259,254.00 per annum, payable in equal monthly installments of $438,271.17, for the one (1) year period (the “2nd Rent Period”) commencing on the date next succeeding the last day of the 1st Rent Period;

(iii) $5,351,290.95 per annum, payable in equal monthly installments of $445,940.91, for the one (1) year period (the “3rd Rent Period”) commencing on the date next succeeding the last day of the 2nd Rent Period;

(iv) $5,444,938.54 per annum, payable in equal monthly installments of $453,744.88, for the one (1) year period (the “4th Rent Period”) commencing on the date next succeeding the last day of the 3rd Rent Period;

(v) $5,540,224.96 per annum, payable in equal monthly installments of $461,685.41, for the one (1) year period (the “5th Rent Period”) commencing on the date next succeeding the last day of the 4th Rent Period;

(vi) $5,637,178.90 per annum, payable in equal monthly installments of $469,764.91, for the one (1) year period (the “6th Rent Period”) commencing on the date next succeeding the last day of the 5th Rent Period;

(vii) $5,735,829.53 per annum, payable in equal monthly installments of $477,985.79, for the one (1) year period (the “7th Rent Period”) commencing on the date next succeeding the last day of the 6th Rent Period;

(viii) $5,836,206.55 per annum, payable in equal monthly installments of $486,350.55, for the one (1) year period (the “8th Rent Period”) commencing on the date next succeeding the last day of the 7th Rent Period;

(ix) $5,938,340.16 per annum, payable in equal monthly installments of $494,861.68, for the one (1) year period (the “9th Rent Period”) commencing on the date next succeeding the last day of the 8th Rent Period; and

(x) $6,042,261.11 per annum, payable in equal monthly installments of $503,521.76, for the period commencing on the date next succeeding the last day of the 9th Rent Period and ending on the Expiration Date.

B. Tenant agrees to pay all such installments of Fixed Annual Rent in lawful money of the United States, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first (1st) day of each month during said Term, at the office of Landlord or such other place as Landlord may designate, without any set off or deduction whatsoever (except as expressly provided herein); provided, however, that the first monthly installment of Fixed Annual Rent shall be paid by Tenant simultaneously with Tenant’s execution and delivery of this Lease.

C. For purposes of this Lease, the term “Rent Commencement Date” shall mean the date which is ten (10) months from the Commencement Date. Provided and upon the condition that no monetary default under this Lease has occurred or no material non-monetary Event of Default under this Lease has occurred, Landlord shall waive its right to collect Fixed Annual Rent during the period from the Commencement Date through the day immediately preceding the Rent Commencement Date (the “Rent Abatement Period”), but Tenant shall be obligated to pay Additional Rent during such period. Notwithstanding the foregoing, Tenant hereby expressly agrees that in the event that, during such period, Tenant causes a monetary default under this Lease to occur or causes a material non-monetary Event of Default under this Lease to occur and this Lease remains in full force and effect and Tenant cures such monetary default or material non-monetary Event of Default, as the case may be, then, following such cure, Tenant shall be entitled to the balance of the abatement of the Fixed Annual Rent due Tenant pursuant to this Section 2C.

D. The term additional rent (“Additional Rent”) shall mean all other sums, other than Fixed Annual Rent, payable by Tenant to Landlord pursuant to this Lease, including, but not limited to, escalations for real estate tax and, subject to the provisions of Article 16 hereof, charges for electricity. The Fixed Annual Rent is inclusive of any operating costs, expenses, and obligations attributed to Landlord in the ownership, operation, maintenance and management of the Building and no other operating fees or costs, except as expressly provided for herein, shall be payable by Tenant. Unless the time of payment is otherwise expressly set forth in this Lease, payments of Additional Rent shall be due and payable within thirty (30) days after demand therefor. In the event Tenant defaults in the payment of Additional Rent, Landlord shall have the same rights and remedies as for a default in the payment of Fixed Annual Rent. Fixed Annual Rent and Additional Rent are sometimes herein referred to collectively as “Rental”. Neither Landlord’s failure during the Term to prepare and deliver any of the tax bills, statements, notices or bill set forth in this Lease, nor Landlord’s failure to make a demand, shall in any way cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of Additional Rent. Tenant’s liability for the amounts due under this Lease shall survive the expiration or sooner termination of the Term.

E. If Landlord receives from Tenant any payment less than the total sum of all Rental and other charges then due and owing pursuant to the terms of this Lease (each, a “Partial Payment”), Landlord shall allocate such Partial Payment in whole or in part to any accrued Fixed Annual Rent, Additional Rent, and/or other charges owed hereunder, or to any combination thereof, or for any period(s) that Landlord chooses, notwithstanding any designation or request by Tenant as to the items or period(s) against which any such payments shall be credited. The receipt and deposit by Landlord of any installment or installment of Rental shall in no event be deemed a waiver of any other installment or item of Rental then due.

3. Renewal Option

A. Provided and upon the condition that, at the time Tenant delivers the Renewal Notice (as hereinafter defined) and on the commencement of the Renewal Term (as hereinafter defined), (i) this Lease is in full force and effect, (ii) Tenant shall not be in default hereunder beyond any applicable notice and cure period, and (iii) the entity that first executed and delivered this Lease as Tenant, its Affiliate (as hereinafter defined) or its assignee pursuant to Section 15Q or 15R of this Lease is in possession of and conducting business in (1) at least eighty-five percent (85%) of the Demised Premises if the Renewal Demised Premises (as hereinafter defined) is the entire Demised Premises, or (2) the subject full floor(s) being renewed if the Renewal Demised Premises is less than the entire Demised Premises as provided in clause (y) of this sentence, as applicable, for the Permitted Use (the “Renewal Conditions”), Tenant shall have one (1) option (the “Renewal Option”) to extend the Term from the Expiration Date for a period of five (5) years, with respect to either (x) the entire the Demised Premises or (y) on a full floor basis for such floors constituting the Demised Premises, commencing on the date following the Expiration Date through and including the day immediately preceding the date on which the fifth (5th) anniversary of the commencement of the Renewal Term shall occur (the “Renewal Term”), unless the Renewal Term shall sooner end pursuant to the terms of this Lease or pursuant to law. If Tenant exercises the Renewal Option for less than the entire Demised Premises, then (x) if the Renewal Option is for two (2) floors of the Demised Premises, then such floors must be contiguous, and (y) if the renewal Option is for one (1) floor of the Demised Premises, then the Renewal Option shall only apply to the eighth (8th) or eleventh (11th) floor of the Building. Tenant may exercise the Renewal Option only by delivery of written notice to Landlord (the “Renewal Notice”) not less than twelve (12) months prior to the Expiration Date, time being of the essence, of Tenant’s election to so exercise the Renewal Option, which Renewal Notice shall set forth the Demised Premises, or portion thereof, for which the Renewal Option applies (the “Renewal Demised Premises”). Tenant shall forever waive its right to exercise the Renewal Option if Tenant shall, for any reason whatsoever, fail to give such notice to Landlord within the time and in the manner provided for the giving of such notice, whether such failure is inadvertent or intentional, or if the Renewal Conditions are violated either at the time Tenant delivers the Renewal Notice or on the commencement of the Renewal Term; provided, however, that Landlord may elect, in its sole and absolute discretion, to waive any failure of the Renewal Conditions, which waiver shall not constitute a waiver of any underlying default under this Lease but only with respect to the effectiveness of Tenant’s exercise of the Renewal Option. If Tenant shall effectively exercise such Renewal Option, then, with respect to the Renewal Demised Premises, (x) the Term shall be automatically extended for the Renewal Term without the execution of an extension or renewal lease, with the same force and effect as if the Renewal Term had originally been included in the Term, and (y) all of the terms, covenants and conditions of this Lease as are in effect immediately preceding the commencement of the Renewal Term shall continue in full force and effect during the Renewal Term, including all items of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Fixed Annual Rent shall be an amount equal to the FMV Amount (as hereinafter defined), (b) if Tenant elected to extend the Term for less than the entire Demised Premises, the Percentage (as hereinafter defined) shall be reduced to reflect the then portion of the Demised Premises for which the Term is extended and (c) following the exercise of Renewal Option, Tenant shall have no further rights to extend the Term pursuant to the provisions of this Article. Any termination, expiration, cancellation or surrender of this Lease on or prior to the Expiration Date pursuant to the terms of this Lease or by operation of law shall terminate the Renewal Option. The Renewal Option may not be severed from this Lease nor separately sold, assigned nor otherwise transferred.

B. For purposes of this Article 3, “FMV Amount” shall be defined as the fair market annual rental value of the Renewal Demised Premises as of the commencement date of the Renewal Term that a willing landlord and tenant, neither of whom is under duress, would agree upon for a term equal to the Renewal Term (provided that the comparable properties shall be for a term of five (5) years), based on comparable space in the Building and comparable space in office buildings of comparable age and quality located in the vicinity of the Building (“Comparable Buildings”), with (i) the Renewal Demised Premises considered in “as-is” condition existing on the commencement date of the Renewal Term, (ii) the Tax Base Year (as hereinafter defined) being the fiscal year of the City of New York commencing on the July lst of the calendar year in which the commencement date of the Renewal Term occurs and (iii) taking into account all relevant factors. The initial determination of the FMV Amount shall be made by Landlord. Landlord shall give notice (a “Rent Notice”) to Tenant of Landlord’s good faith determination of the proposed FMV Amount on or before the date which is thirty (30) days of Landlord’s receipt of the Renewal Notice. The FMV Amount so determined by Landlord shall be deemed conclusive and binding upon Tenant unless on or before the date (the “Determination Date”) which is thirty (30) days after Landlord gives to Tenant the Rent Notice (i) Tenant gives to Landlord notice (the “Dispute Notice”) that Tenant disputes the FMV Amount so determined by Landlord, which Dispute Notice shall set forth Tenant’s good faith determination of the proposed FMV Amount, or (ii) Landlord and Tenant agree in writing (which agreement (an “FMV Agreement”) shall be duly executed and delivered by Landlord and Tenant) upon the Fixed Annual Rent for the Renewal Term. If Tenant sends to Landlord a Dispute Notice within the time and in the manner hereinbefore provided, and if Landlord and Tenant fail to so agree upon the Fixed Annual Rent for the Renewal Term, then the FMV Amount for the Renewal Term shall be determined by arbitration pursuant to Section 3C below, which may be commenced by either party not earlier than two hundred forty (240) days prior to the commencement of the Renewal Term. The parties agree to cooperate throughout the arbitration proceeding and to pursue an expeditious resolution thereof.

C. If Tenant gives to Landlord a Dispute Notice in respect of the FMV Amount so determined by Landlord as provided in Section 3B above, and Landlord and Tenant fail to execute and deliver an FMV Agreement on or before the Determination Date, then the FMV Amount for the Renewal Term shall be determined by arbitration in New York City by a panel of three (3) arbitrators, as set forth in this Section 3C, each of whom shall be a licensed commercial real estate broker having at least ten years of experience representing owners or tenants in commercial leasing transactions in Manhattan below 57th Street.

(i) Each party shall give notice to the other party of its designated arbitrator within five (5) business days of the election to arbitrate. If either party fails to timely appoint its arbitrator, the other party may request the AAA to appoint an arbitrator on that party’s behalf. Such two (2) arbitrators shall have fifteen (15) days to appoint a third arbitrator who shall be impartial (the “Arbiter”). If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an impartial arbitrator within fifteen (15) days after such request and both parties shall be bound by any appointment so made within such fifteen (15) day period. If no such third arbitrator shall have been appointed within such fifteen (15) day period, then either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment. The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.

(ii) Within seven (7) business days after each of their arbitrators have been selected, Landlord and Tenant shall each submit their respective determination of the FMV Amount. The third impartial Arbiter shall conduct such investigations as he or she may deem appropriate and the parties may provide such other information that may be relevant in connection with the Arbiter’s determination. The Arbiter shall not have the power to add to, modify or change any of the provisions of this Lease. Within ten (10) business days of the Arbiter’s receipt of each of Landlord’s and Tenant’s determination of the FMV Amount, the Arbiter shall render his or her determination of the FMV Amount in writing (and shall provide notice to Landlord and Tenant of such determination), which determination shall be equal to either Landlord’s determination or Tenant’s determination, whichever the Arbiter believes to be closest to the FMV Amount. The determination of the Arbiter shall be final and binding upon the parties and judgment upon the decision may be entered in any court having jurisdiction. The fees and expenses of any arbitration shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and consultants.

D. If Tenant gives to Landlord a Dispute Notice in respect of the FMV Amount so determined by Landlord as provided in Section 3B and the Fixed Annual Rent for the Renewal Term shall not be finally determined pursuant to the terms of Section 3B or 3C hereof on or before the commencement date of the Renewal Term, then:

(i) the Fixed Annual Rent payable by Tenant during the Renewal Term until the Fixed Annual Rent for the Renewal Term shall be so finally determined shall, subject to adjustment as herein provided, be equal to the Fixed Annual Rent in effect on the last day of the initial Term (the “Renewal Interim Rent”); and

(ii) once the Fixed Annual Rent for the Renewal Term shall be finally determined pursuant to the terms of Section 3C hereof, then (a) the Fixed Annual Rent payable by Tenant for the balance of the Renewal Term shall be and become the Fixed Annual Rent as so finally determined, and (b) (1) if the Fixed Annual Rent payable by Tenant for the balance of the Renewal Term shall be greater than the Renewal Interim Rent, then Tenant shall, within twenty (20) days after Landlord’s demand therefor, pay to Landlord an amount equal to the difference between (x) the sum of the actual Fixed Annual Rent payments paid to Landlord during the Renewal Term before such determination and (y) the sum of the Fixed Annual Rent payments that would have been payable by Tenant if the Fixed Annual Rent for the Renewal Term had been finally determined prior to the commencement date of the Renewal Term, or (2) if the Fixed Annual Rent payable by Tenant for the balance of the Renewal Term shall be less than the Renewal Interim Rent, then Landlord shall provide to Tenant with a credit against the next monthly installment(s) of Fixed Annual Rent payable by Tenant during the Renewal Term in an amount equal to the difference between (x) the sum of the actual Fixed Annual Rent payments paid to Landlord during the Renewal Term before such final determination and (y) the sum of the Fixed Annual Rent payments that would have been payable by Tenant if the Fixed Annual Rent for the Renewal Term had been finally determined prior to the commencement date of the Renewal Term.

E. If, in accordance with and subject to, all of the terms, covenants and conditions contained in this Article, the Term is extended for the Renewal Term, then the term “Expiration Date”, as such term is used in this Lease, shall mean the expiration of the Renewal Term, the term “Term” shall mean the initial Term, as extended by the Renewal Term, and if the Term is extended for the Renewal Term for less than the entire Demised Premises, then the term “Demised Premises”, as such term is used in this Lease, shall mean that portion of the Demised Premises that Tenant so elected to extend the Term.

4. Permitted Use

A. Tenant covenants that Tenant shall use and occupy the Demised Premises solely for general, administrative and executive offices and reasonable uses ancillary thereto, including, but not limited to, a conference center, printing center, seminar rooms, pantry and food preparation area (but in no event shall there be any cooking in the Demised Premises), and for no other purpose (the “Permitted Use”). In no event shall any portion of the Demised Premises be used as, for or in connection with a co-working or licensed/membership work space. In connection with the use as a conference center and/or seminar rooms, Tenant shall comply with all Legal Requirements (as defined in Article 8), including obtaining a public assembly permit, if so required.

B. In connection with Tenant’s use of the Demised Premises, Tenant or Tenant’s successor in interest shall not (i) permit anything to be done in or about the Demised Premises or bring or keep anything therein that is likely to cause any deleterious or harmful substance including, without limitation, mold or fungus, to exist in, on, under or about the Demised Premises or elsewhere in the Building, (ii) obstruct or interfere with the rights of other tenants or occupants of the Building or their invitees or injure or annoy them, (iii) at any time use or occupy the Demised Premises in violation of any existing or future Legal Requirements (as defined in Article 8) affecting the Building, (iv) keep or place any personal property or other obstruction in any part of the common areas of the Building, or (v) suffer or commit any waste, nor to allow, suffer or permit any objectionable odors (including, without limitation, odors of cooking or other processes, beyond reasonably anticipated use thereof), vapors, steam, smoke, water, vibrations or noises to emanate from the Demised Premises or any apparatus, equipment or installation therein into other portions of the Building, or otherwise to allow, suffer or permit the Demised Premises or any use thereof to constitute a nuisance or to interfere unreasonably with the safety, comfort or enjoyment of the Building by Landlord or any other tenants or occupants of the Building or their customers and invitees.

C. The following is intended to set forth certain uses of the Demised Premises which Tenant is expressly prohibited from engaging in, however, the following list is not intended to be comprehensive. Tenant shall be expressly prohibited from using all or any part of the Demised Premises or permitting all or any part of the Demised Premises to be used: (i) for the operation of a massage parlor; (ii) for the practice of any specialty of medicine or dentistry; (iii) for the operation of any clinic of any nature whatsoever or the dispensing of any methadone or any drug treatment or abortion clinic or facility; (iv) for the operation of a sex club, sex shop, commercial or private sex establishment, or for any obscene, nude or semi-nude performance or dancing, or for any other obscene or pornographic purposes of any sort; (v) for the cooking, baking, frying, roasting, or smoking of any food; (vi) the manufacture or retail sale of food, beverages, liquor, tobacco, or drugs; (vii) the retail sale of merchandise, goods or property of any kind; (viii) by the United States Government, the City or State of New York, any foreign government, an autonomous government corporation, a trade mission, the United Nations, or any agency or department of any of the foregoing, or any other person or entity having or entitled to, directly or indirectly, sovereign or diplomatic immunity or who is not subject to service of process in New York State; (ix) for the sale of travelers checks, money orders, or payday loans; (x) as a mailing address or telephone answering service; or (xi) for any use which is prohibited under an existing lease for space in the Building, notice of which shall be provided to Tenant in writing.

Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to (i) maintain and use a designated pantry and food and beverage preparation area, storage and service for its employees and invitees and (ii) serve alcohol to its employees and invitees at the Demised Premises in compliance with all applicable Legal Requirements, subject to procuring relevant liquor liability insurance, and Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection with any permit or application in respect thereto.

D. Tenant shall not suffer or permit the Demised Premises to be used in any manner or permit anything to be brought into or kept in the Demised Premises which in the sole but reasonable judgment of the Landlord, shall in any way impair or tend to impair the character, reputation or appearance of the Building. Without in any way limiting the generality of the foregoing, Tenant expressly agrees that Tenant shall not, and shall not cause or permit any other party to, solicit business or place or distribute any hand bills, flyers, placards, or other advertising matter in the common areas of the Building or on or about the sidewalks or public areas adjacent thereto.

5. Tenant’s Alterations

Except as otherwise expressly contained herein, Tenant shall perform all work necessary or desirable to make the Demised Premises suitable for Tenant’s use and occupancy at Tenant’s sole cost and expense, which work shall be subject to, and performed in accordance with, the following conditions of this Article:

A. Except as otherwise expressly provided below, Tenant shall make no alterations, installations, additions, improvements, and/or changes in or to the Demised Premises of any nature, including, without limitation, Tenant’s Initial Work (each, an “Alteration”) without Landlord’s prior written consent, which consent, subject to the further provisions of this Article, shall not be unreasonably withheld, conditioned or delayed with respect to Alterations which (i) are non-structural in nature, (ii) do not affect plumbing, electrical, heating, ventilation, air-conditioning, security/fire alarm communication systems, structural elements, or the exterior of the Demised Premises, (iii) are not reasonably likely, in Landlord’s judgment, exercised in good faith, to increase the levels of sound, noise, vibrations and deflection detectable outside of the Demised Premises, and (iv) are performed by contractors and subcontractors first approved in each instance by Landlord (which approval, in the case of alterations complying with clauses (i)-(iii), shall not be unreasonably withheld).

B. Prior to commencing any Alterations, except Cosmetic Alterations, Tenant shall submit all plans and specifications therefor and a list of the names and addresses of the contractors and subcontractors Tenant proposes to engage to perform such Alterations to Landlord for Landlord’s prior written approval, and Tenant shall not, without first obtaining Landlord’s prior written approval, make any changes or modifications to any plans and specifications or contractors and subcontractors previously approved by Landlord. Tenant shall provide “CAD” drawings transmitted electronically to Landlord and two (2) full size sets and two (2) reduced size sets of paper drawings delivered to Landlord’s address as set forth herein. Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations, and contractors or subcontractors, is solely for Landlord’s benefit and shall not be deemed to constitute any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness, or efficiency thereof or their compliance with applicable Legal Requirements and does not constitute a waiver by Landlord of Landlord’s right to thereafter require Tenant to amend the same and/or correct Alterations performed in accordance therewith to the extent required to cause the same to comply with applicable Legal Requirements, to correct adverse effects on the plumbing, electrical, heating, ventilation, air-conditioning, security/fire alarm communication systems, structural elements, or the exterior of the Demised Premises. In connection with the review of the plans and specifications for any structural Alterations or Alterations affecting any Building system(s), Tenant shall pay to Landlord, within thirty (30) days following demand therefor, all reasonable out-of-pocket third-party costs incurred by Landlord in connection with such review.

C. Landlord agrees to notify Tenant of its approval or disapproval of Tenant’s submission of Tenant’s plans and specifications for the proposed Alterations (including Tenant’s Initial Work) within fifteen (15) business days after Tenant’s delivery of same to Landlord. If Landlord fails to respond to Tenant within such 15-business day period, then Tenant may send to Landlord a notice (the “Second Notice”) which shall state in bold and capitalized lettering that if Landlord fails to respond to the submission of such plans and specifications within five (5) business days after Landlord’s receipt of the Second Notice and the applicable plans and specifications, then Landlord’s approval of the work set forth in the plans and specifications shall be deemed approved, and, if, Tenant sends the Second Notice as provided herein and Landlord fails to respond to such Second Notice within five (5) business days of its receipt thereof, then Landlord will be deemed to have approved the work set forth in such plans and specifications.

D. Before commencing any Alterations or other improvement or installation (and for the duration of the performance thereof), Tenant shall, at its expense, (i) obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies (including, without limitation, the Loft Board) for or in connection with such Alterations and promptly deliver originals of the same (or true copies thereof if such originals are required by law to be kept on the Demised Premises) to Landlord, and (ii) obtain and carry or cause Tenant’s contractors (of any tier) and vendors to obtain and carry, all such insurance coverage as required pursuant to the terms of EXHIBIT E attached hereto and made a part hereof, and deliver Landlord certificates of Tenant’s or all such contractors’ (of any tier) and vendors’ insurance evidencing such coverage. Tenant, at Tenant’s sole cost and expense, may (but shall not be required to) use Landlord’s designated expediter for all required filings, plan review, and final sign-offs in order to ensure that proposed construction plans are in compliance with Legal Requirements (including obtaining all approvals, permits and certificates from the Loft Board. Landlord, at Tenant’s expense, shall cooperate with Tenant to obtain any necessary permits and approvals required for the performance of Tenant’s approved Alterations, including, without limitation, signing applications and/or other paperwork required by the New York City Department of Buildings (the “DOB”) with respect to such Alterations. Tenant acknowledges and agrees that if Tenant fails to provide Landlord with the required sign-offs from the DOB, or any city agency or other governmental authorities having jurisdiction thereof, following thirty (30) days’ notice, Landlord shall have the right, at Tenant’s sole cost and expense, to take all action required to obtain the same, and that Landlord may use and apply any sums held by Landlord in escrow for such purpose toward the cost thereof, including, without limitation, any attorneys’ fees and costs incurred by Landlord in connection therewith.

E. Tenant hereby agrees that in the performance of any Alterations: (i) neither Tenant nor its agents, contractors, or employees shall interfere with any work being done by Landlord or other tenants of the Building and its or their contractors, agents, and employees, or with the normal activities of other tenants; (ii) that Tenant’s Alterations shall be completed with reasonable dispatch in a good and workmanlike manner, in substantial accordance with the plans and specifications previously approved by Landlord by those contractors and subcontractors previously approved by Landlord, and in compliance with any conditions reasonably imposed by Landlord, all Legal Requirements, all rules and regulations now or hereafter reasonably established by Landlord for the Building, consistently applied to all tenants and occupants in the Building and provided in writing to Tenant, and in a manner which, at a minimum, comports with those customary standards employed by contractors in New York City in buildings of like kind and class; (iii) that Landlord shall not be responsible for any structural defect, latent or otherwise, in the Demised Premises, nor change of conditions elsewhere in the Building or in the Demised Premises with respect to the foregoing, directly resulting from or in connection with Tenant’s Alterations (including Tenant’s Initial Work) (except to the extent that any required change in the Building shall be due to a Legal Requirement generally applicable to owners of commercial office buildings and applicable to portions of the Building outside the Demised Premises), or for any damages to the same or to goods or things contained or placed in the Demised Premises or in the vicinity thereof resulting from or in connection with such Alteration; (iv) that Tenant, at its sole cost and expense, shall be obligated to connect into and coordinate its security and/or fire alarm systems with those systems existing in the Building; (v) that Landlord shall have the right, at its sole cost and expense, to inspect, or cause to be inspected, work in progress for the purpose of confirming its compliance with the provisions of this Article 5; (vi) if any Alteration affects or is reasonably likely to impact any structural portion of the Building, any Building system, or any portion of the Building outside of the Demised Premises, Landlord (if Landlord has consented thereto) shall have the right to designate (x) the engineer that designs the applicable Alteration (or the portion thereof that affects or is reasonably likely to impact such structural portion of the Building, Building system, or portion of the Building outside of the Demised Premises), and (y) the contractors, subcontractors and/or laborers that performs the Alteration (or the portion thereof that affects or is reasonably likely to impact such structural portion of the Building, Building system, or portion of the Building outside of the Demised Premises), provided that in each instance, such engineer, contractor, subcontractor or laborer, as applicable, charges rates that are reasonably competitive with engineers, contractors, subcontractors or laborers (as applicable) of comparable skill and experience operating within the vicinity of the Building. In respect of each of the rules and regulations promulgated by Landlord and made applicable to Tenant herein, Landlord will use commercially reasonable efforts to enforce any rules and regulations so promulgated against any other tenant or occupant of the Building which is interfering with the use or occupancy by Tenant of the Demised Premises.

F. After any Tenant’s Alteration, but excluding Cosmetic Alterations, is substantially complete, Tenant shall provide to Landlord, at its own cost and expense, (i) within sixty (60) days, proof that all open work applications have been signed off, including, without limitation, electrical sign-offs and any other sign-offs required from any Governmental Authorities claiming jurisdiction over said Alteration, and (ii) within ninety (90) days, so-called “as built” drawings for such Alterations as well as “as-built” “CAD” drawings and in electronic (PDF) format and printed hard copies of said “as-built” drawings. The so-called “as built” plans shall accurately reflect the then-existing conditions of the Demised Premises, including but not be limited to construction, mechanical, electrical and HVAC plans and specifications. In addition, such “as-built” plans shall reflect any changes to the plans and specifications approved by Landlord. Any subsequent changes to the Demised Premises must be performed in accordance with this Article 5 and the other relevant provisions of this Lease, and shall similarly be documented and provided to Landlord.

G. In addition, within ninety (90) days after any Tenant’s Alteration is substantially complete, Tenant shall deliver to Landlord, DOB letters of completion, or so called ‘sign offs’ relating to the same (“Completion Letters”), together with any and all other required DOB approvals, permits, and approvals from all other governmental agencies having jurisdiction over Tenant’s Alterations, including but not limited to the Bureau of Electric Control and the like. Notwithstanding the foregoing, Tenant’s architect may so “self-certify” such aspect of Tenant’s Alterations; provided, however, that Tenant shall first deliver to Landlord an executed POC-1 Letter, in the form of EXHIBIT D annexed hereto and made a part hereof (the “POC-1 Letter”), to further indemnify Landlord from possible liability that may result from Landlord permitting Tenant to allow its architect to self-certify any aspect of Tenant’s Alterations. The additional indemnity set forth in the POC-1 Letter shall remain in effect for the entire Term.

H. Tenant will indemnify and save Landlord harmless from and against any and all claims, fines charges, liabilities, obligations, penalties, causes of action, suits, liens, damages, costs and expenses, including, without limitation, reasonable attorneys’ and other expert and third-party fees and costs (“Claims”), which may be imposed upon or incurred by or asserted against Landlord by reason of any of the following occurring during the Term:

(i) any work or thing done by Tenant or Tenant’s subtenants, assignee, or licensee, or any agent, contractor, employee, licensee or invitee of any such party in, on or about the Demised Premises or any part thereof except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors;

(ii) any use, possession, occupation, operation, maintenance, management, or condition caused by Tenant of, to, or in the Demised Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors or to the extent the same results from any failure by Landlord, its agents, employees or contractors, to perform an obligation of Landlord pursuant to an express provision hereunder; and

(iii) all Claims whatsoever brought by anyone whomsoever arising or growing out of or in any way connected with the Tenant’s use, operation and maintenance of the Demised Premises; except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors or which result from any failure by Landlord, its agents, employees or contractors, to perform an obligation of Landlord pursuant to an express provision hereunder and any accident, injury, or damage to any person or property occurring in the Demised Premises or any part thereof except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

I. Notice is hereby given that Landlord shall not, under any circumstances, subject to Tenant’s Allowance (as hereinafter defined), be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant upon or in connection with the Demised Premises, and that no mechanic’s or other liens for work, labor or services rendered or materials furnished to or for the account of Tenant shall, under any circumstances, attach to or affect the reversionary or other estate or interest of the Landlord in or to the Demised Premises or in and to any alterations, repairs or improvements to be erected or made thereon. Tenant hereby agrees to use commercially reasonable efforts to include the foregoing clause in any contract for work, labor, or services to be rendered or materials furnished to or for the account of Tenant upon or in connection with the Demised Premises.

J. Tenant shall not suffer nor permit, during the term hereby granted, any mechanic’s or other liens for work, labor, services or materials rendered or furnished to or for the account of the Tenant upon or in connection with the Demised Premises or to any improvement erected or to be erected upon the same, or any portion thereof; and it is understood that Tenant shall obtain and deliver to Landlord unconditional written waivers of mechanic’s liens from all contractors, subcontractors, materialmen, architects, engineers and other persons or entities who may file a lien against the Building in connection with such work, labor, services, materials, or improvements in the form attached hereto and made a part hereof as EXHIBIT C. Additionally, Tenant shall indemnify, defend, and hold the Landlord and the Demised Premises harmless from all liens or charges of whatever nature or description arising from, or in consequence of, any Alterations or improvements that Tenant or any person claiming through or under Tenant shall make, or cause or permit to be made, upon the Demised Premises. If a notice of mechanic’s lien be filed against the Demised Premises for labor or materials alleged to have been furnished, or to be furnished at the Demised Premises to or for Tenant or to or for someone claiming through or under Tenant, Tenant shall discharge of record, by payment or bond, the lien within twenty (20) days after notice to Tenant of the same, time being of the essence, and if the Tenant shall fail to so cause such lien to be discharged of record within said twenty (20) day period, Landlord may discharge it, at Tenant’s expense, by deposit or by bonding proceeding, and in the event of such deposit or bonding proceedings, Landlord may require the lienor to prosecute an appropriate action to enforce the lienor’s claim. In such case, Landlord may pay any judgment recovered on such claim, and Tenant shall be required to reimburse Landlord for the same within ten (10) days following demand therefor. Any amount paid or expense incurred by Landlord, as in the clause provided, and any expense incurred or sum of money paid by Landlord by reason of the failure of Tenant to comply with this provision of this Lease, or in defending any such action, shall be deemed to be Additional Rent for the Demised Premises, and shall be due and payable by the Tenant to Landlord within ten (10) days of written demand by Landlord.

K. Notwithstanding anything hereinbefore contained to the contrary, provided Tenant complies with all applicable Legal Requirements, Tenant shall have the right, at its own cost and expense, to install such equipment and fixtures as may be required for the proper conduct of Tenant’s business, except that Landlord’s prior consent shall be required for any installation (i) requiring structural alteration or changes to the Demised Premises, (ii) affect plumbing, electrical, heating, ventilation, air-conditioning, security/fire alarm communications systems, structural elements, or the exterior of the Demised Premises, (iii) are reasonably likely, in Landlord’s judgment, exercised in good faith, to increase the levels of sound, noise, vibrations and deflection detectable outside of the Demised Premises. Subject to the provisions of this Article, any and all equipment and fixtures installed by Tenant (sometimes herein referred to as “Tenant’s Property”) shall remain personal property notwithstanding the fact that it may be affixed or attached to the realty, and shall, during the Term or any extension or renewal thereof, belong to and be removable by Tenant, provided that (x) Tenant shall remove said installations and Tenant’s Property prior to the expiration of the Term or the sooner termination thereof; and (y) Tenant shall repair any damage caused by said installation or the removal thereof and removal of Tenant’s Property and shall deliver the Demised Premises to Landlord in good order and condition, reasonable wear and tear excepted. Prior to the expiration of the term or sooner termination thereof, Tenant shall, at its own cost and expense, remove from the Demised Premises all of Tenant’s Property except such items thereof as Tenant and Landlord shall have expressly agreed in writing are to remain and to become the property of Landlord, and Tenant shall repair any damage to the Demised Premises resulting from such removal. Any Tenant’s Property remaining in the Demised Premises at the expiration of the Term shall be deemed abandoned and Landlord may dispose of the same, at Tenant’s expense, without any liability to Tenant therefor.

L. Notwithstanding the foregoing to the contrary, provided Tenant complies with all applicable Legal Requirements, and provided further Tenant is not in default under any of the terms, covenants and conditions of this Lease beyond the expiration of any applicable notice and cure period, Tenant shall have the right to make non-structural Alterations to the interior of the Demised Premises of a purely cosmetic or decorative nature (i.e., wall, floor and ceiling coverings, carpeting, and window treatments) that (i) do not require a building permit, building notice or any similar authority or permit from any Governmental Authority, (ii) do not affect plumbing, electrical, heating, ventilation, air-conditioning, security/fire alarm communication systems, structural elements, or the exterior of the Demised Premises, (iii) will not in any manner increase or affect the levels of sound, noise, vibrations and deflection detectable outside of the Demised Premises (collectively, “Cosmetic Alterations”), without Landlord’s prior written consent (except in connection with any such Cosmetic Alterations to be performed in or to the internal (public) fire stairwells as provided in Section 51C below), provided that (x) the aggregate cost of such Cosmetic Alterations will not exceed the sum of Ninety-Five Thousand and 00/100 ($95,000.00) Dollars per floor of the Demised Premises in any one instance (or in any series of instances effectuating a single alteration plan over the course of any twelve (12) month period), (y) Landlord shall have received, at least five (5) business days prior to the commencement of the Cosmetic Alterations, notice of the Cosmetic Alterations to be performed, the identity of the contractors performing the Cosmetic Alterations (together with certificates of insurance required to be maintained by such contractors), and (z) the other terms, conditions and provisions of this Lease regarding Alterations which are not inconsistent with this Section 5L, are otherwise fully complied with, including, without limitation, Tenant’s restoration obligations in connection therewith, if any.

M. All Alterations to the Demised Premises (including, without limitation, fixtures, equipment (including air-conditioning equipment and duct work, if any) and built-ins), shall, upon installation in the Demised Premises, become the property of Landlord, and shall, if Landlord so elects by notice given to Tenant at the time consent is granted for the Alterations, be surrendered with the Demised Premises on the Expiration Date. Notwithstanding the foregoing to the contrary, on or prior to the Expiration Date, Tenant, at Tenant’s sole cost and expense, shall (i) remove any Tenant’s Property, except that which has been affixed (subject to the remaining provisions of this sentence), together with all Specialty Alterations (as hereinafter defined) at the expiration or sooner termination of the Term (Landlord hereby agreeing to notify Tenant at the time Tenant requests Landlord’s consent to the proposed Alteration as to whether such Alteration is a Specialty Alteration), and (ii) repair and restore in good and workmanlike manner to good condition, any damage to the Demised Premises or the Building caused by such removal, subject to and in accordance with this Article 5. All Alterations, additions, improvements and installations (including non-movable machinery, fixtures, chattels and equipment) installed by Tenant that remain within the Demised Premises after the expiration of the Term or sooner termination thereof and after Tenant is no longer in possession of the Demised Premises shall, at Landlord’s option, either (i) become the property of Landlord, free of any claim by Tenant or any person claiming through Tenant, or (ii) be removed and disposed of by or on behalf of Landlord without further notice or demand upon Tenant, with the Demised Premises repaired and restored to the condition existing prior to the performance or installation of such Alteration, addition, or improvement, and repair any damage to the Demised Premises or the Building due to such removal, which removal, restoration, and repair shall be performed at Tenant’s sole cost and expense with respect to Specialty Alterations and Tenant’s Property, payable upon demand as Additional Rent hereunder, plus interest thereon at the Interest Rate, accruing from and after the date on which Landlord first incurs such cost. Any Alteration, addition, improvement and/or installation (including non-movable machinery, fixtures, chattels, or equipment) furnished or installed by Tenant but paid for by Landlord shall become the property of Landlord upon payment therefor and shall not be removed by Tenant. For purposes of this Lease, “Specialty Alterations” shall mean Alterations consisting of kitchens (excluding pantry and food preparation areas), executive bathrooms, raised computer floors, computer room installations, vaults, internal staircases, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems (not including riser space) and other installations of similar character or nature that are above and beyond standard or typical office installations. Tenant’s obligations under this Article shall survive the expiration or sooner termination of the term hereof.

N. Notwithstanding the foregoing, at the time Tenant request Landlord’s consent to any proposed Alteration, addition, improvement, or installation, Tenant may request that Landlord agree, together with Landlord’s consent to Tenant’s performance or installation thereof, that such Alteration, addition, improvement, or installation need not be removed from the Demised Premises by Tenant upon the expiration or sooner termination of the Term hereof, and, provided that Landlord expressly agrees to the same, in writing, Tenant shall have no obligation to remove the same pursuant to Section 5L, above. If Landlord fails to expressly designate in writing whether any such Alteration, addition, improvement or installation is a Specialty Alteration that must be removed at the time Landlord provides its consent to the proposed Alteration, then Tenant may send to Landlord a notice (the “Second Alteration Removal Notice”) which shall state in bold and capitalized lettering that if Landlord fails to advise Tenant if the Alteration is a Specialty Alteration required to be removed on or before the expiration of the Term within five (5) business days after Landlord’s receipt of the Second Notice and Landlord has been provided with the plans and specifications for such Alteration, then Landlord’s failure to designate in writing whether any such Alteration, addition, improvement or installation is a Specialty Alteration and must be removed shall be deemed to permit such Alteration to remain, and, if, Tenant sends the Second Alteration Removal Notice as provided herein and Landlord fails to respond to such Second Alteration Removal Notice within five (5) business days of its receipt thereof, then Landlord will be deemed to have permitted such Alteration to remain.

O. Nothing in this Article shall be construed to give Landlord title to, or to prevent Tenant’s removal of, trade fixtures, movable furniture and equipment (except to the extent that any such items were paid for by Landlord), but upon removal of same from the Demised Premises or upon removal of any other Alterations, additions, improvements, or installations, Tenant shall immediately, and at its expense, repair and restore the Demised Premises to the condition existing prior to any such Alterations, additions, improvements, or installations, and repair any damage to the Demised Premises or the Building due to such removal.

6. Maintenance and Repairs

A. Tenant shall, throughout the Term, maintain the Demised Premises and the fixtures, equipment, and appurtenances therein, and shall make all nonstructural repairs necessary to the Demised Premises and the fixtures, equipment and appurtenances therein as and when needed to preserve them in good working order and condition, except to the extent such maintenance or repair is necessitated by the negligence or willful misconduct of Landlord or its agents, representatives, contractors or employees, or if such repairs and replacements are required to be performed by Landlord or a third party pursuant to the express provisions of this Lease. Without limiting the generality of the foregoing, Tenant shall not permit the misuse of plumbing facilities or the disposal of any foreign substances therein, and this shall not in any way impose on Tenant the obligation to maintain core building systems, including plumbing. The Building and underlying real property and appurtenances thereto, all Building systems, sidewalks, curbs, plazas, and other areas adjacent to the Building which are part of the real property which are the responsibility of the owner of the real property, and with respect to the services provided to tenants, shall all be maintained and repaired as necessary by Landlord, at its sole cost and expense.

B. Additionally, Tenant shall be responsible for all damage or injury to the Demised Premises or any other part of the Building and the systems and equipment thereof, whether requiring structural or nonstructural repairs, caused by, or resulting from, the carelessness, omissions, negligence or improper conduct of or by Tenant, Tenant’s subtenants, assignees, licensees, or any of the agents, employees, invitees, or licensees of such parties, or which arise out of any work, labor, service or equipment done for, or supplied to, Tenant or any subtenant, assignee, or licensee of Tenant, or arising out of the installation, use or operation of the property or equipment, or any Alteration of, by, or on behalf of Tenant or any subtenant, assignee, or licensee of Tenant. Tenant shall also repair all damage to the Building and the Demised Premises caused by the installation, moving, operation, or removal of Tenant’s Alterations, fixtures, furniture and equipment. All repairs in and to the Demised Premises for which Tenant is responsible shall be made promptly by Tenant, at Tenant’s sole expense.

C. Any repairs in or to the Building outside of the Demised Premises or the facilities and systems thereof for which Tenant is responsible hereunder, shall, unless Landlord elects otherwise, upon notice, be performed by Landlord at the Tenant’s expense.

D. Except to the extent the same is Tenant’s obligation pursuant to the other provisions of this Lease, Landlord shall maintain and repair common areas of the Building, all structural elements of the Demised Premises (except that if repair thereto results from Tenant’s willful acts or negligence, then the costs of such repair shall be borne by Tenant, the perimeter walls thereof, any and all Building-wide utilities or systems (up to the point of connection to the Demised Premises), and, to the extent the same impact Tenant’s occupancy and use of the Demised Premises, the roof and floor slab of the Building. Tenant agrees to give prompt notice of any defective condition in the Demised Premises for which Landlord may be responsible hereunder. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises during the performance of the repairs and in no event shall the level of any Building services decrease in any material respect from the level required to be provided by Landlord under this Lease as a result thereof (other than temporary changes during the performance of such repairs by Landlord). Except as otherwise provided in this Lease, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or others making repairs, alterations, additions or improvements in or to any portion of the Building or the Demised Premises, or in and to the fixtures, appurtenances or equipment thereof, including the erection, maintenance, or operation of any crane, scaffolding, derrick, or sidewalk shed or bridges on or about the sidewalks adjacent to the Demised Premises in connection therewith or to comply with any applicable Legal Requirements. It is specifically agreed that Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Landlord to comply with the covenants of this or any other Article of this Lease. Except as otherwise provided in this Lease, Tenant agrees that Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 6 shall not apply in the case of fire or other casualty, which are dealt with in Article 13 hereof.

7. Cleaning

A. Tenant shall keep the Demised Premises clean and in a neat, orderly, safe, and sanitary condition. Landlord shall, at Landlord’s expense, cause the Demised Premises to be cleaned in accordance with the cleaning specifications attached hereto as EXHIBIT F and made a part hereof on business days. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (x) extra cleaning work in the Demised Premises required because of (i) misuse or neglect on the part of Tenant, or its agents, contractors, licensees, employees, customers or visitors, (ii) use of portions of the Demised Premises for preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantity of interior glass surfaces, and (iv) non-Building standard materials or finishes installed by Tenant or at its request, and (y) the removal from the Demised Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated daily in the routine of business office occupancy. Landlord, its cleaning contractor and their employees shall have after-hours access to the Demised Premises and the free use of light, power and water in the Demised Premises as reasonably required for the purpose of cleaning the Demised Premises in accordance with Landlord’s obligations hereunder. Tenant shall have the right for its employees to undertake general cleaning within the Demised Premises.

B. Tenant shall not employ any other cleaning and maintenance contractor without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall require every person engaged by Tenant to clean any window in the Demised Premises from the outside to use the equipment and safety devices required by Section 202 of the Labor Law and any other Legal Requirements applicable thereto. Notwithstanding the foregoing, Landlord shall cause the exterior windows of each floor of the Demised Premises to be cleaned one (1) time prior to Tenant’s occupancy of the Demised Premises within ten (10) days following Tenant’s request; it being agreed, however, that with respect to the eighth (8th) floor portion of the Demised Premises, Landlord shall cause the exterior windows of such floor to be cleaned promptly following the date of this Lease.

C. If the Demised Premises shall be or become infested with vermin, Tenant, at Tenant’s expense, shall cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord. In the event Landlord maintains a Building extermination contract, Tenant may elect to retain such services and shall pay to Landlord Tenant’s pro rata share of the extermination services provided to the Demised Premises.

8. Requirements of Law, Fire Insurance, Floor Loads

A. At all times after the Commencement Date, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body, and any local business improvement district association operating in the vicinity of the Building (collectively, “Legal Requirements”) which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises, whether or not arising out of Tenant’s use or manner of use thereof (including the Permitted Use), or, with respect to the Building if arising out of Tenant’s use or manner of use of the Demised Premises or the Building (including the Permitted Use) or

Tenant’s Alterations. Nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the Demised Premises or method of operation therein or by Tenant’s Alterations, violated any such Legal Requirements with respect thereto. Tenant may, after securing Landlord to Landlord’s satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorney’s fees, by cash deposit or by surety bond in an amount and in a company reasonably satisfactory to Landlord, contest and appeal any such Legal Requirements provided that the same is done with all reasonable promptness and provided such appeal shall not subject Landlord to prosecution for a criminal offense, or constitute or cause Landlord to be at risk of a default under any lease, mortgage, or other agreement under which Landlord may be obligated, or cause, immediately or after the passage of time, the Demised Premises or any part thereof to be condemned or vacated. Tenant shall not do or permit any act or thing to be done in or to the Demised Premises which is contrary to Legal Requirements, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the Demised Premises or the Building, or which, to Tenant’s knowledge, shall or might subject Landlord to any liability or responsibility to any person or entity, or for property damage. Tenant shall not do or permit any act or thing to be done in or to the Demised Premises, or bring or keep, or permit to be brought or kept, anything in the Demised Premises, except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance or any other insurance policies applicable to the Building or any property located therein over that in effect prior to the commencement of Tenant’s occupancy. Tenant shall pay all costs, expenses, fines, penalties, or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Article, and if, by reason of such failure, the fire insurance rate shall, at the beginning of this Lease, or at any time thereafter, be higher than it otherwise would be, then, Tenant shall reimburse Landlord, as Additional Rent hereunder, for that portion of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make-up” of rate for the Building or the Demised Premises issued by the New York Fire Insurance Exchange or other body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by Legal Requirements. Landlord further reserves the right to prescribe the weight and position of all safes, machines, and equipment. Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s reasonable and good faith judgment, to absorb and prevent sound, noise, vibrations and deflection detectable outside of the Demised Premises. If any governmental license or permit, including, without limitation, a certificate of occupancy shall be required for the proper and lawful conduct of Tenant’s business in the Demised Premises, or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord, and shall at all times comply with the terms and conditions of each such license or permit. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in the procurement of such applicable licenses or permits required pursuant to Article 9.

B. Landlord shall comply with or caused to be complied with all Legal Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Demised Premises and Tenant’s ability to conduct its business in the Demised Premises for office use; provided, however, that Landlord may contest the legality or applicability of any such Legal Requirement and may defer compliance therewith during the pendency of such contest, so long as deferring compliance does not unreasonably interfere with the conduct of Tenant’s business.

9. Permits; Approvals

A. Tenant shall diligently prosecute all applications for approvals, permits, authorizations and certificates issued by governmental agencies of the City and State of New York which are necessary and appropriate for the construction, fit out and operation of the Demised Premises for the Permitted Use, including, without limitation, filing an application with, and taking all other necessary steps to obtain permits from the DOB, if applicable. Tenant shall be permitted to simultaneously submit for review to Landlord and the applicable governing agency, for procurement of the necessary permits for any Alterations. To the extent there are any violations against the Building and/or the Demised Premises that interfere with or hinder the ability of Tenant to procure the necessary permits or its occupancy and use thereof in accordance with the Permitted Use which were not caused by or on behalf of Tenant, Landlord shall use diligent efforts to cure the same (or otherwise to cause such violations to be released of record).

B. Tenant hereby agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from any and all Claims arising out of or in connection with the statements or certifications made by or on behalf of Tenant in any such applications or submissions to Governmental Authorities, including, without limitation, any Claims resulting from Landlord signing any so-called POC-1 Letter allowing Tenant to not have its plans fully reviewed by the DOB. Tenant’s failure or inability to obtain such approvals, permits, authorizations or certificates shall in no way release Tenant from its obligations hereunder.

C. Landlord shall be responsible for the removal of Building violations that would delay Tenant from obtaining a building permit or a final sign-off of Tenant’s Initial Work or would otherwise adversely affect the use of the Demised Premises for the Permitted Use. If Landlord fails to remove any Building violation that is not caused by or on behalf of Tenant, and such failure results in delay in Tenant’s ability to obtain a building permit for, or a final sign-off on, Tenant’s Initial Work or open and operate for business in the Demised Premises for the Permitted Use and, as a result thereof, Tenant is delayed or prohibited from performing Tenant’s Initial Work, or opening for business for the Permitted Use, then, Tenant shall notify Landlord of the same and if Landlord fails to cure said violation within ten (10) business days after Landlord’s receipt of such notice from Tenant and provided that Tenant is not in monetary default under this Lease and no non-monetary Event of Default then exists, then, as liquidated damages and Tenant’s sole remedy at law and in equity, the Fixed Annual Rent and Additional Rent payable pursuant to Article 41 of this Lease (to the extent payment of such Additional Rent has commenced) shall abate, which abatement shall commence on the eleventh (11th) consecutive business day after Landlord’s receipt of such notice and continue until the earlier to occur of (x) such Building violation has been removed as required under this Section or (y) Tenant resumes the performance of Tenant’s Initial Work, obtains the building permit or sign-off of Tenant’s Initial Work, opens for business in the Demised Premises for the Permitted Use, or otherwise occupies the Demised Premises, as applicable. If Tenant shall be entitled to an abatement as provided herein during the period occurring prior to the Rent Commencement Date, then, in lieu of such abatement, the Rent Commencement Date shall be extended by one (1) day for each day after such abatement (e.g., if Tenant is entitled to a five (5) day abatement of Fixed Annual Rent pursuant to this Section and such abatement would otherwise occur prior to the Rent Commencement Date, then, in lieu of such abatement, the Rent Commencement Date shall be extended by five (5) days).

10. Subordination; Attornment; Estoppel

A. Subject to Section 10F below, this Lease and Tenant’s rights hereunder are and shall be subject and subordinate to any and all master, ground, or underlying leases of the real property of which the Demised Premises are a part (“Superior Leases”) and to all mortgages, building loan agreements, leasehold mortgages, spreader and consolidation agreements and other similar documents and instruments, which may now or hereafter affect such leases or the real property of which the Demised Premises form a part (“Superior Mortgages” and, together with the “Superior Leases” hereinafter referred to, collectively, as “Superior Interests”) and to all renewals, modifications, spreaders, consolidations, replacements, extensions, assignments, and refinancings thereof and to all advances made or hereafter made thereunder.

This Article shall be self-operative and no further instrument of subordination shall be necessary to give effect to the provisions hereof. The foregoing notwithstanding, in confirmation of such subordination, Tenant shall within ten (10) days after written request execute any instrument in recordable form, reasonably acceptable to Tenant that Landlord or the holder of any Superior Interest may request.

B. Any holder of a Superior Interest may elect that this Lease shall have priority over such Superior Interest and, upon notification by such holder of a Superior Interest to Tenant, this Lease shall be deemed to have priority over such Superior Interest, whether this Lease is dated prior to or subsequent to the date of such Superior Interest. In the event that Superior Lease expires without renewal or is terminated, or if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any Superior Mortgage, or if the holder of any Superior Mortgage acquires a lease in substitution therefor, or if the holder of any Superior Interest shall otherwise succeed to Landlord’s estate in this Lease or the Building, or the rights of Landlord under this Lease, then Tenant will, notwithstanding anything to the contrary in Section 10A above, at the option of the lessor under any such Superior Lease, the holder of any other Superior Interest or such purchaser, assignee or lessee, as the case may be, to be exercised in writing, (i) attorn to it and perform for its benefit all the terms, covenants and conditions of this Lease on the Tenant’s part to be performed with the same force and effect as if said lessor, mortgagee or such purchaser, assignee or lessee, were the landlord originally named in this Lease, or (ii) enter into a new lease with said lessor, mortgagee or such purchaser, assignee or lessee, as landlord, for the remaining Term and otherwise on the same terms, conditions and rentals as herein provided. The foregoing provisions shall inure to the benefit of any such successor landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Interest, shall be self-operative upon any such request and no further instrument shall be required to give effect to said provisions; provided, however, that upon request of any such successor landlord, Tenant shall promptly execute and deliver, from time to time, any instrument reasonably acceptable to Tenant in recordable form that any successor landlord may reasonably request to evidence and confirm the foregoing provisions of this Section 10B, in form and content reasonably satisfactory to each such successor landlord, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the then executory terms of this Lease except that such successor landlord shall not be: (a) liable for any previous act or omission or negligence of any prior landlord under this Lease (including, without limitation, Landlord), unless such act or omission is continuing; (b) subject to any counterclaim, demand, defense, deficiency, credit or offset which Tenant might have against any prior landlord under this Lease (including, without limitation, Landlord), except such rights expressly provided for in this Lease; (c) bound by any modification, amendment, cancellation or surrender of this Lease, unless such modification, cancellation, surrender shall have been approved in writing by the successor landlord; (d) bound by any payment of Rental made by Tenant to a prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date such payment is due (other than any Tax Payment that Tenant pays in advance pursuant to Article 41 hereof) except to the extent that such successor landlord actually receives payment thereof; (e) bound by any security deposit, letter of credit, cleaning deposit or other prepaid charge which Tenant might have paid in advance to any prior landlord under this Lease (including, without limitation, Landlord), unless such payments have been received by the successor landlord; or (f) bound by any agreement of any landlord under this Lease (including, without limitation, Landlord) with respect to the completion of any improvements affecting the Demised Premises, the Building, the land or any part thereof or for the payment or reimbursement to Tenant of any contribution to the cost of the completion of any such improvements.

C. From time to time, Tenant, on twenty (20) days’ prior written request by Landlord, time being of the essence, will deliver to Landlord and the holder of any Superior Interest a statement in writing (on which any person to whom it is addressed or certified may rely), duly executed, acknowledged, and delivered, certifying (i) that this Lease is unmodified and is in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and identifying the modifications), (ii) the dates to which the Rental has been paid, the amounts of Fixed Annual Rent and Additional Rent, (iii) the Expiration Date and whether any renewal option exists (and if so, the terms thereof), (iv) whether there are any existing defenses, set-offs, or counterclaims against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease upon the part of Tenant to be performed or complied with (and, if so, specifying the same), (v) whether any allowance or work is due to Tenant from Landlord, (vi) whether or not the Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge, (vii) whether any event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by Landlord hereunder, and if so, specifying each such event, (viii) whether any bankruptcy case has been commenced with respect to Tenant, and (ix) as to such other information as Landlord and/or the holder of any Superior Interest may request, it being intended that any such statement delivered pursuant to this Section 10C shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom either party may be dealing, regardless of independent investigations. Nothing contained herein will be deemed to impair any right, privilege or option of the holder of any Superior Interest.

D. If, in connection with obtaining, continuing or renewing financing or refinancing for the Building, the land and/or any leasehold estate of Landlord under any Superior Lease, the lender shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant will not unreasonably withhold, condition, delay or defer its consent thereto, provided that such modifications do not materially and adversely increase the obligations of Tenant hereunder (except, to the extent that Tenant may be required to give notices of any defaults by Landlord to such lender with the granting of such additional time for such curing as may be required for such lender to get possession of the said Building and/or land) or materially and adversely affect the leasehold interest hereby created or the rights of Tenant thereunder.

E. If any act or omission by Landlord shall give Tenant the right, immediately or after the lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until: (i) it shall have given written notice of such act or omission to each holder of any Superior Interest of which it has written notice, and (ii) a reasonable period for remedying such act or omission shall have elapsed following such notice (which reasonable period shall be equal to the period to which Landlord would be entitled under this Lease to effect such remedy, plus an additional twenty (20) day period), provided such holder or lessor shall, with reasonable diligence, give Tenant notice of its intention to remedy such act or omission and shall commence and continue to act upon such intention.

F. Landlord represents to Tenant that, as of the date hereof, (x) there is no Superior Lease, and (y) the only Superior Mortgage is held by Lincoln Life & Annuity Company of New York (the “Existing Mortgagee”). As a condition to the effectiveness of this Lease and as a condition to the subordination of this Lease, Landlord shall obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from the Existing Mortgagee, in the form annexed hereto as EXHIBIT H. The subordination of this Lease to the holders of any Superior Interests made after the date of this Lease shall be conditioned on Landlord obtaining an SNDA for the benefit of Tenant from such holders of Superior Interests, which SNDA shall be in form and content then utilized by such holder.

11. Tenant’s Liability Insurance; Property Loss, Damage Reimbursement

A. As between Tenant and Landlord, Koeppel Rosen LLC, or Landlord’s then-managing agent, each holder of a Superior Interest and each of their respective partners, members, managers, officers, directors, employees, principals, trustees and agents (collectively, the “Landlord Parties”), Tenant assumes all liability for damage to its improvements, fixtures, partitions, equipment and personal property therein, and all appurtenances thereto, regardless of the cause thereof. Except as otherwise provided herein, Tenant expressly waives and releases Landlord from all Claims against the Landlord Parties, and agrees to hold Landlord harmless, for any loss resulting from damage or loss to Tenant’s goods, wares, merchandise, inventories, fixtures and/or equipment or that of any invitee, subsidiary, affiliate, subtenant, licensee, or assignee of Tenant, or of any vendor or contractor in, upon or about the Demised Premises, except to the extent caused by the negligence or willful misconduct of Landlord or any of the Landlord Parties. Tenant shall, at Tenant’s sole cost and expense, secure, and at all times during the Term, maintain in full force and effect, the following insurance policies:

(i) Property insurance against loss or damage caused by fire and all other hazards and perils insurable under the Insurance Services Office, Inc. (“ISO”) special causes of loss form (CP 10 30), covering Tenant’s Alterations, improvements, fixtures, equipment, inventory, and other personal property present in the Demised Premises in an amount equal to one hundred percent (100%) of the replacement value thereof and which includes business interruption/extra expense coverage that is sufficient in amount to pay the Fixed Annual Rent and Additional Rent hereunder for a period of at least one (1) year. Tenant agrees to waive its right of subrogation against Landlord and shall obtain a waiver from its insurance company releasing the carrier’s subrogation rights against Landlord.

(ii) Statutory workers compensation as required by law and employer’s liability compliant with New York State and local law with no gap in coverage.

(iii) Commercial general liability insurance on a per occurrence, per location, basis, subject to a reasonable deductible, providing coverage that is at least as broad as the current edition of ISO Form CG 00 01, with minimum limits of $3,000,000 per occurrence for bodily injury or death and/or damage or destruction to property, and/or personal & advertising injury, and/or products liability and completed operations, and/or fire damage legal liability. The policy shall be endorsed to name all Landlord Parties now or hereafter designated by Landlord as “additional insureds” using form CG2026 or its equivalent. Coverage for “additional insureds” shall apply on a primary basis to any insurance carried by Landlord, whether collectible or not.

(iv) Umbrella Liability Insurance for the total limit purchased by the Tenant but not less than a $10,000,000 limit providing excess coverage over all limits and coverage noted in paragraphs (i) and (iii) above. This policy shall be written on an “occurrence” basis.

(v) Such other insurance and/or such additional or increased coverage amounts as Landlord or any Superior Interest Holder may reasonably require from time to time provided that the same is not substantially more than is then required of tenants occupying space in comparable buildings in the vicinity of the Building for uses similar to Tenant’s use of the Demised Premises.

B. Tenant’s liability under this Lease is not limited to the amount of Tenant’s insurance recovery, to the amount of insurance that Tenant maintains in force, to the amount of insurance that Tenant is required to maintain in accordance with the terms of this Article 11, or to the amount of any insurance that Tenant is required to carry, or that Tenant is permitted to carry, under applicable Legal Requirements. Landlord’s review of, or approval of, any insurance that Tenant carries shall not limit Tenant’s obligation to carry the insurance that this Article 11 requires Tenant to carry. Under no circumstances shall Landlord be obligated to advise Tenant of Tenant’s failure to procure or maintain any insurance required hereunder.

C. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall (i) be effected under valid and enforceable policies issued by reputable insurance companies licensed to do business in the State of New York and maintaining a rating of A/VII or better in Best’s Insurance Reports-Property-Casualty (or an equivalent rating in any successor index adopted by Best’s or its successor); and

(ii) be endorsed to provide that in the event of cancellation, non-renewal or material modification, Landlord and all additional insureds thereunder shall receive thirty (30) days, or in the case of non-payment, ten (10) days, prior written notice thereof. Tenant shall be solely responsible for all premiums under such policies and neither Landlord nor any other Landlord Parties shall have any obligation for the payment thereof. Tenant shall furnish Landlord with Certificates of Insurance and upon Landlord’s request, complete copies of all policies including all endorsements attached thereto evidencing compliance with all insurance provisions noted above no later than the earlier of (x) the date which is five (5) days prior to the Commencement Date or (y) the date preceding the date on which Tenant first enters the Demised Premises for any purpose; and ten (10) days prior to the expiration or anniversary of the respective policy terms. Tenant’s failure to provide and keep in full force the aforementioned insurance and/or provide on demand complete copies of the actual policies with all endorsements shall be regarded as a default hereunder, entitling Landlord to exercise any and all of the remedies provided in this Lease with respect to such a default. All Certificates of Insurance, complete copies of policies, or policy termination notices should be delivered to:

902 Associates

c/o Koeppel Rosen LLC

40 East 69th Street

New York, New York 10021

Attn: Adam J. Rosen

D. Neither Landlord nor any other Landlord Parties shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, except to the extent caused by, or due to, the gross negligence or willful misconduct of such Landlord Party. Neither Landlord nor the other Landlord Parties will be liable for any such damage caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work. Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant to pursue any third party claims as may be relevant.

E. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Demised Premises, the Building, and personal property, fixtures, and equipment located therein, wherein the insurance companies shall waive subrogation or consent to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire and other casualty to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Alterations or improvements to the Demised Premises, (ii) Tenant’s furniture, fixtures, equipment, or personal property, or (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

12. Indemnity

To the fullest extent of the law, Tenant shall indemnify, defend and hold Landlord and the other Landlord Parties harmless from and against any and all Claims arising from or in connection with: (a) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations hereunder; (b) the use or occupancy or manner of use or occupancy of the Demised Premises by Tenant or any person claiming under or through Tenant; (c) any act, omission or negligence of Tenant or any of its subtenants, assignees or licensees or its or their partners, principals, directors, officers, agents, invitees, employees, guests, customers or contractors (of any tier); (d) any accident, injury or damage occurring in or about the Demised Premises; (e) the performance by Tenant (or any individual or entity on behalf of Tenant, or any individual or entity claiming by, through or under, Tenant, including, without limitation, any individual or entity engaged by or on behalf of Tenant) of any Alteration in, to or about the Demised Premises, including, without limitation, the failure of Tenant or any such individual or entity to obtain any permit, authorization or license or failure to pay in full any contractor, subcontractor or materialmen performing such Alteration; (f) a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Article 52 hereof); and (g) any mechanics lien filed, claimed or asserted in connection with any Alteration or any other work, labor, services or materials done for or supplied to, or claimed to have been done for or supplied to Tenant, or any individual or entity claiming through or under Tenant. Tenant shall not be required to indemnify the Landlord Parties, and hold the Landlord Parties harmless, in either case as aforesaid, to the extent that it is finally determined that the gross negligence or willful misconduct of a Landlord Party contributed to the loss or damage sustained by the individual or entity making the claim against Landlord. If any claim, action or proceeding is brought against any of the Landlord Parties for a matter covered by this indemnity, Tenant, upon notice from the indemnified person or entity, shall defend such claim, action or proceeding with counsel reasonably satisfactory to Landlord and the indemnified person or entity. The provisions of this Article shall survive the Expiration Date.

13. Destruction, Fire and Other Casualty

A. If the Demised Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Landlord, and this Lease shall continue in full force and effect except as hereinafter set forth.

B. If the Demised Premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto (excluding damages to Tenant’s Alterations, improvements, betterments, fixtures, equipment, and any other property of Tenant, Tenant’s subtenants, assignees, licensees, invitees, or other parties claiming under or through Tenant) shall be repaired by, and at the expense of, Landlord with reasonable dispatch (but without Landlord being obligated to perform the same on an overtime or premium pay basis) after notice to Landlord of the damages caused by such fire or other casualty and the collection of the insurance proceeds relating to such damages. From the day following the casualty until the date that such repair is substantially completed or would have been substantially completed but for delays caused by Tenant, its agents, employees, or any other party claiming under or through Tenant, as reasonably determined by Landlord, or the date Tenant or any party claiming under or through Tenant reoccupies the affected portion of the Demised Premises or resumes the conduct business therein, if earlier, the Fixed Annual Rent shall be apportioned and reduced in the proportion by which that portion of the Demised Premises which is and remains unusable and unused bears to the total area of the Demised Premises. Tenant shall repair and restore, in accordance with the provisions of Article 5, Tenant’s Alterations, improvements, betterments, fixtures, equipment, and any other property of Tenant, Tenant’s subtenants, assignees, licensees, invitees, or other parties claiming under or through Tenant with reasonable dispatch after the casualty.

C. If the Demised Premises are totally damaged or rendered wholly unusable or inaccessible by fire or other casualty, then the Fixed Annual Rent shall be proportionately paid up to the time of the casualty, and thenceforth shall cease until the date when the Landlord’s repairs to or of the damages thereto (excluding damages to Tenant’s Alterations, improvements, betterments, fixtures, equipment, and any other property of Tenant, Tenant’s subtenants, assignees, licensees, invitees, or other parties claiming under or through Tenant) are substantially completed or would have been substantially completed but for delays caused by Tenant, its agents, employees, or any other party claiming under or through Tenant, as reasonably determined by Landlord, or the date Tenant or any party claiming under or through Tenant reoccupies the Demised Premises or reopens for business, if earlier; provided, however, that if any portion of the Demised Premises is reoccupied by Tenant or any party claiming under or through Tenant, prior to such date, then the Fixed Annual Rent shall be apportioned as provided in Section 13B, above). Nothing contained in this Section 13C shall obviate or diminish Landlord’s right to elect to terminate this Lease, as hereinafter provided.

D. In the event of damage to the Demised Premises or the Building by fire or other casualty, if (i) the Demised Premises are rendered wholly unusable, or (ii) if the Building shall be so damaged (whether or not the Demised Premises are damaged in whole or in part) that Landlord shall decide that substantial alteration, demolition, or reconstruction of the Building is necessary or desirable, or (iii) the Building is damaged during the last twenty-four (24) months of the Term, or (iv) the terms and provisions of any Superior Interest so requires, then, in any of such events, Landlord may elect to terminate this Lease by written notice to Tenant, given within ninety (90) days after such fire or other casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the Term, which date shall not be more than sixty (60) days after the giving of such notice, and, upon the date specified in such notice, the Term shall expire as fully and completely as if such date were the Expiration Date, and Tenant shall forthwith quit, surrender and vacate the Demised Premises without prejudice however, to Landlord’s rights and remedies against Tenant under the provisions of this Lease in effect prior to such termination, and any Fixed Annual Rent or Additional Rent owing shall be paid up to the date of the casualty, and any payments of Fixed Annual Rent or Additional Rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant; provided, however, that if the Demised Premises are not damaged, Landlord may not terminate this Lease unless Landlord terminates the leases of other tenants occupying, in the aggregate, at least four (4) full floors of the Building. Unless Landlord shall serve a termination notice as provided for herein, Landlord shall make the repairs and restorations pursuant to the conditions of (b) and (c) hereof, with all reasonable expedition (but without any obligation to perform the same on an overtime or premium pay basis), subject to delays due to labor troubles and causes beyond Landlord’s control, including, without limitation, delays caused by Tenant, its agents, employees, or any other party claiming under or through Tenant. After any such casualty, Tenant shall cooperate with Landlord’s restoration by removing from the Demised Premises as promptly as reasonably possible, all of Tenant’s inventory and movable equipment, furniture, and other property.

E. Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding anything contained to the contrary in this Article, including any restoration obligation Landlord may have hereunder, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery with respect to Sections 13B, C and D, above, against the other, or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the Demised Premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if and to the extent that both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. Tenant acknowledges that Landlord will not carry insurance on Tenant’s Alterations, furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Landlord will not be obligated to repair any damage thereto or to replace the same.

F. Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this Article shall govern and control in lieu thereof.

G. Notwithstanding anything contained herein to the contrary, in the event that Landlord does not elect to terminate this Lease, and (x) any damage is reasonably expected to take at least twelve (12) months (based on the estimate prepared within ninety (90) days of the date of the casualty) or (y) the Demised Premises or the Building is materially damaged during the last year of the Term and Tenant has not exercised the Renewal Option (or during the last year of the Renewal Term), then Tenant may terminate this Lease by written notice to Landlord, given within thirty (30) days after receipt of Landlord’s repair estimate with respect to clause (x) or within thirty (30) days after the occurrence of such damage with respect to clause (y) and this Lease shall expire on the thirtieth (30th) day after the date of such notice. In the event of such termination, all Rent obligations shall terminate as of the date of the casualty, and in the event Tenant has paid Landlord in excess of the amounts due, as adjusted, Landlord shall, within thirty (30) days of the termination date, refund the same to Tenant.

14. Eminent Domain

A. If the whole or substantially all of the Demised Premises shall be acquired or condemned for any public or quasi-public use or purpose, then, and in that event, the Term shall cease and terminate from the date of title vesting in such proceeding.

B. If less than substantially all of the Demised Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall continue in full force and effect, provided that from and after the date of vesting of title, Fixed Annual Rent and Tax Payments shall be modified on a pro rata per rentable square foot basis to reflect the reduction of the rentable square footage of the Demised Premises and the Building as a result of such acquisition or condemnation.

C. Notwithstanding the provisions of Section 14B, above, if at least twenty-five percent (25%) of the rentable area of the Building is affected thereby, then Landlord may give to Tenant, within sixty (60) days following the date that Landlord receives notice of vesting of title, a notice of termination of this Lease; and if the part of the Building so condemned or acquired contains more than twenty-five (25%) percent of the rentable area of Demised Premises immediately prior to such condemnation or taking, or, if by reason of such condemnation or taking, Tenant no longer has reasonable means of access to the Demised Premises as determined by Tenant, in Tenant’s reasonable discretion, then Tenant shall have the right to terminate this Lease by giving notice thereof to Landlord on or prior the sixtieth (60th) day after Tenant receives notice of the taking. Landlord shall promptly give Tenant copies of any notice received from the condemning authority as to vesting. If Landlord or Tenant gives any such notice to terminate this Lease, then this Lease and the Term shall come to an end and expire upon the thirtieth (30th) day after the date that such notice is given. If this Lease shall not be terminated as a result of a partial taking, if any part of the Demised Premises not so taken is damaged, Landlord, at Landlord’s own expense, but subject to the extent of the net proceeds (after deducting reasonable expenses including attorneys’ and appraisers’ fees and any sums payable to the holder of a Superior Interest) of the award, shall perform the work necessary to restore the damaged portion thereof to substantially the same condition existing immediately prior to the taking with reasonable diligence. Tenant shall be entitled to a proportionate abatement of Fixed Annual Rent and Tax Payments for that portion of the Demised Premises which is being so restored and which is not usable during the period commencing on the date such damage occurred and ending on the date such restoration is substantially complete or would have been substantially complete but for delays caused by Tenant, its agents, employees, or any other party claiming under or through Tenant, as reasonably determined by Landlord, or the date Tenant or any party claiming under or through Tenant reoccupies the affected portion of the Demised Premises or resumes the conduct business therein, if earlier.

D. Subject to the terms of Section 14E below, Landlord shall be entitled to receive the entire award for any condemnation or taking of all or any part of the Building, including any such condemnation or taking affecting the Demised Premises, and Tenant shall have no claim against Landlord or any condemning authority or entity for, nor shall Tenant make any claim for, the value of any unexpired portion of the Term, and Tenant hereby expressly assigns to Landlord all of its right in and to such award. Nothing contained in this Section 15D shall preclude Tenant from making a separate claim in any condemnation proceedings for the then value of Tenant’s personal property, trade fixtures and equipment and for Tenant’s moving expenses, provided Tenant is entitled pursuant to the terms of this Lease to remove such property, trade fixtures, and equipment at the end of the Term, and provided further that such claim does not result in a reduction in Landlord’s award.

E. If the whole or any part of the Demised Premises is acquired or condemned temporarily during the Term for any use or purpose, then the Term shall not be reduced or affected in any way and, accordingly, Tenant shall continue to pay in full all items of Fixed Annual Rent and Additional Rent payable by Tenant hereunder without reduction or abatement. Tenant shall be entitled to receive for itself any award or payments for such use; provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s sole cost and expense, shall make Alterations (subject to and in accordance with all applicable provisions of this Lease) to restore the Demised Premises to the condition existing prior to any such temporary acquisition or condemnation.

15. Assignment, Mortgage, Etc.

A. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that, except as expressly specified in this Article 15, it shall not (i) transfer or assign (whether by operation of law, merger, consolidation or otherwise) its interest in this Lease, in whole or in part, (ii) mortgage, pledge or encumber this Lease or the Demised Premises or any part thereof in any manner by reason of any act or omission on the part of Tenant, (iii) sublet the Demised Premises or any part thereof or permit the Demised Premises or any part thereof to be used or occupied by others, (iv) advertise, or authorize a broker to advertise the Demised Premises for assignment or subletting, (v) enter into franchise, license or concession agreements with respect to the Demised Premises or any part thereof, or (vi) sell, pledge, transfer or otherwise alienate (x) more than either the controlling interest in, or fifty percent (50%) of, the issued and outstanding capital stock of any corporate Tenant (unless such stock is publicly traded on a recognized security exchange or over-the-counter market, in which case no consent to such transaction shall be required hereunder) or (y) more than either the controlling interest in, or fifty percent (50%) of, any limited liability company, partnership, joint venture or other legal entity constituting Tenant, however accomplished, whether in a single transaction or in a series of related and/or unrelated transactions, without obtaining the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed provided all of the provisions of this Article 15 have been satisfied. For the purpose of this Lease, any sale or transfer of Tenant’s capital stock through any public exchange shall not be deemed an assignment, subletting or any other transfer of the Lease or the Demised Premises. If this Lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant and/or any assignee or subtenant of Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

B. Tenant shall submit to Landlord in writing, at least thirty (30) days prior to effective date of any proposed assignment or subletting, notice of Tenant’s intention to assign the Lease or sublease the Demised Premises or a portion thereof, together with the following: (i) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Demised Premises; (ii) a final, fully-negotiated term sheet signed by Tenant and the proposed assignee or subtenant setting forth all of the material business terms of the proposed sublease or assignment (the “Term Sheet”), including, without limitation, whether the proposed transaction is an assignment or sublease (and, if a sublease, that portion of the Demised Premises to be sublet and the proposed sublease term), the rent and other consideration to be paid to Tenant in connection with the proposed transaction, the various concessions offered by Tenant to the proposed assignee or subtenant (e.g., rent abatements, moving allowances, base building work and tenant improvement allowances), the effective or commencement date of the proposed sublease or assignment (which shall be not earlier than thirty (30) days, and not later than one hundred twenty (120) days, following the date of such notice, and such other information as Landlord may reasonably request; (iii) financial statements for the proposed assignee or subtenant for the past two (2) years prepared by said assignee’s or subtenant’s independent accountant in accordance with generally accepted accounting principles (it being agreed, however, that in connection with a sublease, the proposed subtenant may have the foregoing financial statements certified by an officer of subtenant in lieu having the same prepared by an independent accountant); and (iv) such other information that Landlord may reasonably request. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s request shall not be considered complete until the information described in (iii) and (iv) above has been provided with respect to each proposed guarantor.

C. Other than in connection with a sublease or assignment pursuant to the provisions of Sections 15O, P, Q, R, and S below, Tenant’s request for Landlord’s consent to an assignment of this Lease or a sublease of any single full floor (or multiple full floors) of the Demised Premises for all or substantially all of the then balance of the Term shall be deemed an offer from Tenant to Landlord to (x) cancel and terminate this Lease with respect to an assignment of this Lease or with respect to a sublease for all or substantially all of the Demised Premises for all or substantially all of the then Term, or (y) terminate this Lease with respect to the portion of the Demised Premises covered by such sublease if the proposed sublease is not for all or substantially of the Demised Premises but is a sublease of any full floor (or multiple full floors) of the Demised Premises for all or substantially all of the then Term, effective on the effective or commencement date of the proposed sublease or assignment. If Landlord accepts the offer and terminates this Lease as provided in clause (x) of the first sentence of this Section 15C, then this Lease and the term hereof shall expire and terminate on the effective or commencement date of the proposed sublease or assignment as if it were the Expiration Date, and the Fixed Annual Rent and the Additional Rent due hereunder shall be paid and apportioned to such date and no further costs shall be due except as otherwise provided in this Section 15C, the indemnification provisions of this Lease and those provisions of this Lease that shall survive the expiration or earlier termination of this Lease. If Landlord accepts the offer and terminates this Lease with respect to the portion of the Demised Premises as provided in clause (y) of the first sentence of this Section 15C, then this Lease and the term hereof shall expire and terminate on the effective or commencement date of the proposed sublease with respect to the portion of the Demised Premises proposed to be sublet as if it were the Expiration Date, the Fixed Annual Rent and Additional Rent due hereunder with respect to such portion of the Demised Premises shall be paid and apportioned to such date, and the Fixed Annual Rent and the Percentage shall be adjusted based upon the proportion that the rentable area of the Demised Premises remaining bears to the total rentable area of the Demised Premises (it being agreed that if Landlord accepts the offer and terminates this Lease for less than the entire Demised Premises as provided in clause (y) of the first sentence of this Section 15C, then Tenant shall pay to Landlord, within thirty (30) days following notice, as Additional Rent, the actual costs reasonably incurred by Landlord in removing any internal staircase for such portion of the Demised Premises and sealing the slab(s)). The parties agree to enter into a termination or lease amendment to ratify and confirm such total or partial termination and setting forth any appropriate modifications to the terms and provisions hereof but the failure to do so shall not affect the effectiveness of the termination.

D.    Without limiting the rights of Landlord hereunder, and notwithstanding anything to the contrary contained in this Lease, no assignment or subletting shall be made, and Landlord may reasonably withhold consent to any proposed assignment or subletting, if:

1.    In Landlord’s sole but reasonable judgment, the financial condition and general reputation of the proposed assignee or subtenant are not consistent with the extent of the obligations undertaken by the proposed assignment or sublease.

2.    In Landlord’s sole but reasonable judgment, the proposed use of the Demised Premises by the proposed subtenant or assignee is not appropriate for the Building or in keeping with the standards for, and general character of, the Building, or violates the provisions of any existing lease for space at the Building or the terms of any Superior Interest, or is not the same type of business as the Permitted Use.

3.    In Landlord’s sole but reasonable judgment, the nature of the occupancy of the proposed assignee or subtenant will cause a density of employees or traffic significantly greater than that of Tenant or make greater demands on the Building’s services or facilities than as provided for by the full occupancy or maximum capacity under applicable Legal Requirements.

4.    The proposed assignee or sublessee is a party, or the affiliate of a party, who has exchanged proposals with Landlord or its affiliates (directly or through a broker) with respect to space in the Building during the six (6) month period immediately preceding Tenant’s request for Landlord’s consent.

5.    Intentionally omitted.

6.    Such proposed subletting shall result in there being more than two (2) occupants of any floor of the Demised Premises, in addition to Tenant.

7.    The proposed assignee or subtenant is, or proposes to utilize the Demised Premises for the operation of, (i) a government or any subdivision or agency thereof, (ii) a school, college, university or educational institution of any type, whether for profit or non-profit (except for the administrative or general offices for such institution), (iii) an employment agency, (iv) a provider of stock brokerage, underwriting or banking services (except as general and executive offices and not as a branch open to the public); or (v) a medical office or clinic.

8.    Tenant shall be in default under any of the terms, covenants and conditions of this Lease at the time that Landlord’s consent to any such subletting or assignment is requested or on the date of the commencement of the term of any such proposed sublease or the effective date of any such proposed assignment.

E.    If Landlord shall consent to any such proposed assignment or subletting, Tenant and the proposed assignee or subtenant shall, within ninety (90) days following Landlord’s consent thereto, execute an assignment and assumption agreement or sublease, as applicable, and provide Landlord with a true, complete, fully-executed counterpart of the same, which assignment or sublease shall be on economic terms at least equal to ninety percent (90%) of the value of the economic terms proposed to Landlord in the Term Sheet delivered to Landlord pursuant to Section 15B above, and, except as otherwise provided in this Article 15, no sublessee or assignee shall be permitted to take possession of the Demised Premises or any part thereof unless and until the conditions of this Section 15E are satisfied. In the event that any of the conditions contained herein are not satisfied, Landlord’s consent, and any such assignment or subletting shall be deemed null and void, and Tenant must again comply with all of the provisions and conditions of this Article prior to assigning this Lease or subletting the Demised Premises.

F.    In the event of any subletting or assignment, Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to require Tenant thereafter to pay to Landlord:

(i)    in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other consideration received by Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums received for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less in the case of a sale thereof, the then fair market value thereof), less the reasonable and documented (a) out-of-pocket legal fees, (b) brokerage commissions, (c) free rent, (d) marketing expenses, and (e) out-of-pocket improvement costs (or contributions in lieu thereof) incurred by Tenant in connection with such transaction.

(ii)    in the case of a sublease, a sum equal to fifty percent (50%) of (a) any rent or other consideration received by Tenant by any subtenant which is in excess of the rent then being paid by Tenant to Landlord pursuant to the terms hereof, calculated on a strictly per square basis, and (b) any other profit or gain received by Tenant from any such subletting, less, in the case of both (a) and (b), reasonable and documented (v) out-of-pocket legal fees, (w) brokerage commissions, (x) marketing expenses, (y) free rent, and (z) out-of-pocket improvement costs (or contributions in lieu thereof), including the unamortized costs of Tenant’s Initial Work (except to the extent the same are paid with Landlord’s Contribution) incurred by Tenant in connection with such transaction.

Within thirty (30) days after the effective or commencement date of the consummated sublease or assignment, Tenant shall deliver to Landlord a detailed breakdown, certified by an officer of Tenant, of all costs summarized in Sections 15F(i)(a)-(d) or Sections 15F(ii)(w)-(z), as applicable, together with paid invoices therefor or such other evidence of such expenditures as is reasonably acceptable to Landlord, and an estimate of any expected profit after deduction of said expenses. If Tenant shall fail to deliver such a certified statement, together with such supporting evidence, within the aforesaid thirty (30) day period, for the purpose of calculating the sums owed to Landlord pursuant to this Section 15F, Tenant’s costs summarized in Sections 15F(i)(a)-(d) or Sections 15F(ii)(w)-(z), as applicable shall be deemed to be zero. Tenant shall simultaneously deliver to Landlord a copy of all bills, demands, and invoices delivered to Tenant’s subtenant or assignee in connection with the sublease or assignment, as applicable. All sums payable hereunder by Tenant shall be paid to Landlord as Additional Rent immediately upon receipt thereof by Tenant.

G.    If this Lease shall be assigned, or if the Demised Premises or any part thereof, be sublet or occupied by any person or persons other than Tenant, whether with or without Landlord’s prior consent, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Fixed Annual Rent and Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

H.    Each permitted assignee or transferee shall assume and be deemed to have assumed the obligations of Tenant under this Lease arising from and after the date of such assignment and shall be and remain liable, jointly and severally with Tenant, for the payment of the Fixed Annual Rent and Additional Rent and for the due performance of all the terms, covenants, conditions, and agreements hereto contained on Tenant’s part to be performed for the Term. No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment, containing a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent, prior thereto. The joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released, or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

I.    Anything herein contained to the contrary notwithstanding: (i) Tenant shall not advertise or list its space for assignment or subletting in a manner that shall publicly advertise the rental rate therefor (provided that Tenant may sublease its space at any rate acceptable to Tenant and may directly quote such rate to any prospective subtenant); and (ii) no subletting shall be for a term ending any later than one (1) day prior to the Expiration Date.

J.    Each subletting pursuant to this Article shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Tenant covenants and agrees that, notwithstanding any such assignment or any such subletting to any subtenant and/or acceptance of rent or additional rent by Landlord from any assignee or any subtenant, (i) Tenant shall and will remain fully liable for the payment of the Fixed Annual Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed, and (ii) no guarantor of Tenant’s obligations hereunder, if any, shall be released, and any such guarantor shall remain liable for all of its obligations as set forth in the applicable guaranty. No other or further assignment or subletting shall be made except in compliance with the provisions of this Article. If this Lease shall be rejected pursuant to Section 365 of the Bankruptcy Code (as hereinafter defined) or any similar or successor statute, such rejection shall be treated by any subtenant as a termination of the Term notwithstanding any contrary interpretation given by law to such rejection and this provisions of this Section 15J shall be applicable thereto. If this Lease or Tenant’s interest therein shall be assigned to or purchased by a public company or a private entity having a tangible net worth at least equal to $500,000,000.00, then the named Tenant under this Lease, following its request to Landlord, shall be released under this Lease from all liability hereunder effective from and after the effective date of such assignment or purchase other than those obligations that have accrued under this Lease prior to such date.

K.    In the event Tenant requests Landlord’s consent to a sublease of the Demised Premises or an assignment or transfer of this Lease, Tenant shall, upon demand, pay to Landlord all actual out-of-pocket costs and expenses incurred by Landlord in connection with the proposed subletting, assignment, or transfer, including, without limitation, the costs of making investigations and evaluations as to the acceptability of the proposed subtenant, assignee, or transferee and all reasonable attorneys’ fees and costs incurred in connection with the review of the proposed assignment or sublease and all other documents and information related thereto and the preparation and negotiation of any consent agreement with respect thereto, all of which costs shall be deemed Additional Rent hereunder and shall be paid by Tenant irrespective of whether Landlord consents to the proposed sublease, assignment, or transfer.

L.    If Landlord shall, acting reasonably, decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise its right to terminate this Lease pursuant to Section 15C, Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and costs) resulting from any Claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

M.    The listing of any name other than that of Tenant, whether on the doors of the Demised Premises or otherwise, shall not operate to vest any right or interest in this Lease or in the Demised Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease, to any sublease of the Demised Premises, or to the use or occupancy thereof by others.

N.    Notwithstanding anything contained in this Lease to the contrary, (x) Tenant shall be permitted to allow shared occupancy with any of its Affiliates (as hereinafter defined) in no more than twenty-five percent (25%) of the Demised Premises at any given time during the Term for those uses permitted under this Lease only and only in compliance in all respects with the terms, covenants and conditions of this Lease without Landlord’s consent, and (y) Tenant shall be permitted to license the use of “desk space” in no more than ten percent (10%) of the Demised Premises at any given time during the Term for those uses permitted under this Lease only and otherwise in compliance in all respects with the terms, covenants and conditions of this Lease without Landlord’s consent, provided and on condition that with respect to both clauses (x) and (y): (i) any such shared occupancy and/or “desk space” is not separately demised, does not have a separate means of ingress to or egress from the public corridors of the Building; (ii) any such “desk space” user then has an ongoing business relationship with Tenant’s business conducted in the Demised Premises; (iii) such license agreements are not being entered into to violate the provisions of this Lease prohibiting assignments and sublettings; and (iv) Landlord is delivered prompt, advance notice of each such “desk space” license or occupancy agreement entered into by Tenant, which notice shall be accompanied by contact information for each such licensee and along with certificates of insurance from such licensee or occupant; it being agreed that in connection with the certificates of insurance to be provided by Tenant’s Affiliates for its occupancy of the portion of the Demised Premises pursuant to this Section 15N, the Affiliates may be added as an additional certificate holder to Tenant’s insurance policies required to be maintained by Tenant pursuant to this Lease during the period of such shared occupancy between the Affiliate and Tenant.

O.    Notwithstanding anything to the contrary contained in this Article (but subject to the provisions and requirements of Sections 15D, H, I, and J above), Tenant shall have the right to assign Tenant’s entire interest under this Lease to an Affiliate of Tenant without (i) Landlord’s prior approval, (ii) Landlord having the rights set forth in Section 15C and (iii) Tenant being required to pay the amounts set forth in Section 15F, provided that in each case (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such assignment, (x) Tenant gives notice thereof to Landlord, not later than the tenth (10th) business day prior to the effective date of any such assignment (unless prohibited by a confidentiality agreement or Legal Requirements, in which case such notice shall be given within five (5) business days after the closing of such transaction, except if the employees of the successor entity differ from those of the predecessor entity, then no occupancy shall occur until Landlord is given the required notice) together with an instrument, duly executed by Tenant and the aforesaid Affiliate, to the effect that such Affiliate assumes all of the obligations of Tenant under this Lease to the extent arising from and after the effective date of such assignment, (y) Tenant, together with the copy of such assignment, provides Landlord with evidence that such entity constitutes an Affiliate of Tenant, and (z) the Net Worth Requirement (as hereinafter defined) is satisfied. The term “Affiliate” shall mean an individual or an entity that (x) Controls, (y) is under the Control of, or (z) is under common Control with, the individual or entity in question. The term “Control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract. The term “Net Worth Requirement” shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) business day prior to the effective date of such assignment, an audited balance sheet for Tenant and the assignee that in either case is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the applicable assignment occurs less than sixty (60) days after the last day of the most recently ended fiscal quarter) and that reflects that the assignee’s tangible net worth, as determined in accordance with GAAP, is equal to or greater than the greater of (I) the tangible net worth of Tenant on the Commencement Date, and (II) the tangible net worth of Tenant on the date of such most recent balance sheet, as aforesaid.

P.    Notwithstanding anything to the contrary contained herein (but subject to the provisions and requirements of Sections 15D, H, I, and J above), Tenant shall have the right to sublease or license the Demised Premises to an Affiliate of Tenant, without (i) Landlord’s prior approval, (ii) Landlord having the rights set forth in Section 15C and (iii) Tenant being required to pay the amounts set forth in Section 15F, provided that in each case, (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such sublease or license, as the case may be, (x) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) business day prior to the effective date of any such sublease or license, and (y) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the individual or entity to which Tenant is so subleasing or licensing the Demised Premises constitutes an Affiliate of Tenant.

Q.    Notwithstanding anything to the contrary contained herein (but subject to the provisions and requirements of Sections 15D, H, I, and J above), the assignment of Tenant’s entire interest under this Lease in connection with the sale of all or substantially all of the assets of Tenant or the majority of the equity interests in Tenant shall be permitted without (i) Landlord’s prior approval, (ii) Landlord having the rights set forth in Section 15C and (iii) Tenant being required to pay the amounts set forth in Section 15F, provided that in each case (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such assignment, (x) Tenant gives to Landlord, not later than the tenth (10th) business day prior to the date of any such assignment is consummated (unless prohibited by a confidentiality agreement or Legal Requirements, in which case such notice shall be given within five (5) business days after the closing of such transaction, except if the employees of the successor entity differ from those of the predecessor entity, then no occupancy shall occur until Landlord is given the required notice), an instrument, duly executed by the Tenant and such assignee, to the effect that such assignee assumes all of the obligations of Tenant to the extent arising under the Lease from and after the effective date of such assignment, (y) such sale of all or substantially all of the assets of Tenant or the majority of the equity interests in Tenant is not principally for the purpose of transferring Tenant’s interest in this Lease, and (z) the Net Worth Requirement is satisfied.

R.    Notwithstanding anything to the contrary contained herein (but subject to the provisions and requirements of Sections 15D, H, I, and J above), the merger or consolidation of Tenant into or with another individual or entity shall be permitted without (i) Landlord’s prior approval, (ii) Landlord having the rights set forth in Section 15C and (iii) Tenant being required to pay the amounts set forth in Section 15F, provided that in each case (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such merger or consolidation, (x) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) business day prior to the date such merger or consolidation is anticipated to be consummated (unless prohibited by a confidentiality agreement or Legal Requirements, in which case such notice shall be given within five (5) business days after the closing of such transaction, except if the employees of the successor entity differ from those of the predecessor entity, then no occupancy shall occur until Landlord is given the required notice), (y) such merger or consolidation is not principally for the purpose of transferring Tenant’s interest in this Lease, and (z) the Net Worth Requirement is satisfied; it being understood and agreed that the surviving entity shall be deemed the assignee for all purposes of the Net Worth Requirement and the merger or consolidation, as the case may be, shall be deemed the assignment.

S.    Notwithstanding anything to the contrary contained herein, the parties acknowledge that Tenant intends to seek to sublease a portion of the Demised Premises consisting of the eighth (8th) floor of the Building within the first (1st) year of the Term. In respect of the first of such sublease, (i) Landlord shall review the proposed sublease Term Sheet on an expedited basis and notify Tenant whether it consents to such sublease (which consent shall be granted or denied in accordance with the provisions of this Article 15) within ten (10) business days following its receipt of the request for consent and items required to be delivered by Tenant pursuant to Section 15B, (ii) Landlord shall not have a right of recapture or a right to any profit sharing and (iii) the proposed subtenant shall not be to an entity that has previously exchanged term sheets with Landlord or its representatives within the immediately prior six (6) months for comparable space in the Building. Any further sublease, shall be subject to the provisions of this Article 15.

16.    Electricity

A.    Tenant shall purchase electricity from the public utility on a directly-metered basis and shall pay the same promptly, and in any case, prior to the imposition of any penalty. Landlord shall provide electricity to the Demised Premises at a capacity equal to six (6) watts demand load per rentable square foot of the Demised Premises, exclusive of base Building heating, ventilation and air-conditioning. Tenant acknowledges that all meters associated with electricity in the Demised Premises exist as of the date of this Lease. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection with Tenant contracting with the public utility company for service to the Demised Premises and tying into any Building lines as may be necessary for Tenant to obtain such direct electrical service.

B.    If Tenant is unable to purchase electricity from the public utility on a directly-metered basis, or if Landlord institutes and furnishes submetered electricity to at least fifty percent (50%) of the tenants of the Building and Landlord elects to so institute and furnish submetered electricity to the Demised Premises in connection therewith, Landlord shall furnish electricity to the Demised Premises on a submetered basis and Tenant covenants and agrees to purchase the same from Landlord or Landlord’s designated agent based upon the service classification under which the public utility charges for commercial redistribution for both supply and delivery of electric commensurate with the rate for usage for electric (energy and demand) as shown on Tenant’s submeter or submeters (plus all taxes, charges, terms, rates and other fees associated with Landlord providing electrical service) plus five percent (5%) of all such amounts. Landlord shall be responsible for the costs of the installation of a new meter if such new meter is required to so furnish electricity on a submetered basis as provided herein if Landlord institutes and elects to furnish submetered electricity as provided in the first sentence of this Section 16B. Any changes in such service classification, taxes, charges, terms and rates the public utility company servicing the Building, will be used in the calculation of the Tenant billing. In no event will Tenant’s cost be less than Landlord’s costs therefor plus five percent (5%). Where more than one (1) submeter measures the service of Tenant in the Building, the service rendered through each submeter may be computed and billed separately in accordance with the provisions hereof. Bills therefor shall be rendered at such times as Landlord may elect and the amount as computed from a submeter, shall be deemed to be, and be paid as, Additional Rent within ten (10) days following demand therefor.

C.    Tenant covenants that at no time shall the use of electrical energy in the Demised Premises exceed the capacity of the existing feeders, wiring installations, electrical conductors or equipment in or otherwise serving the Demised Premises. Tenant shall not make or perform or permit the making or performance of, any alterations to wiring installations or other electrical facilities in or serving the Demised Premises without the prior consent of Landlord in each instance. Any such alterations, additions or consent by Landlord shall be subject to the provisions of this Lease including, but not limited to, the provisions of Article 5. Any additional feeders or risers to supply Tenant’s additional electrical requirements and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, (and at the sole cost and expense of Tenant, which shall be paid to Landlord upon demand, as Additional Rent) provided that, in Landlord’s reasonable judgment, such additional feeders or risers are necessary and permissible under applicable Legal Requirements and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or interfere with or disturb other tenants or occupants of the Building, and, in Landlord’s judgment, there is adequate room for such installation and thereafter will be adequate space for Landlord’s future needs.

D.    If either the quantity, supply or character of electrical service is changed by the public utility corporation or other supplier supplying electrical service to the Building or is no longer available or suitable for Tenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

E.    Landlord may, at any time, elect to discontinue the redistribution or furnishing of electrical energy (and no longer be obligated to furnish Tenant with electrical energy), provided the same is done in compliance with the terms of this Section 16E. In the event of any such election by Landlord, (i) Landlord shall give at least sixty (60) days’ advance notice of any such discontinuance to Tenant; (ii) Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building, and may utilize the then existing electric feeders, risers and wiring exclusively serving the Demised Premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized connected load; and (iii) this Lease shall remain in full force and effect and such discontinuance shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant from any of its obligations under this Lease or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to pay any cost required for Tenant’s direct electric service, and Tenant shall indemnify, defend, and hold harmless Landlord from and against any Claims incurred in connection with the same.

F.    If any tax (other than a Federal, State or City Income Tax) is imposed upon Landlord’s receipts from the sale or resale of electricity to Tenant by any Federal, State or Municipal Authority, Tenant covenants and agrees that, where permitted by law, such taxes shall be passed on and included in Tenant’s bill for electricity and paid by Tenant to Landlord.

17.    Access to Premises

A.    Landlord or Landlord’s agents shall have the right (but shall not be obligated) to enter the Demised Premises in any emergency at any time, and, otherwise, at reasonable times, upon reasonable advance notice applicable to the circumstances (which notice may be given verbally regardless of the provisions of Article 31 to the contrary) (except in an emergency where no prior notice shall be required, but notice shall be given as soon as reasonably practicable), to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary or reasonably desirable in or to any portion of the Building (including, without limitation, in or to the Building riser valves and Building systems located within or travelling through the Demised Premises) or which Landlord may elect to perform in or to the Demised Premises or any portion thereof at any time in an emergency or following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or for the purpose of complying with Legal Requirements and other directions of governmental authorities. Tenant shall permit Landlord to use and maintain and replace pipes, ducts, and conduits in and through the Demised Premises and to erect new pipes, ducts, and conduits therein, provided they shall be concealed within the walls, floor, or ceiling wherever reasonably practicable. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into said premises without the same constituting an eviction, and Tenant shall not be entitled to any abatement of Fixed Annual Rent or Additional Rent while such work is in progress, or to any damages in connection for or in connection therewith, whether by reason of loss or interruption of business or otherwise. Additionally, throughout the term hereof, Landlord shall have the right to enter the Demised Premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the Building, and during the last twelve (12) months of the Term, for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the Demised Premises, provided Landlord has delivered prior notice thereof (except in an emergency where no prior notice shall be required, but notice shall be given as soon as reasonably practicable), Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible, by master key or, in an emergency, forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Landlord or its agents liable therefor, and in no event shall the obligations of Tenant hereunder be affected thereby or as a result thereof. If, during the last month of the Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter, alter, renovate or redecorate the Demised Premises without limitation or entitling Tenant to any abatement of Fixed Annual Rent or Additional Rent, or incurring liability to Tenant for any compensation in connection therewith, and such acts shall have no effect on this Lease or Tenant’s obligations hereunder.

B.    Landlord shall have the right at any time, without the same constituting an eviction and without incurring liability to Tenant therefor, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, outside of the Demised Premises, and to change the name, number or designation by which the Building may be known. Without limiting the generality of the foregoing, Landlord shall have the right to erect and maintain derricks, sidewalk sheds or bridges, and/or scaffolding on or about the Demised Premises and/or the Building. Notwithstanding the foregoing, during any access to the Demised Premises by Landlord or its employees, agents or contractors, whether for repairs, maintenance or otherwise as permitted under this Lease, such party so entering the Demised Premises shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Demised Premises.

C.    Subject to Landlord’s then-current access controls and security measures for the Building and reasons due to emergency situations or other reasons not within Landlord’s reasonable control, Tenant shall have access to the Demised Premises 24 hours per day, 7 days per week. Tenant shall not have any claim against Landlord by reason of Landlord’s imposition of reasonable access controls and security measures with respect to the manner of access to the Building by Tenant’s employees or social or business visitors.

D.    All except the inside surfaces of all walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrance) and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities and the use thereof, as well as access thereto through the Demised Premises for the purpose of operation, maintenance, decoration and repair, are reserved to Landlord.

18.    Vault, Vault Space, Area

Notwithstanding anything contained in or indicated on any sketch, blueprint or plan (including, without limitation, EXHIBIT A hereof), or anything contained elsewhere in this Lease to the contrary, no vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building, is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this Lease to the contrary notwithstanding. Landlord makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building which Tenant may be permitted to use and/or occupy is to be used and/or occupied pursuant to a license revocable at will by Landlord, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Landlord shall not be subject to any liability, and Tenant shall not be entitled to any compensation or diminution or abatement of rent, and no such revocation, diminution or requisition shall be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault space or area shall be paid by Tenant.

19.    Bankruptcy

A.    Notwithstanding anything contained elsewhere in this Lease to the contrary, including, without limitation, Sections 19B and C hereof, this Lease may be terminated by Landlord by the delivery of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (i) the commencement of a case in bankruptcy or under the laws of any state naming Tenant (or a guarantor of any of Tenant’s obligations under this Lease) as the debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts under any existing or future law of any jurisdiction, foreign or domestic, relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its property, or (ii) the making by Tenant (or a guarantor of any of Tenant’s obligations under this Lease) of an assignment or any other arrangement for the benefit of creditors under any state statute. Following such a termination by Landlord pursuant to the terms of this Section 19A, which termination shall be deemed effective as of the fifth (5th) day following Landlord’s delivery of the notice described herein, neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises. If this Lease shall be assigned in accordance with the terms of Article 15 hereof, the provisions of this Article 19 shall be applicable only to the party then owning Tenant’s interest in this Lease.

B.    Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. §§101 et seq., or any statute of similar nature or purpose (the “Bankruptcy Code”) shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent or Additional Rent in this Lease shall constitute rent for the purpose of Section 502(b)(7) of the Bankruptcy Code, 11 U.S.C. Sec. 502(b)(7).

C.    If this Lease is assigned or sublet to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment or sublease shall be paid to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.

20.    Default

A.    Upon the occurrence of the following events, Landlord may serve a written five (5) days’ notice of termination of this Lease upon Tenant, and upon the expiration of the fifth (5th) day following delivery thereof, this Lease and the Term hereunder shall end and terminate as fully and completely as if the expiration of such five (5) day period were the Expiration Date stated herein, and Tenant shall then quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as hereinafter provided: (i) Tenant fails to pay as and when first due any installment of Fixed Annual Rent or Additional Rent, and such failure continues for five (5) days after Landlord’s written notice of such default is delivered to Tenant; (ii) the Demised Premises become abandoned for a period in excess of thirty (30) consecutive days and Tenant stops paying Fixed Annual Rent and Additional Rent with respect thereto; (iii) any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Demised Premises shall be taken or occupied by someone other than Tenant; (iv) this Lease is rejected under the Bankruptcy Code; (v) Tenant fails, after ten (10) days written notice, to redeposit with Landlord any portion of the security deposit hereunder which Landlord has applied to the payment of any installment(s) of Fixed Annual Rent, Additional Rent, and/or any other sum or charge due and payable hereunder; (vi) Tenant fails to commence construction of Tenant’s Initial Work within one hundred eighty (180) days after the Commencement Date or if Tenant fails to occupy the Demised Premises for the conduct of its business within ninety (90) days after the Rent Commencement Date; (vii) Tenant fails, after ten (10) days written notice, to cure a default of Tenant’s obligation pursuant to Section 10C hereof; (viii) Tenant defaults in respect of Tenant’s obligations under Article 4 hereof; or (ix) Tenant fails to fulfill any of Tenant’s other obligations set forth in this Lease and (a) Tenant fails to remedy such failure or fulfill such obligation, as applicable, for more than thirty (30) days following Landlord’s delivery to Tenant of written notice of such failure, or (b), if the remedy of such failure or fulfillment of such obligation shall be of such a nature as to be reasonably capable of completion, but not reasonably capable of completion within said thirty (30) day period, and Tenant fails to either (1) diligently commence remedying such failure or fulfilling such obligation within said thirty (30) day period and/or (2) thereafter fails to persist, with due diligence and in good faith, in the completion of the remedy of such failure or fulfillment of such obligation, and/or (3) fails to complete the remedy such failure or fulfillment of such obligation, as applicable, within forty-five (45) days following Landlord’s first delivery to Tenant of written notice of such failure. The events described in Sections 20A(i)-(ix) shall be deemed, for all purposes of this Lease, an “Event of Default”. The exercise of the foregoing right by Landlord is without prejudice to its rights pursuant to Real Property Actions and Proceedings Law (“RPAPL”).

B.    Additionally, if Tenant shall fail to pay, as and when first due, any installment of Fixed Annual Rent or Additional Rent during any two (2) months, whether or not consecutive, in any consecutive twelve (12) month period and (x) such default continues for more than five (5) days after written notice of such failure by Landlord to Tenant, and (y) Landlord, after the expiration of such five (5) day grace period, served upon Tenant a notice of petition and petition to dispossess Tenant by summary proceedings in each such instance, then, notwithstanding that such defaults may have been cured prior to the entry of a judgment against Tenant, any further default in the payment of any money due Landlord hereunder which shall continue for more than five (5) days after Landlord shall give a written notice of such default shall be deemed to be deliberate, and Landlord may thereafter serve a written five (5) day notice of cancellation of this Lease and the Term hereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the Expiration Date stated herein, and Tenant shall then quit and surrender the Demised Premises to Landlord but Tenant shall remain liable as elsewhere provided in this Lease.

C.    If the notice provided for in Section 20A hereof shall have been given, and the Term shall terminate as aforesaid, then, and in any of such events, Landlord and its agents may immediately, or at any time after such Event of Default, re-enter the Demised Premises or any portion thereof, without notice, either by summary proceedings, any other applicable action or proceeding, or, to the extent permitted by law, by force, without in any case being liable to indictment, prosecution, or damages therefor, and dispossess Tenant, the legal representative of Tenant, or any other occupant of the Demised Premises, and remove any and all of their property and effects therefrom, and hold the Demised Premises as if this Lease had not been made, and TENANT HEREBY WAIVES THE BENEFITS OF ANY LAW, STATUTE OR OTHER LEGAL AUTHORITY REQUIRING SERVICE OF ANY NOTICE OF INTENTION TO RE-ENTER OR TO INSTITUTE LEGAL PROCEEDINGS AND/OR A PERIOD OF TIME (SUCH AS 5 DAYS) TO BE ADDED TO THE TIME REQUIRED HEREIN TO BE GIVEN FOR NOTICES. If any Event of Default shall occur hereunder prior to the date fixed as the commencement of any renewal or extension of this Lease, Landlord may cancel and terminate such renewal or extension agreement by written notice.

21.    Remedies of Landlord and Waiver of Redemption

A.    In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (i) the Fixed Annual Rent, Additional Rent, and other charges and assessments due and payable hereunder shall become due thereupon and be paid up to the time of such reentry, dispossess and/or expiration, (ii) Landlord may re-let the Demised Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant concessions or free rent or charge a higher rental rate than that in this Lease, and/or (iii) Tenant or the legal representatives of Tenant shall also pay to Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the Fixed Annual Rent, Additional Rent, and other charges and assessments hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the Term (determined as though the Lease has not been terminated). The failure of Landlord to re-let the Demised Premises, or any part or parts thereof, shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to said deficiency such expenses as Landlord may incur in connection with re-letting, such as legal expenses, reasonable attorneys’ fees, brokerage, advertising, and keeping the Demised Premises in good order and/or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the day specified in this Lease for payment of installments of Fixed Annual Rent, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, in putting the Demised Premises in good order or preparing the same for re-rental, may, at Landlord’s option, make such alterations, repairs, replacements, and/or decorations in the Demised Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the propose of re-letting the Demised Premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Demised Premises, or in the event that the Demised Premises are re-let, for failure to collect the rent thereof under any such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Landlord hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.

B.    Tenant, on its own behalf and on behalf of all those persons or entities claiming under or through Tenant, including all creditors, hereby expressly waives any and all rights which Tenant and/or such persons or entities might otherwise have under any present or future laws (i) to the service of any notice of intention to re-enter or institute legal proceedings, (ii) to redeem or to reenter or repossess the Demised Premises, or (iii) to restore the operation of this Lease, after (x) Tenant shall have been dispossessed or ejected by judgment or by warrant of any court or judge, (y) any re-entry by Landlord, or (z) any expiration or sooner termination of the Term, whether such dispossess, reentry, expiration or sooner termination shall be by operation of law or pursuant to the provisions of this Lease.

C.    It is hereby stipulated and agreed that, if this Lease is terminated by Landlord as a result of any of the occurrences set forth in Section 19A or Article 20 hereof, notwithstanding any other provisions of this Lease to the contrary and irrespective of whether Landlord has collected any monthly deficiency payments as heretofore provided, Landlord shall forthwith be entitled to declare to be due and payable and recover from Tenant immediately, as and for liquidated damages, an amount equal to the excess of (i) the entire amount of Fixed Annual Rent, Additional Rent, and other charges and assessments which would otherwise become due and payable during the remainder of the Term (determined as though the Lease has not been terminated) minus (ii) the then fair market rental value of the Demised Premises for the remainder of the Term (determined as though the Lease has not been terminated) after deducting therefrom those expenses that Landlord would reasonably expect to incur in re-letting the Demised Premises, including, but not limited to all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and expenses, alteration costs, contributions to work and other expenses of preparing the Demised Premises for such re-letting and after taking into account the time period that Landlord would reasonably require to consummate a re-letting of the Demised Premises to a new tenant, and with the sums described in clauses (i) and (ii) both discounted to the present value at the effective date of termination using the rate of four percent (4%) per annum. Any such valuation of the then fair market rental value of the Demised Premises which is made by Landlord, acting reasonably and in good faith, based upon a valuation made by any of the ten (10) largest brokerage/leasing companies in the City of New York (as measured by gross leasable square feet for which leasing commissions were earned during the most recent calendar year preceding the date of Tenant’s default) shall be conclusive and binding upon Tenant and not subject to review by any court or arbitration panel. If such Demised Premises or any portion thereof be re-let by the Landlord for what would otherwise constitute the unexpired portion of the Term (determined as though the Lease has not been terminated) or any part thereof, before presentation of proof of such liquidated damages to any court, commission, or tribunal, the amount of rent reserved upon such re-letting, after deducting therefrom the expenses that Landlord actually incurred in effecting such re-letting, and taking into account the time period actually required to consummate such re-letting, shall be deemed to be the fair and reasonable rental value for the part or the whole of the Demised Premises so re-let during the term of such re-letting. Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages, by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than, the amount of the difference referred to above. Upon the acceleration of such amounts, Tenant agrees to pay the same at once, in addition to all Fixed Annual Rent, Additional Charges, and other charges, costs and assessments due, at Landlord’s address as provided herein, in full satisfaction of Tenant’s obligations under this Lease. If Landlord exercises its rights under this Section 21C, Landlord and Tenant agree that the payment of the aforesaid accelerated amount shall not constitute a penalty or forfeiture, but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant hereby agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above represents a reasonable estimate thereof).

22.    Landlord’s Right to Cure

If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions of this Lease, Landlord may, without thereby waiving such default, perform such obligation for the account, and at the sole cost and expense, of Tenant: (a) immediately or at any time thereafter in the case of an emergency or if such default shall or reasonably threatens to: (i) materially interfere with the use by any other tenant of any other space in the Building, (ii) materially interfere with the efficient operation of the Building, (iii) result in a violation of any Legal Requirement, (iv) result in a default under any Superior Interest, or (v) result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues beyond the expiration of any notice and grace period applicable thereto, if any. All actual out-

of-pocket costs and expenses incurred by Landlord or its agent in connection with any such performance by it for the account of Tenant hereunder, and all reasonable out-of-pocket costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by Landlord or its agent in connection with any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Demised Premises, shall be paid by Tenant to Landlord, together with interest thereon at the Interest Rate from the date incurred by Landlord, within ten (10) days of rendition of any bill or statement to Tenant therefor. If the Term hereof shall have expired or terminated at the time of Landlord’s making such expenditures or incurring such obligations, such sums shall be recoverable by Landlord as damages.

23.    Fees and Expenses

A.    Intentionally omitted.

B.    Tenant shall reimburse Landlord, within five (5) business days after demand, for all expenditures (including reasonable attorney fees and disbursements) made by, or damages, costs or fines sustained or incurred by, Landlord due to any default by Tenant under this Lease, with interest thereon at the Interest Rate, from the date such expenditures were made, or damages, costs or fines incurred, until the date reimbursed by Tenant.

C.    In the event that Landlord shall perform any work on behalf of Tenant pursuant to this Lease, which work is being performed upon notice to Tenant and at Tenant’s expense (as provided herein or by later agreement of the parties), Landlord shall be entitled to receive, in addition to Landlord’s cost of performing such work, an amount equal to five percent (5%) of such cost in reimbursement of Landlord’s overhead and administrative fees.

24.    Condition of the Demised Premises; Landlord’s Work; Tenant’s Initial Work; Tenant’s Allowance

A.    Except as otherwise expressly provided in this Lease, (x) neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building, the land upon which it is erected, or the Demised Premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the Demised Premises, and (y) no rights, easements or licenses are acquired by Tenant by implication or otherwise. Without in any way limiting the generality of the foregoing, except as otherwise expressly provided in this Lease, Tenant acknowledges that neither Landlord nor Landlord’s agents has made, will make, or shall be deemed to have made, any warranty or representation, express or implied with respect to the Demised Premises, including, any warranty or representation as to (i) its fitness, design or condition for any particular use or purpose, (ii) the quality of the material or workmanship therein, (iii) the existence of any defect, latent or patent, (iv) value, (v) compliance with specifications or Legal Requirements, (vi) use, (vii) condition, (viii) merchantability, (ix) quality, (x) description, (xi) durability, (xii) operation, (xiii) the certificate of occupancy (if any), (xiv) any violations, whether or not of record, (xv) any applicable zoning laws, or (xvi) the existence or absence of any environmental condition or of any hazardous substance, and all risks incident to the above are to be borne exclusively by Tenant.

B.    Landlord represents that the Demised Premises may be used for the Permitted Use. Tenant has inspected the Building and the Demised Premises and is thoroughly acquainted with their condition and agrees to take the same in their current “as-is” condition, subject to Landlord’s obligation to perform or cause the performance of Landlord’s Work solely to the portion of the Demised Premises consisting of the ninth (9th), tenth (10th) and eleventh (11th) floors pursuant to and in accordance with the terms and conditions of EXHIBIT B, attached hereto and made a part hereof. Landlord shall deliver the portion of the

Demised Premises consisting of the eighth (8th) floor in its current “as-is” and broom clean condition, as shown on the plan attached hereto as EXHIBIT I, with all furniture (the “Furniture”) in the eighth (8th) floor portion of the Demised Premises, as set forth on EXHIBIT I-1 attached hereto, remaining therein, which Landlord represents that it maintains ownership thereof, and which shall be deemed to be Tenant’s Property as of the Commencement Date. Tenant accepts the Furniture in its “as-is”, “where-is” condition, and notwithstanding anything contained in this Lease to the contrary, Landlord shall have no obligation or liability whatsoever with respect to the Furniture. Tenant acknowledges that neither Landlord, nor Landlord’s agent, has made any representations or promises in regard to the Demised Premises, except as expressly provided in this Lease, or in regard to the Furniture. Tenant further acknowledges and agrees that the taking of possession of the Demised Premises by Tenant shall constitute conclusive evidence that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was so taken, except as to latent material defects as to which Landlord is given written notice as set forth herein and to any punch-list items relating to Landlord’s Work. Landlord shall not be obligated to perform any work or pay for any part or portion of Tenant’s Initial Work or other Alterations as a condition to Tenant’s execution of this Lease, the commencement of the Term hereof, or otherwise, other than to deliver vacant and exclusive possession of the Demised Premises and to Substantially Complete Landlord’s Work. Tenant, within nine (9) months following the Commencement Date, TIME BEING OF THE ESSENCE, may give Landlord a written notice (herein call a “Latent Defects List”) specifying in reasonable detail any latent defects discovered by Tenant in the Demised Premises with respect to Landlord’s Work (but not defects caused by Tenant, its agents, contractors, invitees or employees). If Tenant shall so timely deliver a Latent Defects List, then upon confirmation of the items on said list, Landlord shall use reasonable efforts to correct any such items as soon as is reasonably practicable, provided that Tenant shall give Landlord access to the Demised Premises for the performance of such work, and provided further, that Landlord may perform such work so as not to unreasonably interfere with Tenant’s use and occupancy of the Demised Premises for the conduct of its business (it being agreed, however, that Landlord shall not be required to perform any such work on an overtime or premium-pay basis). All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. Tenant acknowledges that Landlord has not made any representations regarding the square footage of the Demised Premises.

C.    Following the Commencement Date, Tenant shall, at Tenant’s sole cost and expense, but subject to the Tenant Allowance, perform or cause the performance of, Alterations in and to the Demised Premises to prepare the same for Tenant’s initial occupancy (“Tenant’s Initial Work”) in accordance with plans and specifications approved by Landlord in accordance with the applicable provisions of this Lease.

D.    (i) Landlord agrees to pay to Tenant, in accordance with, and subject to, the provisions of this Section D, towards the cost to perform Tenant’s Initial Work to the Demised Premises, an amount not to exceed $4,459,000.00 (such amount being the “Tenant Allowance”), provided that at the time Landlord is otherwise obligated to make such payment of the Tenant Allowance or any portion thereof, Tenant is not in breach or default of its obligation to pay any Fixed Annual Rent or Additional Rent and no Event of Default then exists. Tenant acknowledges and agrees that the Tenant Allowance shall be applied towards hard and soft costs but that no more than twenty percent (20%) of the Tenant Allowance may be used for architectural, engineering, space planning, expediter and inspection fees, fees for all municipal and other permits, licenses and approvals and other so-called “soft costs” (all of the foregoing being the “Soft Costs”), and then only to the extent that same are directly related to the Tenant’s Initial Work (as opposed to being related to furniture, furnishings or other non-”hard cost” items, none of which shall be paid for, or reimbursed by Landlord).

(ii)    Subject to the provisions of this Section, Landlord hereby agrees to make periodic payments of portions of the Tenant Allowance to Tenant as Tenant’s Initial Work progresses, in accordance with the terms and conditions hereinafter set forth (the “TA Payment Conditions”):

a.    Tenant shall submit to Landlord from time to time, but not more often than once per month, requisitions (each such requisition being a “Tenant’s Request”) for such periodic payment with respect to the portion(s) of Tenant’s Initial Work performed subsequent to the immediately preceding Tenant’s Request, the form of which Tenant’s Request shall be reasonably designated by Landlord, together with the following:

1.    copies of paid receipted invoices from the contractors and subcontractors who performed the portions of Tenant’s Initial Work referred to in such Tenant’s Request, and from the materialmen and suppliers who supplied the materials and supplies referred to in such Tenant’s Request;

2.    a certificate from Tenant’s architect that (x) such portion of Tenant’s Initial Work has been substantially completed in accordance with the Tenant’s plans and revisions thereto theretofore approved by Landlord; and (y) there are no violations or liens filed as a result of such portion of Tenant’s Initial Work (it being agreed that if there are then violations or liens pending, the payment due Tenant shall be tolled until such violations and liens are removed); and

3.    lien waivers in the form attached hereto as EXHIBIT C from each contractor, subcontractor, materialman and supplier to the extent of the amount paid to such parties as provided in such Tenant’s Request; provided that with respect to subcontractors, materialmen and suppliers, the amount paid or required to be paid exceeds $10,000.00;

b.    Ten percent (10%) of the Tenant Allowance shall be retained by Landlord and paid to Tenant in accordance with the terms and conditions set forth in subsection (iv) below; provided, however, upon substantial completion of Tenant’s Initial Work and Tenant’s occupancy of the Demised Premises for the conduct of its business, if Tenant is merely waiting for final sign-offs, then the retention percentage shall be reduced to five percent (5%) until the Final Payment is issued.

(iii)    Landlord shall have the right from time to time to enter the Demised Premises for the purpose of verifying that such portion of Tenant’s Initial Work covered by Tenant’s Request has been performed strictly in accordance with the Tenant’s plans and revisions thereto theretofore approved by Landlord or otherwise to inspect any or all aspects of Tenant’s Initial Work, either by Landlord’s architect or by an independent architect retained by Landlord at Landlord’s sole reasonable cost and expense. If said architect shall provide such verification, then, provided the TA Payment Conditions have been, and remain, satisfied, within thirty (30) days after Landlord’s receipt of Tenant’s Request together with the accompanying documentation, Landlord shall pay to Tenant the Percentage Payment (as hereafter defined) with respect to the amounts shown on such Tenant’s Request for the portions of Tenant’s Initial Work reflected thereon. For purposes hereof, the “Percentage Payment” shall mean 100% of the amounts shown on such Tenant’s Request, for portions of Tenant’s Initial Work reflected thereon, less the retainage Landlord is entitled to retain pursuant to this Section.

(iv)    Subject to the provisions of this Section, Landlord hereby agrees to pay the unfunded portion of the Tenant Allowance, in accordance with the terms and conditions hereinafter set forth (the “Final Construction Payment Conditions”):

a.    After the completion of the Tenant’s Initial Work, Tenant shall submit to Landlord a requisition (the “Final Request”) for such unfunded portion of the Tenant Allowance, the form of which Final Request shall be reasonably designated by Landlord, together with the following:

1.    copies of paid receipted invoices from the contractors and subcontractors who performed the Tenant’s Initial Work, and from the materialmen and suppliers who supplied the materials and supplies referred to in the Final Request (other than those invoices previously submitted to Lease);

2.    a certificate from (x) Tenant’s architect and (y) Tenant’s general contractor or construction manager or an officer of Tenant that (A) all Tenant’s Initial Work has been completed in accordance with the Tenant’s plans and revisions thereto theretofore approved by Landlord; (B) to their knowledge, there are no violations or liens pending as a result of any of the Tenant’s Initial Work; and (C) all Tenant’s Initial Work has been paid for in full;

3.    lien waivers in the form attached hereto as EXHIBIT C from each contractor, subcontractor, materialman and supplier to the extent of the amount paid to such parties (other than those invoices previously submitted to Landlord); provided that with respect to subcontractors, materialmen and suppliers, the amount paid or required to be paid exceeds $10,000.00; and

4.    in respect of all Tenant’s Initial Work, as-built drawings in both .pdf format and CAD format, and copies of balancing reports, operating manuals, maintenance logs, warranties and guaranties, sign-offs from the DOB and all other governmental and quasi-governmental agencies or entities having jurisdiction over such work, and inspection reports; and

b.    All Tenant’s Initial Work has been performed in compliance with the applicable provisions of this Lease and has been paid for in full.

c.    Promptly following the Final Request together with the aforesaid accompanying documentation, Landlord shall have the right to enter the Demised Premises for the purpose of verifying that all of the Tenant’s Initial Work has been completed and performed in accordance with the Tenant’s plans and revisions thereto theretofore approved by Landlord, by a certification by Tenant’s architect or an officer of Tenant. If such verification has been provided, then, provided the Final Construction Payment Conditions have been, and remain, satisfied, then within thirty (30) days after Landlord’s receipt of the Final Request together with the accompanying documentation, Landlord shall pay to Tenant the unfunded portion of the TI Allowance (such unfunded portion being to as the “Final Payment”).

(v)    In no event shall the sum of the Percentage Payments and the Final Payment exceed $4,459,000.00. In no event shall Landlord be required to pay any portion of the Tenant Allowance that is requested by Tenant following the third (3rd) anniversary of the Commencement Date (except the retainage).

(vi)    In the event Landlord fails to pay any of the Percentage Payments or the Final Payment within thirty (30) days following Landlord’s receipt of Tenant’s Request and the documentation required to be submitted along with such Tenant’s Request, then Tenant may send to Landlord a second notice requesting such Percentage Payment or Final Payment for which Landlord has not paid and the documentation required to be submitted along with such Tenant’s Request (the “2nd Tenant’s Request”). If Landlord fails within thirty (30) days following Landlord’s receipt of the 2nd Tenant’s Request to pay such sum so due and owing to Tenant, then Tenant may offset such amount requested by the Tenant’s Request in question against the next monthly installment(s) of Fixed Annual Rent becoming due.

E.    In addition to the Tenant Allowance, Landlord agrees to contribute to Tenant’s costs of upgrading, constructing and/or renovating the existing or new restrooms in the ninth (9th) and tenth (10th) floor portions of the Demised Premises, which shall include causing the same to be in compliance with ADA and other applicable Legal Requirements and to a standard at least equal to the standard of such restrooms in the eighth (8th) floor portion of the Demised Premises both in configuration and finishes (the “Bathroom Work”). Such contribution by Landlord shall be based on the actual cost for Tenant to perform the Bathroom Work but the contribution shall in no event be in excess of $127,400.00 for each of the ninth (9th) and tenth (10th) floors (the “Bathroom Work Allowance”). Landlord shall pay the Bathroom Work Allowance to Tenant in accordance with the provisions of Section 24D above (provided that Tenant has complied with the provisions of Section 24D above) and, for purposes of payment of the Bathroom Work Allowance, all references to “Tenant Allowance” set forth in Section 24D above shall be deemed to refer to the Bathroom Work Allowance and all references to “Tenant’s Initial Work” set forth in Section 24D above shall be deemed to refer to the Bathroom Work.

25.    End of Term

A.    Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Demised Premises “broom-clean” and in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this Lease excepted, and Tenant shall remove all of Tenant’s Property (except such items thereof as Tenant and Landlord shall have expressly agreed in writing are to remain and to become the property of Landlord), together with all Specialty Alterations other than those Landlord elects by notice to have Tenant surrender with the Demised Premises, from the Demised Premises and restore any damage caused thereby in accordance with the terms of Article 5 hereof. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of this Lease. If the last day of the Term, or any renewal thereof, falls on Sunday, this Lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the preceding business day.

B.    Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Demised Premises shall be substantial, shall exceed the amount of the Fixed Annual Rent and Additional Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Demised Premises is not surrendered to Landlord on or before the Expiration Date or the sooner termination of the Term, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall:

(i)    pay to Landlord, on account of use and occupancy, for each month (or any portion thereof) during which Tenant holds over in the Demised Premises after the Expiration Date or sooner termination of the Term, a sum equal to (a) for the first thirty (30) days of holdover, 125% of the Fixed Annual Rent and Additional Rent payable under this Lease for the last full calendar month of the Term (or which would have been payable for such period has this Lease not been sooner terminated), (b) for the next sixty (60) days of holdover, 150% of the Fixed Annual Rent and Additional Rent payable under this Lease for the last full calendar month of the Term (or which would have been payable for such period has this Lease not been sooner terminated) and (c) for any holdover thereafter, 200% of the Fixed Annual Rent and Additional Rent payable under this Lease for the last full calendar month of the Term (or which would have been payable for such period had this Lease not been sooner terminated); and

(ii)    be liable to Landlord for (i) any payment or then market rent concession which Landlord actually makes to any prospective tenant obtained by Landlord for all or any part of the Demised Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant in excess of one hundred fifty (150) days, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant for a period in excess of one hundred fifty (150) days.

C.    No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Demised Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 25. Tenant expressly waives, for itself and any individual or entity claiming through or under Tenant, any rights which Tenant or such individual or entity may otherwise have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Article 25.

26.    Quiet Enjoyment

Landlord covenants and agrees with Tenant that upon Tenant paying the Fixed Annual Rent and Additional Rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 36 hereof, and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

27.    Possession; Failure to Give Possession

A.    Tenant shall take possession of the Demised Premises as of the Commencement Date, subject to all terms, covenants and conditions contained in this Lease. Promptly after the Commencement Date occurs, Landlord and Tenant shall execute a letter substantially in the form attached hereto and made a part hereof as EXHIBIT G to affirmatively state the Commencement Date; provided, however, that the failure to execute or deliver such a letter shall have no impact or effect on the determination of the Commencement Date, as and pursuant to the terms set forth in this Lease.

B.    If Landlord is unable to give possession of the Demised Premises on the date of the commencement of the term hereof because of the holding-over or retention of possession of any tenant, undertenant or occupants, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on said date and the validity of this Lease shall not be impaired under such circumstances, but in such event, the Term shall not be deemed to have occurred until Landlord actually delivers to Tenant possession of the Demised Premises in the condition required by this Lease. If permission is given to Tenant to enter into possession of the Demised Premises, or to occupy premises other than the Demised Premises, prior to the Commencement Date set forth in this Lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except the obligation to pay the fixed annual rent set forth in the preamble to this Lease. Notwithstanding anything in the foregoing to the contrary, there shall be no postponement of the Commencement Date (or the Rent Commencement Date) for (i) any delay in the delivery of possession of the Demised Premises which results from any Tenant Delay (as hereinafter defined) or any Unavoidable Delay (as hereinafter defined) or (ii) any delay by Landlord in the performance of any punch-list items relating to Landlord’s Work. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor law of like import, which shall be inapplicable hereto, and Tenant hereby waives any right to rescind this Lease which Tenant might otherwise have thereunder.

C.    Notwithstanding anything contained in this Lease to the contrary, if the Commencement Date has not occurred by the date that is the later to occur of January 31, 2019 and the date that is 135 days after Tenant shall have executed this Lease and the SNDA to be entered into with the Existing Mortgagee (the “First Outside Date”), then the Rent Commencement Date shall be extended by one (1) additional day for each day after the First Outside Date and prior to the Second Outside Date (as hereinafter defined) that the Commencement Date has not occurred. The foregoing shall be Tenant’s sole and exclusive remedy for Landlord’s failure to cause the Commencement Date to occur by the First Outside Date. Notwithstanding the foregoing, if the Commencement Date has not occurred by the date that is the end of the calendar month in which occurs the nine (9) month period from the date of this Lease (the “Second Outside Date”), then Tenant may terminate this Lease by written notice to Landlord (“Tenant’s Notice”) sent within ten (10) days from the Second Outside Date in which event, if the Commencement Date has not occurred by the end of the ten (10) day period from the date Landlord receives Tenant’s Notice, then this Lease shall terminate and neither party shall have any further rights or obligations hereunder, except that Landlord shall return the first monthly installment of Fixed Annual Rent and any security deposit paid by Tenant upon its execution of this Lease. The foregoing shall be Tenant’s sole remedy for the failure of the Commencement Date to occur by the Second Outside Date. The First Outside Date and the Second Outside Date shall each be postponed by one (1) day for each day that the Commencement Date has not occurred by reason of an Unavoidable Delay (as hereinafter defined); provided, however, that the postponement of the Second Outside Date by reason of an Unavoidable Delay shall not exceed twelve (12) months.

28.    No Waiver

The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or of any of the Rules or Regulations, set forth or hereafter adopted by Landlord, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord of any installment of Fixed Annual Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach, and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or Landlord’s agent shall have any power to accept the keys of said premises prior to the termination of this Lease, and the delivery of keys to any such agent or employee shall not operate as a termination of this Lease or a surrender of the Demised Premises.

29.    Waiver of Trial by Jury

It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use of, or occupancy of, the Demised Premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord commences any proceeding or action for possession, including a summary proceeding for possession of the Demised Premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding, including counterclaims pursuant to Article 6, except for mandatory or compulsory counterclaims.

30.    Inability to Perform

A.    This Lease and the obligation of Tenant to pay Fixed Annual Rent and Additional Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease (including, without limitation, Landlord’s inability to make, or Landlord’s delay in making, any repairs, additions, alterations, improvements, or decorations, or Landlord’s inability to supply, or Landlord’s delay in supplying, any service, equipment, or fixtures) if Landlord is prevented or delayed from so doing, directly or indirectly, by reason of any cause, thing, or circumstance whatsoever beyond Landlord’s reasonable control, including, without limitation, Legal Requirements, strike or labor troubles, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any governmental agency, or by reason of the conditions which have been or are affected, either directly or indirectly, by war or other emergency, or any shortages or unavailability of supplies, materials, fuel, water, electricity, or labor, or by any Tenant Delay or delays caused by other tenants or occupants of the Building (provided Landlord is taking reasonable measures against such tenants or occupants), acts of God, enemy, or terrorist action, civil commotion, fire, or other casualty (such delays, “Unavoidable Delays”).

B.    Landlord reserves the right, without any liability to the Tenant, except as otherwise expressly provided in this Lease, and without being in breach of any covenant of this Lease, to stop, interrupt or suspend service of any Building services or utilities, including those servicing the Demised Premises, including without limitation, the electrical service, heating, or the rendition of any other services required of Landlord under this Lease, whenever and for so long as may be reasonably necessary or advisable, by reason of accidents, Unavoidable Delays, and making of repairs, or changes which Landlord is required to make pursuant to this Lease, any Superior Interest, or any other lease for space in the Building, or by law or, in good faith, deems advisable, or by reason of inadvertent delays. In each instance, Landlord shall exercise reasonable diligence to eliminate the cause of stoppage and to effect restoration of service and shall give Tenant reasonable notice whenever practicable of the commencement and anticipated duration of such stoppage. Except as otherwise provided in this Lease, Tenant shall not be entitled to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of the interruption, stoppage or suspense of any of the Building’s systems or services arising out of the clauses set forth herein. Tenant shall not be released or excused from the performance of any of its obligations under this Lease for any failure or for interruption or curtailment of any electric energy, elevator service, heat, or for any reason whatsoever and no such failure, interruption or curtailment shall constitute a constructive or partial eviction unless due to Landlord’s willful misconduct or gross negligence.

C.    Notwithstanding anything contained in this Lease to the contrary, in any instance in which the Demised Premises (or any portion thereof) is Untenantable (as hereafter defined) to the extent due to (x) the failure of Landlord to perform any of Landlord’s maintenance and repair obligations in accordance with the provisions of this Lease or (y) the interruption, curtailment or suspension of any of the services Landlord is obligated to provide under this Lease without the negligence or willful misconduct of Tenant or any persons claiming through or under Tenant or (z) any work that Landlord shall perform in the Demised Premises or the Building that is not proximately caused by the negligence or willful misconduct of Tenant or any it is employees, agents or contractors, provided that Tenant has promptly notified Landlord in writing of any such condition, and such period of Untenantability shall continue for five (5) consecutive business days thereafter, and provided Tenant is not then in monetary default under this Lease and no material nonmonetary Event of Default has occurred and is then continuing, then, as liquidated damages and Tenant’s sole and exclusive remedy at law and in equity, for the period commencing on the sixth (6th) business day after the Demised Premises (or such portion thereof) is so Untenantable until the Demised Premises (or such portion thereof) is no longer Untenantable, Fixed Annual Rent and Additional Rent due

pursuant to Article 41 shall be appropriately abated with respect to the Demised Premises (or such portion thereof). Nothing herein shall be construed to prevent Tenant from enforcing its rights to compel Landlord to perform the obligations of which it failed to perform which gave rise to the Untenantable condition. For purposes hereof, “Untenantable” means that Tenant shall be unable to use or access (via the Building lobby and reasonably adequate passenger elevator service during normal business hours), and shall not be using or accessing, the Demised Premises or applicable portion thereof for the conduct of Tenant’s business in the manner in which such business is ordinarily conducted in such portion of the Demised Premises for the Permitted Use. The provisions of this Section shall not apply in the case of a casualty.

31.    Bills and Notices:

A.    Except as otherwise provided in this Lease, any notice, statement, demand, or other communication which either party may or must give to the other hereunder, pursuant to Legal Requirements, or by requirement of any public authority, shall be in writing and shall be either sent by a nationally recognized overnight courier providing confirmation of delivery or given or sent by prepaid certified or registered mail with return receipt requested and postage prepaid, to that party at its address stated below. A notice once given, served or delivered shall be irrevocable without the consent of the recipient, which may be given or withheld in it absolute discretion. A notice shall be deemed to have been given, served or delivered: (x) if sent by overnight courier service, one (1) business day after being sent by nationally recognized overnight courier, or (y) if sent by mail, three (3) business days after being deposited in the U.S. mail, prepaid, certified or registered with return receipt requested, as applicable.

B.    The addresses of the parties are as follows:

Landlord:

902 Associates

c/o Koeppel Rosen LLC

40 East 69th Street

New York, New York 10021

Attn: Adam J. Rosen

Tenant:

Prior to the Commencement Date:

SeatGeek, Inc.

400 Lafayette Street, 4th Floor

New York, New York 10003

Attn: General Counsel

Subsequent to the Commencement Date:

SeatGeek, Inc.

902 Broadway

New York, New York 10010

Attn: General Counsel

In each case, whether before or after the Commencement Date, with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Scott Schneider, Esq.

32.    Water Charges; Heat; Elevator

A.    Water shall be provided by Landlord, at its sole cost and expense, to the Demised Premises for ordinary, lavatory, drinking, cleaning and pantry purposes. If Tenant uses and consumes water in excess of that of a customary office tenancy, then Landlord, upon notice to Tenant, may install a meter and associated equipment, at Tenant’s expense, and Tenant shall thereafter maintain said meter and associated equipment during the Term in good working order and repair at Tenant’s own cost and expense. Tenant agrees to pay for excess water consumed, as shown on said meter within thirty (30) days following the date the bills are rendered. Tenant covenants and agrees to pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or a lien upon the Demised Premises or proportionately, the Building pursuant to law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, water system or sewage or sewage connection or system. Independently of and in addition to any of the remedies reserved to Landlord hereinabove or elsewhere in this Lease, Landlord may sue for and collect any monies to be paid by Tenant or paid by Landlord for any of the reasons or purposes hereinabove set forth.

B.    Landlord shall provide heat to the Demised Premises when and as required by law. As long as residential tenants are in occupancy of space in the Building for residential use, heat shall be provided twenty-four (24) hours a day, seven (7) days a week as required by law. If there are no residential tenants in the Building, heat shall be provided during the heating season on business days from 8:00 a.m. to 6:00 p.m. and Saturdays from 9:00 a.m. to 1:00 p.m.; heat provided to the Demised Premises during after-hours periods shall be provided at the rate then charged by Landlord, which as of the date of this Lease is $200.00 per hour for the first fifty (50) hours of after-hours service in any calendar year and thereafter during such calendar year at the rate of $150.00 per hour, subject to reasonable rate increases (not more frequently than annually during the Term).

C.    Landlord represents that the Building is serviced by four (4) passenger elevators and three (3) freight elevators and shall continue to be serviced by at least this amount of elevators for the Term. Landlord shall provide passenger elevator facilities twenty-four (24) hours per day, seven (7) days a week. Freight elevator service shall be provided on a first-come, first-served basis during the hours between 8:00 a.m. and 5:00 p.m. on business days at no cost to Tenant. If Tenant requires use of the freight elevator any other times, then Landlord will make freight elevator service available to Tenant during such after-hours upon not less than six (6) hours’ notice from Tenant to Landlord for business day use and upon not less than twenty-four (24) hours’ notice from Tenant to Landlord for non-business days use in each instance; provided, however, that Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after being billed therefor, at the rate of $125.00 per hour per elevator, subject to reasonable rate increase. Use of freight elevator facilities during after-hours may not be exclusive and Tenant may be required to share such after-hours use with other tenants who have requested such after-hour use at the same time, on a non-discriminatory basis. Notwithstanding the foregoing, there shall be no charge for Tenant’s use of the freight elevator during after-hours for the first two hundred (200) hours of Tenant’s after-hours use thereof solely with respect to the performance of Tenant’s Initial Work and Tenant’s move-in to the Demised Premises in accordance with the required notice set forth hereinabove.

33.    Sprinklers

Anything elsewhere in this Lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the Insurance Services Office or any bureau, department or official of the federal, state or city government require or recommend the installation of a sprinkler system or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business or use of the Demised Premises, any Alteration performed by or on behalf of Tenant or the location of the partitions, trade fixtures or other contents of the Demised Premises, or if any such sprinkler system installations, changes, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any said Exchange or by any fire insurance company, Landlord (to the extent such modifications or Alterations are structural, affect any Building system or involve performance of work outside of the Demised Premises) or Tenant (to the extent such modifications or Alterations are nonstructural, do not affect any Building system and do not involve the performance of work outside the Demised Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case, at Tenant’s expense.

34.    Captions

The Captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

35.    Definitions

The term “Landlord” means a landlord or lessor, and as used in this Lease means only the owner, or the mortgagee in possession for the time being, of the Building (or the owner of a lease of the Building), so that in the event of any sale or sales or conveyance, assignment or transfer of said Building, or of said lease, or in the event of a lease of said Building, said Landlord shall be, and hereby is, entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, grantee, assignee, or transferee at any such sale, or said lessee of the Building, that the purchaser, grantee, assignee or transferee or said lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. The term “business days” as used in this Lease shall exclude Saturdays, Sundays and all days as observed by the State or Federal Government as legal holidays and those designated as holidays by the applicable Building service union employees service contract. The term “Legal Requirements” shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and directives and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or any other body exercising similar functions, as the same may be amended from time to time and (ii) all requirements that the issuer of Landlord’s property insurance policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord’s property policy), provided that such requirements that the issuer of Landlord’s property policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York. The term “Governmental Authority” shall mean the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Building or any portion thereof. “Pornographic” material is defined for purposes of this Lease as any written or pictorial matter with prurient appeal or any objects or instrument that are primarily concerned with lewd or prurient sexual activity. “Obscene” material is defined here as it is in Penal Law §235.00. As used in this Lease, any defined terms used in the singular shall, where the context so admits, include the plural meaning and vice-versa and words denoting natural persons shall include corporations and vice-versa. “Tenant Delay” shall mean any acts or omissions of Tenant, its agents, employees, contractors (of any tier) or any other individual or entity claiming by, though, or under Tenant that delay Landlord in the performance of Landlord’s Work.

36. Window-Darkening; Adjacent Excavation-Shoring

This Lease shall not be affected by nor shall Landlord in any way be liable for the closing, darkening or bricking up of windows in the Demised Premises, for any reason, including as the result of construction on any property of which the Demised Premises are not a part. No easement for light and air is conveyed by this Lease. If an excavation shall be made upon land adjacent to the Demised Premises, or shall be authorized to be made, Landlord shall use commercially reasonable efforts to ensure that such third party undertakes to take reasonable and necessary safety measures to protect the Building and the Demised Premises. Tenant shall upon notice and execution of an access agreement in form and substance reasonably acceptable to Tenant, afford to the person causing or authorized to cause such excavation, a license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building or the wall of which Demised Premises form a part, from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Fixed Annual Rent or Additional Rent.

37. Rules and Regulations

Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations attached as a Rider to this Lease and made a part hereof and such other and further reasonable rules and regulations as Landlord and Landlord’s agents may from time to time adopt. Notice of any additional rules or regulations shall be given in writing. In case Tenant disputes the reasonableness of any additional rules or regulations hereafter made or adopted by Landlord or Landlord’s agents, the parties hereto agree to submit the question of the reasonableness of such rules or regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional rules or regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice, in writing, upon Landlord, within fifteen (15) days after the giving of notice thereof. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord agrees that it will not enforce any such Rules and Regulations in a manner discriminatory to Tenant.

38. Security

A. As security for the faithful observance and performance by Tenant of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (the “Security Deposit”), Tenant shall deposit with Landlord, at the time of Tenant’s execution and delivery of this Lease, a clean, non-documentary, irrevocable, and unconditional letter of credit (the “Letter of Credit”) in the amount of $4,459,000.00 (the “Security Amount”), issued by and drawable upon lending institution acceptable to Landlord with offices for banking and drawing purposes in the City of New York (referred to as the “Bank”), in favor of Landlord, in funds available immediately or same day funds in the City of New York. Such letter of credit shall (i) name Landlord as beneficiary, (ii) be in the amount of the Security Amount, (iii) be for an initial term extending not less than one (1) year following the mutual execution and unconditional delivery of this Lease, (iv) permit multiple drawings, (v) be fully transferrable by Landlord and any transferee of Landlord multiple times without the consent of Tenant and without being contingent upon or otherwise requiring the payment of any fees or charges or any other restriction or condition, (vi) be payable to Landlord or an authorized representative of Landlord upon presentation of the Letter of Credit and a sight draft only, without any other conditions, documents, or statements, including, without limitation, any certification or statement by Landlord as to the existence of any default by Tenant, (vii) be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication

No. 590, (viii) state that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Bank at an office location in New York City, and (ix) otherwise be in form and content reasonably satisfactory to Landlord. If, upon any transfer of the Letter of Credit, any fees or charges shall be imposed by the Bank, such fees or charges shall be payable solely by Tenant and the Bank’s receipt thereof shall not constitute a condition to the effectiveness of any such transfer, and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed following the initial term thereof, without amendment, for successive one (1) year periods during the Term through an outside expiration date, if any, that is at least sixty (60) days after the Expiration Date (as the same may hereafter be extended), unless the Bank gives written notice to Landlord, by certified mail, return receipt requested, not less than sixty (60) days prior to the then-current expiration date of the Letter of Credit, that it will not so renew the letter of credit for such successive term (the “Non-Renewal Notice”). Landlord shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Bank, and to thereafter hold or apply the cash proceeds of the Letter of Credit as Cash Security (as hereinafter defined) pursuant to the terms of this Article. Notwithstanding the foregoing, Tenant shall promptly, and in no event more than thirty (30) days following demand therefor by Landlord, deliver to Landlord a replacement Letter of Credit in the Security Amount and otherwise in the form required pursuant to this Article 38, whereupon Landlord shall return to Tenant the balance of the Cash Security then being held by Landlord. Tenant’s failure to do so as provided in this Article, shall constitute an Event of Default for all purposes of this Lease and shall entitle Landlord to exercise any rights and remedies available to Landlord hereunder in connection with such an Event of Default. Additionally, in the event Tenant fails to deliver such a replacement Letter of Credit as aforesaid, Landlord shall have the right (but not the obligation), at any time on behalf of Tenant, to replace the Cash Security with a new Letter of Credit issued by the Bank or any other bank selected by Landlord, in Landlord’s sole discretion, and any charges or fees incurred by Landlord in connection therewith, and any other out-of-pocket costs incurred by Landlord to effect the same, shall be reimbursed by Tenant, upon demand, as Additional Rent hereunder. Tenant shall cooperate, at Tenant’s expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the intent, terms and conditions of this Article.

B. Upon the occurrence of an Event of Default, or if this Lease and the Term shall expire and come to an end as provided in Article 20 or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Demised Premises as provided in Article 21, or by or under any summary proceeding or any other legal action or proceeding, then Landlord, in addition to all rights and remedies which Landlord may have under this Lease or at law, may, from time to time, draw on the Letter of Credit in one or more drawings for the amount of any Fixed Annual Rent or Additional Rent then due and for any other amount then due and payable to Landlord under this Lease, and pay such sum to Landlord’s account. In the event of a partial drawing, as provided in the immediately preceding sentence, Tenant shall, within ten (10) days after demand, cause the Bank to issue an amendment to the Letter of Credit restoring the amount available thereunder to the Security Amount. In amplification and not in limitation of the provisions of this Lease, a failure by Tenant to cause the Bank to issue an amendment to the Letter of Credit restoring the amount available thereunder to the Security Amount within ten (10) days shall be deemed an Event of Default (without any additional notice to be provided pursuant to clause (v) of Section 20A of this Lease) for all purposes of this Lease and shall entitle Landlord to exercise any rights and remedies available to Landlord hereunder in connection with such an Event of Default. Notwithstanding anything to the contrary set forth in this Lease, including, but not limited to, the foregoing provisions of this Article, in addition to all rights granted to Landlord pursuant to the provisions of the Lease, if this Lease and the Term shall expire and come to an end as provided in Article 20, or by or under any summary proceeding, or any other legal action or proceeding, or if Landlord shall re-enter the Demised Premises as provided in Article 21, or by or under any summary proceeding or any other action or proceeding, Landlord, in addition to all rights and remedies which Landlord may have under this Lease or at law, shall have the right to require the Bank to make payment to Landlord of the entire Security Amount or the undrawn portion thereof, as the case may be, represented by the Letter of Credit, which sum shall be held and applied by Landlord as Cash Security in accordance with the provisions of this Article.

C. Any proceeds of the Letter of Credit held by Landlord and not paid to Landlord for Landlord’s account as provided above shall be deemed held by Landlord as Cash Security and is referred to herein as “Cash Security”. Upon the occurrence of an Event of Default, Landlord may use, apply or retain the whole or any part of any Cash Security held by Landlord to the extent required for the payment of any Fixed Annual Rent, Additional Rent or any other sum or charge with respect to which Tenant is in default, or for the payment of any sum which Landlord may expend or incur because of Tenant’s default in the observance or performance of any such term, covenant or condition, including, but not limited to, the payment of any damages or deficiency in the reletting of the Demised Premises, whether such damage or deficiency accrued before or after summary proceedings or other re-entry by Landlord, without thereby waiving any other rights or remedies of Landlord with respect to such default, and Landlord shall hold the remainder of such Cash Security as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, with the same rights as hereinabove set forth to use, apply, or retain all or any part of such remainder in the event of any further default by Tenant under this Lease. Without in any manner diminishing Landlord’s right to replace the Cash Security with a Letter of Credit or Tenant’s obligation to supply Landlord with a replacement Letter of Credit, Landlord may, in its sole discretion, hold any sum held by Landlord as Cash Security in an interest-bearing savings account, in which case Tenant shall be entitled to the interest earned thereon annually, less the maximum administrative fee allowed to Landlord by Legal Requirements. Tenant shall execute promptly such documents (including, without limitation, a W-9 form) as Landlord may reasonably require to open such account or sub-account into which the Cash Security shall be deposited. For the avoidance of any doubt, nothing contained herein shall be deemed or construed to diminish or excuse Tenant’s obligations to replace or replenish the Letter of Credit as herein provided, and each failure by Tenant to meet such obligations shall remain an Event of Default notwithstanding that Landlord may be holding Cash Security in the Security Amount.

D. The Letter of Credit and/or any remaining portion of any Cash Security then held by Landlord for the performance of Tenant’s obligations under this Lease as security shall be returned to Tenant after (i) the Expiration Date and (ii) the full observance and performance by Tenant of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

E. Tenant agrees that it will not assign, mortgage or encumber, or attempt to assign, mortgage or encumber, the Letter of Credit or any Cash Security held by Landlord under this Lease, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, mortgage, encumbrance, attempted assignment, attempted mortgage or attempted encumbrance. Landlord shall not be required to exhaust its remedies against Tenant before having recourse to the Letter of Credit, the Cash Security, or any other security held by Landlord. Recourse by Landlord to the Letter of Credit, the Cash Security, or any other security held by Landlord shall not affect any other remedies of Landlord which are provided in this Lease or which are available at law or in equity. In the event of a sale or lease of the Building, Landlord may transfer the security to the purchaser or tenant, and Landlord shall thereupon be released from all liability for the return of the security and Tenant shall look solely to such purchaser or tenant for the return thereof. This provision shall apply to every transfer or assignment of the security to a new landlord. Landlord shall have no fiduciary obligation with respect to the security deposited hereunder, except as may be imposed by Legal Requirements.

F. (i) If, at the end of the month in which Tenant has paid Fixed Annual Rent totaling $4,459,000.00, (x) this Lease remains in full force and effect, and (y) Tenant is not then in default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period, then Tenant may, at any time thereafter, request Landlord to reduce the Security Amount by $582,400.00 (the “First Reduction Amount”), in which event, provided that at the time of such request (a) this Lease is in full force and effect, (b) Tenant is not then in default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period and (c) the Security Deposit then held by Landlord is $4,459,000.00, the Security Amount shall be reduced by the First Reduction Amount, and Landlord shall consent in writing to, and, at no cost to Landlord, (AA) accept from the Bank, either an amendment to the Letter of Credit which reduces the amount thereof by the Reduction Amount but which does not otherwise amend or modify the same or a replacement Letter of Credit which provides for the Security Amount to be $3,876,600.00, and (BB) if requested by the Bank, execute and deliver to the Issuing Bank such instruments required by the Bank to effectuate such reduction.

(ii) If, the Security Amount was reduced to $3,876,600.00 as provided in subsection (i) above, then if on the fourth (4th) anniversary of the Rent Commencement Date, (x) this Lease remains in full force and effect, and (y) Tenant is not then in default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period, then Tenant may, at any time thereafter, request Landlord to reduce the Security Amount by $1,292,200.00 (the “Second Reduction Amount”), in which event, provided that at the time of such request (a) this Lease is in full force and effect, (b) Tenant is not then default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period and (c) the Security Deposit then held by Landlord is $3,876,600.00, the Security Amount shall be reduced by the Second Reduction Amount, and Landlord shall consent in writing to, and, at no cost to Landlord, (AA) accept from the Bank, either an amendment to the Letter of Credit which reduces the amount thereof by the Second Reduction Amount but which does not otherwise amend or modify the same or a replacement Letter of Credit which provides for the Security Amount to be $2,584,400.00, and (BB) if requested by the Bank, execute and deliver to the Issuing Bank such instruments required by the Bank to effectuate such reduction.

(iii) If, the Security Amount was reduced to $2,584,400.00 as provided in subsection (ii) above, then if on the sixth (6th) anniversary of the Rent Commencement Date, (x) this Lease remains in full force and effect, and (y) Tenant is not then in default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period, then Tenant may, at any time thereafter, request Landlord to reduce the Security Amount by the Second Reduction Amount, in which event, provided that at the time of such request (a) this Lease is in full force and effect, (b) Tenant is not then in default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period and (c) the Security Deposit then held by Landlord is $2,584,400.00, the Security Amount shall be reduced by the Second Reduction Amount, and Landlord shall consent in writing to, and, at no cost to Landlord, (AA) accept from the Bank, either an amendment to the Letter of Credit which reduces the amount thereof by the Second Reduction Amount but which does not otherwise amend or modify the same or a replacement Letter of Credit which provides for the Security Amount to be $1,292,200.00 (the “Final Reduction Amount”), and (BB) if requested by the Bank, execute and deliver to the Issuing Bank such instruments required by the Bank to effectuate such reduction.

(iv) Notwithstanding anything to the contrary contained herein, if, at any time during the Term when the Security Amount has not yet been reduced to the Final Reduction Amount, Tenant shall become (or be assigned to or purchased by) a public company or a private entity having a tangible net worth at least equal to $500,000,000.00, then provided that (x) this Lease remains in full force and effect, and (y)

Tenant is not then in default in its (1) obligations to pay any Fixed Annual Rent or Additional Rent or (2) material non-monetary obligations under this Lease following the giving of any required notice and expiration of the applicable cure period, then Tenant may, at any time thereafter, request Landlord to reduce the Security Amount to the Final Reduction Amount, and Landlord shall consent in writing thereto, and, at no cost to Landlord, (AA) accept from the Bank either an amendment to the Letter of Credit which reduces the amount thereof to the Final Reduction Amount but which does not otherwise amend or modify the same or a replacement Letter of Credit which provides for the Security Amount to be the Final Reduction Amount, and (BB) if requested by the Bank, execute and deliver to the Issuing Bank such instruments required by the Bank to effectuate such reduction.

39. Effect of Conveyance; Successors and Assigns; Exculpatory Clause

A. If the Building shall be sold, transferred or leased, or the Superior Lease thereof transferred or sold, Landlord shall be relieved of all future obligations and liabilities hereunder and the purchaser, transferee or tenant of the Building shall be deemed to have assumed and agreed to perform all such obligations and liabilities of Landlord hereunder. In the event of such sale, transfer or lease, Landlord shall also be relieved of all existing obligations and liabilities hereunder, provided that the purchaser, transferee or tenant of the Building assumes in writing such obligations and liabilities.

B. This Lease, and the covenants, conditions and agreements contained herein, shall bind and inure to the benefit of the heirs, executors, administrators, successors, and, except as otherwise provided herein, the assigns of the parties hereto.

C. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder, and no other Landlord Party, nor any individuals comprising Landlord Parties, shall be liable for the performance of Landlord’s obligations under this Lease or with respect to any other provisions of this Lease. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Building and the proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord’s interest in the Building, casualty insurance proceeds, and condemnation awards), subject to the rights of the holder of any Superior Mortgage. Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Building and such proceeds thereof) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

40. Hazardous Materials

A. Tenant shall not bring, generate, use, or keep, or permit to be brought, generated, used, or kept, in or on the Demised Premises, any inflammable, combustible, explosive material or substance or Hazardous Material (as hereinafter defined) other than safe and reasonable quantities of substances of kinds and amounts as are customarily used in the ordinary course of cleaning, maintenance, and operations, all of which shall be used, stored, handled and disposed of in accordance with applicable environmental laws, rules and regulations, nor shall Tenant allow any such material or substance to remain in the Demised Premises upon expiration of this Lease. “Hazardous Materials” shall mean any material, compound, or substance which now or hereafter constitutes or may constitute a hazardous substance under any applicable city, state or federal laws, rules, regulations or ordinances which may now be in effect or may hereafter be adopted or any other material or substance which may cause or constitute a health, safety or other environmental hazard. Tenant further covenants and agrees for itself and its permitted successors and assigns that, to the fullest extent permitted by law, Tenant shall promptly indemnify, protect, defend and hold harmless Landlord and the other Landlord Parties from and against any and all Claims or any other expenses of any kind or character (including, without limitation, clean up, removal, remediation, and restoration costs, sums paid in settlement of Claims, attorneys’ fees, consultant fees and expert fees and court costs), all or any of which may be incurred by them as a result of any inflammable, combustible, explosive material or substance or Hazardous Material which are, or which are permitted to be, brought generated, used, or kept in the Demised Premises by Tenant, except to the extent any such Claims result from the gross negligence or willful misconduct of such Landlord Party. The last covenant of this Article shall survive the expiration or sooner termination of this Lease. Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to use and store customary amounts of such materials as are generally used and stored by office tenants in comparable office buildings for the normal operation and maintenance of Tenant’s business office equipment and machines and for cleaning the Demised Premises, provided that the same shall be used and stored in accordance with all applicable Legal Requirements.

B. Landlord represents that, to its knowledge, as of the date of this Lease, there are no Hazardous Materials in the Demised Premises. If during the performance of Tenant’s Initial Work, asbestos containing materials or other Hazardous Materials are discovered in the Demised Premises in violation of any Legal Requirements, and such Hazardous Materials were not introduced to the Demised Premises by or on behalf of Tenant or persons within Tenant’s control, then Landlord shall promptly, at Landlord’s cost and expense, remove, abate, encapsulate, or otherwise remediate (or cause to be removed, abated, encapsulated or otherwise remediated) any such Hazardous Materials in compliance with all Legal Requirements.

C. If Tenant is prevented from performing Tenant’s Initial Work (and actually does not perform the same) in the Demised Premises (or a portion thereof), as a result of the discovery during the performance of Tenant’s Initial Work of the presence in the Demised Premises (or the applicable portion thereof) of Hazardous Materials which Landlord is required to remove, abate, encapsulate, or otherwise remediate (or cause to be removed, abated, encapsulated or otherwise remediated) as provided in this Lease (“Landlord’s Remediation Obligations”), after Tenant shall have given Landlord notice thereof and notice that Tenant has been prevented from performing (and has not performed) Tenant’s Initial Work in the Demised Premises (or the affected portion thereof) as the result thereof, then Fixed Annual Rent and Additional Rent payable by Tenant pursuant to Article 41 below shall be abated or reduced, as the case may be, on a day-for-day basis, in the proportion that the rentable square footage of the affected portion of the Demised Premises bears to the total rentable square footage of the Demised Premises, commencing on the date Tenant is so prevented from performing Tenant’s Initial Work and has given Landlord notice thereof and continuing until the earlier to occur of (i) the date on which Landlord shall have completed performance of Landlord’s Remediation Obligations and (ii) the date on which Tenant shall have been able to commence or resume the performance of Tenant’s Initial Work in the Demised Premises (or the applicable portion thereof).

D. Notwithstanding anything to the contrary contained in this Lease, within ten (10) business days after the later to occur of (x) Landlord’s approval of the plans and specifications for Tenant’s Initial Work and (y) Landlord’s receipt of the Form PWl prepared by Tenant, Landlord shall provide Tenant with a form ACP-5 based on Tenant’s plans and specifications so approved by Landlord for the performance of Tenant’s Initial Work in the Demised Premises and the Form PWl prepared by Tenant.

41. Increase in Real Estate Taxes

A. Tenant shall pay to Landlord, as Additional Rent, tax escalation in accordance with this Article.

B. For the purpose of this Article, the following definitions shall apply:

(i) The term “Tax Base Year” shall mean the fiscal tax year for the City of New York beginning July 1, 2018 and ending June 30, 2019.

(ii) The term the “Percentage”, for purposes of computing tax escalation, shall be deemed to mean 20.63%.

(iii) The term “Comparative Year” shall mean each fiscal tax year of the City of New York commencing on or after July 1, 2019 (or such other twelve (12) month period commencing on or after July 1, 2019 adopted by the City of New York as its fiscal tax year).

(iv) The term “real estate taxes” shall mean the aggregate of all taxes and special or other assessments levied, assessed or imposed at any time by the City of New York or any other governmental authority upon or against the Building and/or the tax parcels on which the Building is constructed or installed (including, without limitation, any taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building and Building Improvement District taxes and assessments), all costs incurred by Landlord to contest any assessment of the Building and/or the tax parcels on which the Building is constructed or installed or any tax, charge, or other imposition levied against it (unless such costs are passed through to Tenant pursuant to Section 41F below), and also any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from the Building (other than general income and gross receipts taxes, except to the extent covered by the provisions of the following sentence), and real estate taxes shall be calculated not taking into account any exemptions or abatements the Building or underlying real property may receive pursuant to and under the Industrial and Commercial Incentive Program or other similar program to the extent, and for the duration of, such exemption or abatement. If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit or other tax or governmental imposition, however, designated, shall be levied against Landlord in substitution in whole or in part for the real estate taxes, or in lieu of additions to or increases of said real estate taxes, then such franchise, income, transit, profit or other tax or governmental imposition shall be deemed to be included within the definition of “real estate taxes” for the purposes hereof. As to special assessments which are payable over a period of time extending beyond the Term, only a pro rata portion thereof, covering the portion of the Term unexpired at the time of the imposition of such assessment, shall be included in “real estate taxes”.

C. In the event that the real estate taxes payable for any Comparative Year shall exceed the real estate taxes payable for the Base Year, Tenant shall pay to Landlord, as Additional Rent for such Comparative Year, an amount equal to the product of the Percentage times the amount of such excess (“Tax Payment”). Before or after the start of each Comparative Year, Landlord shall furnish to Tenant a statement of the real estate taxes payable for such Comparative Year. The Tax Payment for such Comparative Year shall be due from Tenant to Landlord, and shall be payable by Tenant to Landlord, within thirty (30) days after Landlord’s furnishing the aforesaid statement to Tenant.

D. Notwithstanding anything stated hereinabove, Landlord, in its sole discretion, may, upon written notice to Tenant, institute a payment plan whereby Tenant’s Tax Payment with respect to any Comparative Year, shall be payable to Landlord in advance, in equal monthly installments payable on the first day of each month, in amounts reasonably determined by Landlord. Notwithstanding anything to the contrary contained herein, in no event will Tenant be required to pay more frequently than in monthly installments.

E. If the installments paid by Tenant pursuant to Section 41D with respect to any Comparative Year shall be less than the Tax Payment for that Comparative Year, Tenant shall pay Landlord, as Additional Rent, the difference between the Tax Payment for that Comparative Year and the aggregate amount of the installments paid by Tenant on account of the Tax Payment for that Comparative Year, within thirty (30) days after Landlord renders a bill with respect thereto. If the installments paid by Tenant on account of the Tax Payment for any Comparative Year shall exceed the Tax Payment for any Comparative Year, Landlord shall be entitled to either refund the amount of such excess to Tenant or offset such amount against the Tax Payment for the following Comparative Year or any installment(s) payable by Tenant on account thereof.

F. The benefit of any discount for any early payment or prepayment of real estate taxes shall accrue solely to the benefit of Landlord, and the real estate taxes for any Comparative Year in which such a discount is received shall be calculated as if such discount were not so received. If, after Tenant shall have made a payment of Additional Rent under this paragraph, Landlord shall receive a refund of any portion of the real estate taxes payable for any Comparative Year as to which such payment of Additional Rent shall have been based, as a result of a reduction of such real estate taxes by final determination of legal proceedings, settlement, or otherwise, Landlord shall, promptly after receiving the refund, pay to Tenant an amount equal to the product of (i) the Percentage times (ii) the difference between the refund and the aggregate of all expenses (including attorneys’, consultants’, and appraisers’ fees) incurred by Landlord in connection with any such application, negotiation, or proceeding, if any (except to the extent such expenses were previously included in real estate taxes for the Comparative Year to which such expenses relate), or, at Landlord’s option, offset such amount against the Tax Payment for the following Comparative Year or any installment(s) payable by Tenant on account thereof. If, prior to the payment of real estate taxes for any Comparative Year, Landlord shall have obtained a reduction of that Comparative Year’s assessed valuation of the Building and/or the tax parcels on which the Building is constructed or installed, and therefore of said real estate taxes, then the term “real estate taxes” for such Comparative Year shall be deemed to include the amount of Landlord’s expenses in obtaining such reduction in assessed valuation, including attorneys’, consultants’, and appraisers’ fees. If (i) Tenant is entitled to a credit pursuant to this Section 41F, and (ii) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit (less any amounts that may then remain due and payable pursuant to the terms of this Lease) on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). Notwithstanding the foregoing to the contrary, Landlord shall have no obligation to credit or refund to Tenant any amounts paid hereunder which were paid by or on behalf of an individual or entity other than Tenant (i.e. a predecessor tenant under this Lease).

G. If the real estate taxes paid or payable for the Base Year are at any time reduced, the Additional Rent theretofore paid or payable pursuant to this Section 41G for all Comparative Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord, as Additional Rent, within ten (10) days after being billed therefor, any deficiency between the amount of such Additional Rent as theretofore computed and the amount thereof due as the result of such recomputations. Should the real estate taxes payable for such year be increased by final determination of legal proceedings, settlement or otherwise, then appropriate recomputation and adjustment also shall be made.

H. The statements of the real estate taxes to be furnished by Landlord as provided above shall constitute a final determination as between Landlord and Tenant of the real estate taxes for the periods represented thereby.

I. In no event shall the Fixed Annual Rent under this Lease (exclusive of the Additional Rent pursuant to this Article) be reduced by virtue of this Article.

J. Any delay or failure of Landlord in billing any tax escalation hereinabove provided shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such tax escalation hereunder; it being agreed that Landlord shall use commercially reasonable efforts to provide tax statements within sixty (60) days following the end of the applicable Comparative Year. Notwithstanding the foregoing, if Landlord shall fail to issue any tax statement within three (3) years after the last day of the applicable Comparative Year, then Landlord shall not have the right to issue any further tax statement in respect of such Comparative Year.

K. Upon written request from Tenant, Landlord shall provide a copy of the real estate tax statement Landlord received from the Department of Finance of the City of New York, or any successor organization thereto, upon which any Tax Payment hereunder is based.

42. Air Conditioning & Ventilation

A. Tenant shall be permitted the use of and to operate the air-conditioning units existing on each of the eighth (8th) and eleventh (11th) floors of the Building as of the date of this Lease (which Landlord shall deliver to Tenant in good working order) and the air-conditioning units installed by Landlord as part of Landlord’s Work on each of the ninth (9th) and tenth (10th) floors of the Building (all such air-conditioning units being collectively the “Air-Conditioning Units”). Tenant shall maintain the Air-Conditioning Units throughout the Term in good working order, including, but not limited to, the condenser, compressor, coils, ducts, fan motors, dampers, registers, grilles and appurtenances utilized in connection therewith, at Tenant’s sole cost and expense, except that Landlord shall, upon notice from Tenant, be responsible for any major component replacement that may be required throughout the Term including the compressor, condenser fan motor or coil of the Air-Conditioning Unit(s) in its(their) entirety, if necessary, provided that Tenant has maintained the Air-Conditioning Unit(s) throughout the Term as required and as described below as well as operating the same in accordance with the manufacturer’s specifications therefor. In addition, throughout the Term, Tenant shall, at Tenant’s cost and expense, maintain an air-conditioning service and repair and full maintenance contract with an air-conditioning contractor or service organization approved by Landlord and Tenant shall deliver a copy of same to Landlord. Any such contract shall expressly state that (x) it shall be an automatically renewing contract terminable on not less than thirty (30) days prior written notice to Landlord and (y) the contractor providing such service shall maintain a log at the Demised Premises detailing the service provided during each visit pursuant to such contract. Tenant shall keep such log at the Demised Premises and permit Landlord to review the same promptly after Landlord’s request. The Air-Conditioning Units are and shall at all times remain Landlord’s property and, at the expiration or sooner termination of this Lease, Tenant shall surrender to Landlord the same in good working order and condition, normal wear and tear excepted. Tenant shall not make any changes or additions to the Air-Conditioning Units until Tenant shall have received Landlord’s prior written consent thereto. Should Tenant fail to obtain the contract required herein, Landlord may do so and charge Tenant the monthly cost of same, as Additional Rent hereunder, and Tenant shall pay the same within thirty (30) days of Landlord’s demand therefor. Tenant shall comply with all of the laws, orders, rules and regulations including permits and authorizations of all Governmental Authorities having jurisdiction thereof, including the local board of fire underwriters or any similar body at Tenant’s sole cost and expense.

B. Any supplemental heating, ventilating or air conditioning equipment installed by Tenant or on behalf of Tenant in the Demised Premises shall be installed in accordance with the applicable provisions of this Lease, including, without limitation, Article 5. No window units shall be installed in the Demised Premises without the express written consent of Landlord.

43. Sorting, Separation and Removal of Refuse and Trash

Landlord shall cause, at its sole cost and expense, the removal of all garbage, rubbish and waste arising out of or in connection with the conduct of its business at the Demised Premises, and shall cause the removal of all Tenants’ rubbish and trash to such area of the Building. The disposal of garbage, rubbish and waste shall be made subject to and in accordance with the rules and regulations from time to time reasonably promulgated by Landlord for the Building or the office portions thereof and Tenant shall not permit accumulations of garbage, rubbish or waste except at locations and under conditions designated by

Landlord. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage and trash shall be placed in separate receptacles reasonably approved by Landlord. Landlord reserves the right to refuse to collect or accept from Tenant any waste products, garbage, refuse or trash which is not separated and sorted as required by law and to require Tenant to arrange for such collection, at Tenant’s sole cost and expense, utilizing a contractor approved by Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages which may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Article, and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless, (including legal fees and expenses) from and against any actions, claims, suits arising from such non-compliance, utilizing counsel reasonably satisfactory to Landlord.

44. Signage

A. Except as set forth below, Tenant shall not exhibit or affix any type of sign, decal, advertisement, notice or other writing, awning, antenna, plaque or other projection to the roof or the outside walls or windows of the Demised Premises or the Building, nor any interior signs which are visible from the outside, without Landlord’s prior written approval. Subject to compliance with all applicable Legal Requirements, the terms of this Lease and upon Landlord’s prior written consent, Tenant may install signage in the lobby of the Building on the Broadway side of the Building, provided that any signage does not have dimensions larger than 34” x 34”. Tenant shall be solely responsible for obtaining all required governmental approvals, permits and licenses required by any Governmental Authorities for any signage installed by or on behalf of Tenant. All such signage shall be maintained in good condition and repair by Tenant, at Tenant’s sole cost and expense. In the event Tenant installs any signage in violation of the provisions of this Article 44, Landlord shall have the right, at Tenant’s sole cost and expense, to remove the same after the giving of five (5) days prior written notice. Upon the expiration or earlier termination of the Term, and in accordance with Articles 5 and 25 hereof, Tenant shall remove all signage installed by or on behalf of Tenant. Tenant shall fill all holes and repair all damage to the Demised Premises and the Building caused by the installation and removal of any signage. Landlord shall have the right, to temporarily or permanently remove and re-install or replace Tenant’s signs to enable Landlord or the Landlord’s agents to perform repairs, alterations or improvements to the Building. In no event shall Tenant be permitted to affix paper, vinyl or any other type of signage to doors or walls or upon the exterior of the Demised Premises or elsewhere in or around the Building without Landlord’s prior written consent. In addition, Tenant shall not tape any signs or notices to the Building or anywhere outside of the Demised Premises. If Landlord maintains a directory for the Building, Tenant will have its Percentage of directory spaces on the Building directory.

B. Notwithstanding the foregoing, provided that the named Tenant under this Lease is occupying on its own account at least three (3) full floors of the Building pursuant to this Lease (the “Plaque Condition”), Landlord, at Tenant’s sole cost and expense, shall, subject to all applicable governmental laws, ordinances, codes, rules and regulations (including, without limitation, and further subject to Tenant obtaining the approval and required permits from the applicable governmental and quasi-governmental authorities of the City of New York), install Tenant’s identification plaque or signage on the exterior of the Building at the location designated by Landlord. The size, dimensions, materials, finishes, and content of such plaque shall be subject to Landlord’s prior approval; it being agreed, however, that Landlord shall approve the size of any plaque provided that it shall not be larger than the managing agent’s plaque on the Building existing as of the date of this Lease. Following the Expiration Date or earlier termination of the Term or at any time the Plaque Condition is not satisfied, Landlord, at Tenant’s sole cost and expense, shall have the right to remove such plaque or signage.

45. Governmental Regulations

If, at any time during the Term, Landlord expends any sums for alterations or improvements to the Building or any portion thereof which are required to be made pursuant to any Legal Requirement, which becomes effective after the date hereof, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the Percentage of such cost, within ten (10) days after demand therefor. If, however, the cost of such alteration or improvement is one which is required to be amortized over a period of time pursuant to applicable governmental regulations, Tenant shall pay to Landlord, as Additional Rent, annually during each year in which occurs any part of the Term, an amount equal to the Percentage of the reasonable annual amortization of the cost of the alteration or improvement made. For the purposes of this Article, the cost of any alteration or improvement made shall be deemed to include the cost of preparing any necessary plans and the fees for filing such plans.

46. Patriot Act

Landlord and Tenant hereby certify, as to itself, that it is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “Patriot Act”) and the Executive Order 13224 (the “Executive Order”) and, acknowledge that (a) it is prohibited from doing any business with any persons who commit, threaten to commit, or support terrorism; (b) Landlord or Tenant, as applicable, and its respective employees, vendors, contractors, owners, officers, directors, representatives, and/or agents are not persons who commit, threaten to commit, or support terrorism; (c) Landlord or Tenant, as applicable, have each performed, and will perform during the Term, a thorough investigation of those persons described in subclause (b), above, including checking such persons against the list annexed to the Executive Order to ascertain whether they are persons who commit, threaten to commit, or support terrorism; and (d) it shall take commercially diligent steps to ensure that it shall comply with the Patriot Act and Executive Order during the Term. Landlord and Tenant shall each indemnify and hold the other party and its respective agents harmless from and against any losses arising from a breach of the foregoing sentence. The indemnification and hold harmless shall survive the termination of this Lease.

47. Landlord’s Cost By Tenant Defaults

A. If Landlord, as a result of a default by Tenant of any of the provisions of this Lease, including the covenants to pay Fixed Annual Rent and/or Additional Rent, makes any expenditure or incurs any obligations for the payment of money, including but not limited to attorney’s fees, in instituting, prosecuting or defending any action, such expenditures paid for by Landlord, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord together with interest thereon at the rate of eight percent (8%) per annum but not to exceed the maximum amount then chargeable under applicable law (the “Interest Rate”) within ten (10) business days of rendition of any bill or statement to Tenant therefore, and if any expenditure is incurred in collecting such obligations, such sum shall be recoverable by Landlord as additional damages.

B. Notwithstanding anything to the contrary contained herein, In the event of litigation or dispute between Landlord and Tenant, including, without limitation, as a result of Tenant’s failure to pay Rental payable hereunder after notice and expiration of the cure period applicable hereunder, Tenant shall reimburse Landlord for its reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred for or in connection therewith.

48. Saving Provision

If any provision of any Article of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of that Article, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of said Article and of this Lease shall be valid and be enforced to the fullest extent permitted by Legal Requirements.

49. Lease Not Binding Unless Executed

Submission by Landlord of this Lease for execution by Tenant, shall confer no rights nor impose any obligations on, either party unless and until both Landlord and Tenant shall have executed this Lease and counterpart originals thereof shall have been delivered to the respective parties. This Lease may be executed in one (1) or more counterparts, each of which counterpart shall be an original and all such executed counterparts shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

50. Entire Agreement

No earlier statement or prior written matter shall have any force or effect. Tenant agrees that it is not relying on any representations or agreements other than those contained in this Lease. This Lease shall not be modified or canceled except by writing signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

51. Security/Identification Cards

A. If there exists a Building security system or such system is placed into service, Landlord agrees to furnish Tenant with access control card (“Cards”) to the Building to allow Tenant to access the Demised Premises twenty-four (24) hours a day, seven (7) days a week, or at other times as designated by Landlord, for business purposes. The Cards shall only be issued to employees (“Designated Employees”) working in the Demised Premises and designated by Tenant. The names of the Designated Employees shall be furnished to Landlord in writing prior to the distribution of the Cards. Tenant shall initially be issued the number of Cards equal to all Designated Employees without cost within the first three (3) months of the date of this Lease free of charge. Thereafter, Tenant shall pay a fee of $25.00 for each new Card requested from Landlord for additional Designated Employees.

B. The Cards shall be used to access the Building for business purposes only. If required by Landlord, all Designated Employees shall, prior to receiving a Card, be photographed by Landlord or its designee at a time and place as designated by Landlord in accordance with the Building security system. Cards are non-transferable and may not be used by an individual not employed by Tenant at the Demised Premises, nor shall it be used by any employee whose name has not been submitted to Landlord as a Designated Employee. In the event that Tenant no longer occupies the Demised Premises, as a result of the termination, sublet, assignment, license, sale or other disposition of the Demised Premises, Tenant shall return all Cards to Landlord or its designee immediately. Upon the happening of any of the foregoing events, all Cards will be immediately deactivated from the System. Tenant shall immediately notify Landlord or Landlord’s designee if a Card is lost or stolen. Tenant shall pay Landlord $25.00 for the replacement of any such lost or stolen Card before Landlord will issue a new Card.

C. During the Term, Tenant may use the internal (public) fire stairwells in compliance with all Legal Requirements. If Tenant so elects to use the internal fire stairwells, then Tenant may install, in accordance with Article 5 of this Lease, a key card or other security system to access those floors. Following Tenant’s request and provided that Tenant provides connection points, Landlord shall cause such key card or other security system to be tied in to the Building Class E system at Tenant’s sole cost and expense.

Tenant shall be permitted to perform Cosmetic Alterations to the internal fire stairwells between the floors forming a part of the Demised Premises, which work shall at all times be in compliance with all applicable Legal Requirements, and shall be subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

52. Broker

Landlord and Tenant each represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the Demised Premises other than Savills Studley, as Tenant’s broker, and Koeppel Rosen LLC, as Landlord’s exclusive leasing broker. Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone other than Savills Studley and Koeppel Rosen LLC claiming to have dealt with Tenant in connection with the Demised Premises or this Lease. Landlord agrees to pay any commission or fee owing to the aforesaid Savills Studley and Koeppel Rosen LLC pursuant to separate agreements with them. Nothing in this Article shall be construed to be a third-party beneficiary contract. Landlord agrees to indemnify, defend and save Tenant harmless from and against any claims for fees or commissions from anyone, including Savills Studley and Koeppel Rosen LLC, claiming to have dealt with Landlord in connection with the Demised Premises or this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

53. No Abatement

Except as expressly set forth in this Lease, it is hereby understood by and between the Landlord and the Tenant that the Tenant herein shall not be entitled to any abatement of rent or rental value or diminution of rent in any dispossess proceedings for a nonpayment of rent, by reason of any breach by the Landlord of any covenant contained in this Lease, on its part to be performed, and in any dispossess for nonpayment of rent, the Tenant shall not have the right of set-off by way of damage, recoupment or counterclaim for any damages which the Tenant may have sustained by reason of the Landlord’s failure to perform any of the terms, covenants or conditions contained in this Lease, on its part to be performed, but, unless any such counterclaim would be waived if not so made, the Tenant shall be relegated to an independent action for damages and such independent action shall not be at any time joined or consolidated with any action or proceeding to dispossess Tenant for nonpayment.

54. Landlord’s Liability

A. Landlord and Landlord’s agents and employees shall not be liable for, and Tenant waives all claims for, injury to or death to any person or loss or damage to Tenant’s business or damage to any person or property of Tenant or of others, sustained by Tenant or others resulting from any theft, accident or occurrence in or upon the Demised Premises or the Building (whether or not such property is entrusted to employees of the Building), including, but not limited to claims for injury or damage to persons or damages to property resulting from (unless solely and directly caused by or resulting from the negligent acts or willful misconduct of Landlord, its agents or employees): (i) fire; (ii) explosion; (iii) any equipment or appurtenances becoming out of repair; (iv) injury done or occasioned by wind; (v) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, and steam pipes, stairs; (vi) broken glass; (vii) the backing up of any sewer pipe or downspout; (viii) the bursting, leaking or running of any tank, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the Building or the Demised Premises; (ix) the escape of steam or hot water; (x) water, dampness, snow or ice being upon or coming through the roof, skylight, windows, or any other place upon or near the Building or the Demised Premises or otherwise; (xi) the falling of any fixture, plaster, tile or stucco; (xii) any act, omission, or negligence of other tenants, licensees or of any other persons or occupants of the Building; (xiii) operations in construction of any private, public or quasi-public work; (xiv) any latent defect in the Demised Premises or the Building of which the Demised Premises form a part unless any of same are caused by the willful act, omission or negligence of Landlord, or any of Landlord’s authorized agents or employees; (xv) acts of terrorism.

B. In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, such consent must be in writing and the determination of whether to grant such consent or permission shall be, except as expressly provided otherwise herein, within the sole and exclusive judgment and discretion of Landlord, and it shall not constitute any nature of breach by Landlord under this Lease or any defense to the performance of any covenant, duty or obligation of Tenant under this Lease that Landlord delayed or withheld the granting of such consent or permission. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event under this Lease shall Landlord be liable for, and Tenant, on behalf of itself and all other parties claiming through or under Tenant, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

55. Miscellaneous

A. No agreement to accept the surrender of all or any part of the Demised Premises shall be valid unless in writing and signed by the Landlord. The delivery of keys to an employee of Landlord or its agent shall not operate or be deemed or construed as the termination of this Lease or a surrender of the Demised Premises. Without limiting the generality of the foregoing, if Tenant shall at any time request Landlord to sublet the Demised Premises for Tenant’s account, Landlord or its agent is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of Tenant’s property in connection with such subletting.

B. All payments of Fixed Annual Rent and Additional Rent due under the terms of this Lease shall be made by Tenant by unendorsed checks drawn payable directly to Landlord or Landlord’s managing agent as Landlord shall direct drawn upon a Bank with offices located in New York City. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Fixed Annual Rent or Additional Rent due hereunder shall be deemed to be other than the payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided unless such remedy is expressly precluded under this Lease.

C. The parties agree not to record this Lease or any memorandum thereof. Any recordation of this Lease or any memorandum hereof in contravention of this provision shall be deemed void and shall constitute an Event of Default by Tenant hereunder.

D. This Lease shall be deemed to have been made in New York County, and shall be construed in accordance with the laws of the State of New York. All actions or proceedings relating, directly or indirectly to this Lease shall be litigated only in Courts located within New York County of the City of New York.

E. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease, or any part thereof, to be drafted.

F. The headings contained in this Lease are for convenience only and are not given any effect whatsoever in construing this Lease.

G. Tenant shall not employ, or permit the employment of, any contractor, mechanic, or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s reasonable judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others.

H. The Exhibits annexed to this Lease shall be deemed part of this Lease with the same force and effect as if such Exhibits were numbered Paragraphs of this Lease.

I. Tenant shall provide Landlord with a twenty-four (24) hour telephone number for a facility manager to facilitate contacting Tenant in the event of an emergency to obtain access to the Demised Premises.

J. Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval required from Landlord, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of such a determination, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. The sole remedy for Landlord’s unreasonably withholding or delaying of consent or approval shall be as provided in this subparagraph. Any disputes under Article 5 or 15 of this Lease shall be resolved by arbitration in the City of New York in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the AAA (or successor thereto).

K. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others herein or by law or equity provided.

L. Landlord shall provide access to Tenant’s employees for utilization of the bike room, which is located in the basement of the Building. The bike room may be accessed twenty-four (24) hours per day, seven (7) days a week. Any bicycles brought to (or taken from) the bike room and/or the Demised Premises shall be done through the Building’s entrance on the 21st Street side of the Building and through the use of the freight elevators.

56. Right of First Offer

A. For the purposes of this Article, the entire rentable area of any of the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), or eighteenth (18th) floors of the Building are the “Subject Space.” If at any time during the Term Landlord intends to lease to a bona fide third party tenant all or any portion of the Subject Space which consists of a full floor (such portion of the Subject Space that Landlord so intends to lease at the time in question being the “Offer Space”), then, subject to such Subject Space becoming vacant and available and further subject to the rights of any existing tenant of the Building as of the date of this Lease as set forth on EXHIBIT J attached hereto and made a part hereof, provided that at such time this Lease is in full force and effect and no Event of Default exists, Landlord shall give to Tenant notice of Landlord’s intention to so lease the Offer Space (the “Offer Space Notice”), which

Landlord agrees to give at least nine (9) months before the date such space becomes vacant and available, setting forth the material terms and conditions upon which Landlord is willing to lease the Offer Space. The Offer Space Notice shall set forth the following terms (the “Offer Terms”): (i) the commencement date of the proposed letting (the “Offer Space Lease Commencement Date”) and the expiration date of the proposed letting (the “Offer Space Lease Expiration Date”), which shall be co-terminus with the Expiration Date for the then Demised Premises, (ii) the Fixed Annual Rent payable during the Offer Space Term (as hereinafter defined), (iii) any material Additional Rent payable with respect to the Offer Space, including, without limitation, any Additional Rent related to increases in Real Estate Taxes or other escalations, and any sprinkler or water charges, (iv) the dollar amount of any work which Landlord is willing to perform or pay for in the Offer Space (including performing in the Offer Space any work, to the extent not previously performed in the Offer Space), (v) any concession or free rent period applicable to the proposed letting, (vi) any other terms and conditions which Landlord deems material, (vii) the rentable area of the Offer Space (which rentable area shall be reasonably determined by Landlord in good faith, in a manner consistent with the method used to measure the rentable area of the Demised Premises and shall be conclusive and binding upon Tenant), and (viii) a floor plan of the Offer Space. Notwithstanding the foregoing or anything contained herein to the contrary, if as of the proposed Offer Space Lease Commencement Date for a particular Offer Space there is less than two (2) years remaining in the Term, then, as a condition for Tenant to exercise the Offer Space Option (as hereafter defined) for such particular Offer Space, Tenant shall be obligated to exercise the Renewal Option. During the thirty (30) day period commencing on the date that Landlord gives the Offer Space Notice to Tenant, Tenant shall have the option (the “Offer Space Option”) to lease the Offer Space from Landlord for the period (the “Offer Space Term”) commencing on the Offer Space Lease Commencement Date and expiring on the Offer Space Lease Expiration Date at one hundred percent (100%) of the FMV Amount determined by the parties or by arbitration in accordance with the procedures set forth in Section 3C above. Tenant shall exercise the Offer Space Option by giving Landlord written notice thereof (the “Exercise Notice”) on or before the last day of such thirty (30) day period (which last day is hereinafter referred to as the “Exercise Notice Date”), TIME BEING OF THE ESSENCE.

B. Notwithstanding anything contained in this Article to the contrary, the Offer Space Option shall be deemed revoked, null and void, and of no further force or effect, and the Exercise Notice (or purported Exercise Notice) given in connection with Tenant’s attempt to exercise the Offer Space Option shall be ineffective and void ab initio as an Exercise Notice, (i) if Tenant fails to give the Exercise Notice to Landlord on or before the Exercise Notice Date, TIME BEING OF THE ESSENCE, in the manner hereinbefore provided (except as otherwise expressly provided in Section 56D below), or (ii) if the notice given to Landlord amends, modifies or supplements (or attempts or purports to amend, modify or supplement) any of the Offer Terms set forth in the Offer Space Notice other than the Fixed Annual Rent payable with respect to the Offer Space, or (iii) if at the time of the giving of the Exercise Notice, this Lease is not in full force and effect, or there exists an Event of Default, or (iv) if on the Offer Space Lease Commencement Date, this Lease is not in full force and effect or there exists an Event of Default. If Tenant gives the Exercise Notice and Tenant disputes or otherwise amends the Fixed Annual Rent payable with respect to the Offer Space and Landlord and Tenant fail to agree on such Fixed Annual Rent within ten (10) days of Tenant’s delivery of the Exercise Notice, then the Fixed Annual Rent for the Offer Space shall be determined in accordance with the provisions of Section 3C of this Lease.

C. If Tenant shall give the Exercise Notice to Landlord on or before the Exercise Notice Date, TIME BEING OF THE ESSENCE, and in the manner set forth in Section 56A above, the parties hereto shall enter into an amendment of this Lease with respect to the Offer Space (the “Offer Space Amendment”) with respect to the Offer Space, which Offer Space Amendment shall contain all of the same terms, covenants and conditions contained in this Lease (except as otherwise provided in Section 56A), except that:

(i) Those terms and conditions set forth in the Offer Space Notice that are expressly different than the corresponding provisions in this Lease, shall supersede and replace such corresponding provisions, or shall modify such corresponding provisions accordingly;

(ii) Those terms and conditions set forth in the Offer Space Notice that are in addition to the terms and conditions of this Lease, shall be added to the Offer Space Amendment; and

(iii) The Offer Space Amendment shall provide that Tenant has inspected the Offer Space, is fully familiar with the condition thereof, shall accept possession of the Offer Space on the Offer Space Lease Commencement Date in its then “as-is” condition and acknowledges that neither Landlord, nor any of Landlord’s representatives, agents or employees, has made any representations or warranties with respect to the Offer Space.

The parties’ failure to enter into the Offer Space Amendment shall not affect the inclusion of the Offer Space in the Demised Premises in accordance with this Article 56.

D. If for any reason, the Offer Space Option is not exercised in accordance with, and subject to, the applicable provisions of this Article, or is waived, rejected or revoked or deemed waived, rejected or revoked, Landlord may, but shall not be obligated, at any time or from time to time, lease, license or otherwise permit the use of, all or any portions of the Offer Space upon any terms and conditions that are acceptable to Landlord.

E. Except as expressly set forth in this Article, Tenant shall not have any option or right to lease or use the Offer Space or any portions thereof or any other portion of the Building.

F. In the event that Landlord designates common areas for use by multiple tenants for entertainment or other purposes, for example, terrace, rooftop terrace, conference center floors, Landlord shall offer such use to Tenant.

57. Rooftop Use

A. Landlord hereby grants Tenant the right for the Term at no additional charge, but otherwise subject to the terms and conditions of this Lease to use a portion of the roof of the Building identified by Landlord (not to exceed 150 square feet) (the “Rooftop Installation Area”), as shown on the plan attached hereto as EXHIBIT K, to install, operate, maintain, repair, and replace telecommunications equipment for Tenant’s own use, such as an antenna, satellite dish, microwave dish, and the like (the “Telecom Equipment”), and to access such shafts, conduits, or risers as may be needed to connect the Telecom Equipment to the Demised Premises. Any installation of the Telecom Equipment is subject to applicable laws, codes, ordinances, and regulations.

B. (i) Tenant shall install (or cause the installation of) the Telecom Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including, without limitation, Article 5. Tenant shall not install or operate the Telecom Equipment until it receives prior written approval of the plans for such work, which approval shall be given or denied in accordance with the provisions of Article 5, except that Landlord may withhold approval if the installation or operation of any of the Telecom Equipment reasonably would be expected to damage the structural integrity of the Building, as determined by an independent engineer. In connection with any re-roofing of the Building or other work on the Building roof during the Term, Tenant shall cooperate with Landlord as reasonably required to accommodate such roofing or other work by Landlord and Tenant shall be responsible for any costs associated with working around, moving or temporarily relocating Tenant’s Telecom Equipment. Tenant’s access to the rooftop for the purposes of exercising its rights and obligations under this Article 57 shall be limited to business hours by prior appointment with the Building manager.

(ii) Any contractor engaged by Tenant for the performance of any rooftop installations or repairs of the Telecom Equipment shall be subject to Landlord’s prior approval and shall comply with any roof warranty governing the protection of the roof and modifications, if any, to the roof. Tenant shall obtain a letter from the roof manufacturer that issued the roof warranty or such other evidence reasonably satisfactory to Landlord following completion of such work confirming that the roof warranty remains in effect. Tenant, at its sole cost and expense, shall cause a qualified contractor to inspect the Rooftop Installation Area and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of the Telecom Equipment. Tenant shall pay Landlord within thirty (30) days of a written request therefor, as Additional Rent, (x) all applicable taxes or governmental charges, fees or impositions imposed on Landlord because of Tenant’s installation of the Telecom Equipment and (y) the amount of any increase in Landlord’s insurance premiums directly as a result of the installation of the Telecom Equipment.

C. Tenant agrees that the installation, operation and removal of the Telecom Equipment, as applicable, shall be at Tenant’s sole risk. Tenant shall indemnify and defend Landlord against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents, contractors, or invitees) arising out of the installation, use, operation, or removal of the Telecom Equipment by Tenant or its employees, agents, contractors, or invitees, including any liability arising out of Tenant’s violation of this Article 57. Landlord assumes no responsibility for interference in the operation of the Telecom Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by the Telecom Equipment, and Tenant hereby waives any claims against Landlord arising from such interference (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents, contractors, or invitees).

D. Upon the expiration of the Term or earlier termination of this Lease, Tenant, unless and to the extent otherwise instructed by Landlord in writing, at Tenant’s sole cost and expense, shall remove the Telecom Equipment from the Rooftop Installation Area in accordance with the provisions of this Lease and leave the Rooftop Installation Area on which the Telecom Equipment is located in good order and condition, reasonable wear and tear and damage by casualty or condemnation, or repairs for which Tenant is not responsible excepted. If Tenant does not remove the Telecom Equipment and restore the Rooftop Installation Area when and as so required, then Landlord may remove and dispose of it and charge Tenant for all actual out-of-pocket costs and expenses.

E. Landlord may grant future roof rights to other parties in other designated areas, and Landlord shall use commercially reasonable efforts to cause such other parties to minimize interference with the Telecom Equipment. If the Telecom Equipment (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing the Building or any building, premises or location in the vicinity of the Building, (iii) interferes with any other service provided to other tenants in the Building by rooftop installations installed prior to the installation of the Telecom Equipment, or (iv) interferes with any other tenants’ business, then Tenant shall within two (2) business days off notice of a claim of interference or damage take such action as Landlord may direct to cease such damage and interference and otherwise reasonably cooperate with Landlord or any other tenant or third party making such claim to determine the source of the damage or interference and effect a prompt solution at Tenant’s expense (if the Telecom Equipment caused such interference or damage). Additionally, Tenant agrees to reasonably cooperate, at no cost to Tenant and without diminishing any of Tenant’s rights under this Article 57, with Landlord and any other tenant or third party installing rooftop equipment after the Commencement Date with respect to such tenant’s or third party’s claim of interference of its business based on the installation of Tenant’s Telecom Equipment.

F. Landlord reserves the right to cause Tenant to relocate the Telecom Equipment located on the roof to comparably functional space on the roof, which is reasonably acceptable to Tenant, by giving Tenant prior notice of such requirement that Tenant relocate the Telecom Equipment. If the relocation is not due to compliance with Legal Requirements, then Landlord shall bear the reasonable and actual costs of such relocation and if the relocation is to comply with Legal Requirements, then such relocation shall be at Tenant’s cost. If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which the Telecom Equipment is to be relocated, the timing of such relocation and the terms of such relocation, then Landlord may make all such determinations in its reasonable judgment. Tenant shall arrange for the relocation of the Telecom Equipment within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be. If Tenant fails to arrange for said relocation with the 60-day period as aforesaid, then Landlord may arrange for such relocation.

REMAINDER OF PAGE BLANK

SIGNATURE PAGE TO FOLLOW

In Witness Whereof, Landlord and Tenant have respectively signed and delivered this Lease as of the day and year first above written.

LANDLORD:

902 ASSOCIATES

By:	/s/ Jonathan P. Rosen
Jonathan P. Rosen, General Partner

TENANT:

SEATGEEK, INC.

By:	/s/ Jon Groetzinger
Name: Jon Groetzinger
Title: CEO

TENANT ACKNOWLEDGEMENT

STATE OF NEW YORK

SS.:

COUNTY OF

On the                          day of September in the year 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared                                      personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Felicia Alford Gibbs
NOTARY PUBLIC

EXHIBIT A

FLOOR PLAN SKETCHES OF THE DEMISED PREMISES

EXHIBIT B

LANDLORD’S WORK

Landlord agrees, at its own cost and expense to perform the work set forth below to the portion of the Demised Premises consisting of the ninth (9th), tenth (10th) and eleventh (11th) floor of the Building (“Landlord’s Work”) in a Building standard manner and consistent with the white box condition existing on the ninth (9th) and tenth (10th) floors of the Building as of the date of this Lease:

1. Deliver such premises in compliance with all applicable Legal Requirements;

2. Deliver such premises demolished and “broom-clean” and free of Hazardous Materials (including asbestos containing materials);

3. Provide code compliant fire proofing and enclose any exposed structural steel. All holes, core drills and other penetrations to be patched and fire stopped and all pipe and similar penetrations to be fire stopped;

4. Deliver the main HVAC trunk duct stubs at core walls on each floor of the ninth (9th), tenth (10th) and eleventh (11th) floors of the Building with code required fire/smoke dampers and mounted smoke detectors;

5. Furnish and install (provided that Tenant advises Landlord of the location within four (4) weeks form the date of this Lease) a forty-five (45) ton air-conditioning unit on each of the ninth (9th) and tenth (10th) floor portions of the Demised Premises;

6. Tape, spackle smooth and ready to receive paint columns, core walls, perimeter walls and window pockets;

7. Provide any existing radiators in good working order;

8. Provide standpipes (including flow switch and tamper switch wired to the Building’s fire alarm system, OS&Y valves, and drain down rig) and temporary sprinkler loops;

9. Provide Tenant’s Percentage of shaft space for voice and data cabling to points of present in the Building and between the floors of the Demised Premises;

10. Provide all required connection points, tie-ins, and software reprogramming for Tenant’s code compliant fire alarm system (to be installed by Tenant at its sole cost) including strobes and connection of same to the Building’s Class “E” fire alarm system. Such system shall include, without limitation, the installation of required warden stations, pull stations, smoke detectors, and speakers and strobes for the core areas including the core lavatories, and shall be of sufficient quantity and appropriate height to meet ADA and all applicable Legal Requirements;

11. Intentionally omitted; and

12. Deliver such other Building systems serving the Demised Premises as of the date of this Lease in good working order.

Any work Landlord is required to perform to prepare the space for Tenant’s occupancy or has performed by its agents, employees or contractors shall comply with all applicable Legal Requirements concerning such work, and Tenant shall be responsible for all code compliance in the Demised Premises subsequent to the Commencement Date.

Any request by Tenant for Landlord to make any changes in or to the work set forth above must be made in writing, which request may be rejected in Landlord’s sole discretion. To the extent such changes result in additional cost or delay the completion of Landlord’s Work, Tenant shall be responsible for such additional costs, such delay shall be deemed a Tenant Delay, and the Commencement Date shall not be delayed thereby. In addition, Tenant shall be liable for any delays resulting from Tenant’s requests regarding the scheduling of Landlord’s Work or from any other action of Tenant’s which otherwise impacts Landlord’s ability to perform such work, all of which shall be deemed a Tenant Delay.

Tenant acknowledges and agrees that the furnishing or installation of data or telephone lines in the Demised Premises is not included as part of Landlord’s Work and shall be performed at the sole cost and expense of Tenant. Data points shall be terminated by Tenant’s contractor in all locations.

Except as provided in this EXHIBIT B, Landlord shall be under no obligation to make any other improvements or alterations in the Demised Premises and Tenant agrees to accept the Demised Premises “as is” in its present condition.

EXHIBIT C

FORM OF LIEN WAIVER

PARTIAL/FINAL LIEN WAIVER

Project Description     ____________________________________

    ___________, New York, New York

Landlord:    ____________________________________________

Contractor:     __________________________________________

Total Contract Amount:

Total Payments Received through Period Ending     _________, 201_ is $ __________

Balance Due on Contract;     ____________________________

THE UNDERSIGNED (1) acknowledges receipt of the amount set forth above as payments received to date, (2) to the extent of such payments, waives and releases any claim which it may now or hereafter have against the Landlord or its agents upon the land, building and improvements made therein described above in the Project Description, (3) that the amount of payments received to the date of this waiver represents the current amount due (as well as all prior payments) in accordance with our contract and work completed, and (4) warrants that it has not and will not assign any claims for payment or right to perfect a lien against such land and improvements and warrants that it has the right to execute this waiver and release.

THE UNDERSIGNED further warrants that (1) all workmen employed by it or its subcontractors upon this Project have been fully paid to the date hereof, (2) all materialmen from whom the undersigned or its subcontractors have purchased materials used in the Project have been paid for materials delivered on or prior to the date hereof, (3) none of such workmen and materialmen has any claim or demand or right of lien against the land and improvements described above, and (4) stipulates that he is an authorized officer with full power to execute this waiver of lien.

THE UNDERSIGNED agrees that the Landlord of the building (                         ) and any lender and any title insurer may rely upon this waiver.

STATE OF NEW YORK ) ) COUNTY OF NEW YORK ) Sworn to before me this day of_ , 201_	Contractor Name Here BY: TITLE: (corporate seal)
Notary Public

EXHIBIT D

POC-1 Letter

                                             , 201_

RE:    POC-1 Work Permit Applications

[Tenant Entity]

[Premises

and Building Address]

[Landlord Entity]

Ladies & Gentlemen:

Pursuant to the provisions of the lease dated                                                  , 201_ between you and 902 Associates (the “Landlord”) for the above-referenced premises (the “Premises”), you have requested that Landlord, as owner of the Building, sign Form POC-1 dated                         ,known as Professional and Owner Certification from The City of New York Department of Buildings. The plans and specifications for which Landlord is signing the POC-1 form are shown on EXHIBIT A attached hereto and made a part hereof.

By signing Form POC-1, Landlord is stating the following:

“I have read and am fully aware of the applicant’s above statement that this job will be professionally certified, and agree to bring into compliance any construction which is found not to comply with all applicable laws and regulations.”

This letter will confirm that as a material inducement to Landlord to sign said Form POC-1, Tenant shall indemnify, defend and hold Landlord, its agent and any and all of their employees harmless from and against any and all liabilities, damages, costs and/or reasonable expenses (including, without limitation, reasonable legal fees and disbursements and fees of any code consultants retained by Landlord), incurred by or on behalf of Landlord or its agent arising out of, under, or in connection with, the execution and/or filing of said Form POC-1, including, without limitation, any actual out-of-pocket costs incurred by or on behalf of Landlord or its agent for any remedial action required to be taken to meet any requirements of the Department of Buildings as well as any fees, fines, penalties, interest or other charges assessed against Landlord or its agent, the Premises and/or the Building in connection therewith.

In the event that you do not provide proof to Landlord or its agent that ALL open work applications have been signed off within sixty (60) days of construction completion (or such longer period provided that the delay is not due to Tenant’s failure to timely act and diligently pursue the same) and that electrical sign-offs and any other sign-off(s) from the governmental agency claiming jurisdiction over the work to be signed off have been completed within sixty (60) days of construction completion (or such longer period provided that the delay is not due to Tenant’s failure to timely act and diligently pursue the same), then Landlord shall have the right to use an architect/engineer/expeditor of its choice to pursue and obtain any and all of said sign offs at your cost and expense.

The indemnity provided herein is in addition to any indemnity that you may provide to Landlord pursuant to the aforementioned lease and said indemnity shall remain in effect for the entire term of said Lease.

Kindly acknowledge your agreement and acceptance of the terms contained in this letter agreement by signing in the space provided below and returning one copy of same to the undersigned.

Very truly yours

KOEPPEL ROSEN LLC

By:

AGREED AND ACCEPTED:

[TENANT ENTITY]

By:

EXHIBIT E

INSURANCE REQUIREMENTS

We will require two separate Certificate(s) of Insurance made out as follows:

902 Associates (“Owner”) c/o Koeppel Rosen LLC PO Box 334—Lenox Hill Station New York, NY 10021 Attn: Property Manager	Koeppel Rosen LLC As Agent For 902 Associates (“Agent”) PO Box 334—Lenox Hill Station New York, NY 10021 Attn: Property Manager

CONTRACTOR INSURANCE COVERAGE

A. In the event of any conflict in connection with the required insurance coverage set forth herein and the contract between you and your contractor, it is agreed that the terms contained herein shall prevail.

B. Contractor shall deliver to Owner/Agent, prior to commencement of any work, evidence of the insurance required hereunder. The Contractor shall not permit or allow any subcontractor to commence any work until the subcontractor delivers similar evidence of insurance in the amounts and on the terms provided hereinafter. It is required that all insurance requirements set forth herein be forwarded to the Contractor’s insurance carrier to ensure that the required coverage is provided.

C. The Contractor, at its sole cost and expense, shall procure and maintain and keep in full force at all times during the term of this contract a policy of Primary Commercial General Liability Insurance covering all operations of the Contractor whether such operations be that of the Contractor or any subcontractor or by anyone directly or indirectly employed by either of them.

The policy shall be a Commercial General Liability Bodily Injury, Property Damage, Personal Injury, Contractual Liability, Products/Completed Operations with minimum limits as set forth herein. The policy shall be so written as to include coverage protecting the Contractor and all additional insureds required to be named herein against all claims arising from the operations of the Contractor. Policies shall not contain any deductibles or self-insured retention without prior consent of the Owner/Agent.

The following limits are to be provided per project and not on an annual general aggregate basis and are used herein to establish the minimum amounts acceptable to the Owner/Agent.

Commercial General Liability Including Contractual	$l ,000,000/2,000,000
Personal Injury	$2,000,000
Products/Completed Operations (Three Year Discovery)	$ 1,000,000/2,000,000
Medical Payments
Umbrella Liability	$10,000 [$10,000,000/10,000,000] subject to adjustment

D. The Contractor, at its sole cost and expense, shall procure and maintain and keep in full force at all times during the term of this contract or while performing any work for Owner/Agent a policy of statutory Worker’s Compensation insurance covering Contractor’s employees and agents with unlimited Employer’s Liability.

E. The Contractor, at its sole cost and expense, shall procure and maintain and keep in full force at all times during the term of this contract a policy of automobile liability insurance with limits of $ 1,000,000 per occurrence each for owned and non-owned and hired vehicles.

F. Property insurance upon tools, material, equipment and supplies, whether owned, leased or borrowed by the Contractor or its employees to the full replacement cost for all causes of loss included within “all risk” perils. Policy shall allow for a waiver of subrogation against Owner/Agent.

G. General Conditions:

(i) Insurance carriers must be satisfactory to Owner/Agent as to an acceptable Standard & Poor’s and/or Best financial rating with an A.M Best rating of A,VII.

(ii) The Contractor shall include as “Additional Insured”, the Owner/Agent and its partners, officers, employees and invitees and those designated by the Owner/Agent, including but not limited to its agent Koeppel Rosen LLC, their officers, partners, employees and invitees. CONTRACTOR SHALL PROVIDE TO OWNER/AGENT A COPY OF THE ENDORSEMENT TO THE POLICY EVIDENCING SAID ADDITIONAL INSURED STATUS.

(iii) All policies of insurance shall contain a statement that said policy is primary coverage to the Owner/Agent and its designees with respect to the project.

(iv) The cost of any deductible amounts or self-insured retentions contained in any of the insurance policies pursuant to these requirements, whether approved or not approved by Owner/Agent, shall be borne by the Contractor without any increase or adjustment to the Contract amount.

(v) The Umbrella Liability policies shall cover in the same manner as the Commercial General Liability policy and shall contain no additional exclusions or limitations than those of said policy.

(vi) All policies shall provide for sixty (60) days’ prior written notice to Owner/Agent and the Additional Insured, at the address so designated by Owner/Agent, of any cancellation, modification or non-renewal.

(vii) All policies shall provide that Contractor is the premium payee under the policy and the Contractor, upon request, shall provide Owner/Agent evidence of proof of payment of the premium in the form of a receipted invoice from the insurance company or insurance agent within thirty (30) days of effective date of the policy. Owner/Agent shall not be responsible for the payment of any premiums for such insurance.

(viii) In the event Contractor fails to procure and maintain the coverage required hereunder in accordance with the insurance provisions contained herein, the Owner/Agent may, but is not obligated to, procure said insurance for the benefit of the Owner/Agent at the cost and expense of Contractor, which amount shall be payable to Owner/Agent upon demand or deducted from payments due to contractor.

(ix) The Contractor shall furnish Owner/Agent with a certificate of insurance reflecting and confirming that the insurance is provided in accordance with the insurance provisions of the contract and shall also include therewith a copy of all endorsements as set forth in G(iii) above, specifically applicable to the Owner/Agent and the project.

(x) The minimum limits of insurance coverage required by the insurance provisions of these requirements shall be subject to increase by the Owner/Agent at any time if the Owner/Agent in its sole judgment shall deem same necessary for adequate protection. Within thirty (30) days of demand for such increased coverage Contractor shall deliver to Owner/Agent evidence of such increased coverage in the form of an endorsement or replacement insurance policy or certificate and in keeping with all other insurance provisions contained herein. In the event the Contractor fails to procure or maintain the coverage required hereunder in accordance with the insurance provisions contained herein the Owner/Agent may, but is not obligated to, procure said insurance at the cost and expense of Contractor, which amount shall be payable to Owner/Agent on demand.

(xi) The minimum limits of insurance coverage required herein shall in no way limit or diminish Contractor’s liability.

(xii) The Contractor hereby agrees to indemnify and hold harmless, Owner/Agent, the Consultant and any of Owner’s/Agent’s subsidiaries and designees from and against all liability, claims, suits, causes of actions, demands, and judgments in connection with or arising from any injury to persons, including but not limited to death resulting therefrom and damages to property arising out of the performance of this Contract by the Contractor, its employees, agents and subcontractors and the Contractor’s property and equipment, except against the negligence of the Owner/Agent, the Consultant and any of Owner’s/Agent’s subsidiaries and designees. The Contractor shall, at Contractor’s sole cost and expense, defend any and all actions at law or in equity brought against the Owner/Agent, the Consultant, the Owner’s/Agent’s subsidiaries and its designees and shall pay for all attorney fees and all other expenses in connection therewith and promptly discharge any judgments arising therefrom.

(xiii) Owner/Agent agrees to give Contractor notice within a reasonable time, (Sunday and holidays excepted), of any accident, alteration or change affecting the equipment covered by these requirements and of any change of ownership of the property. It is understood and agreed that the Contractor shall notify the Owner/Agent immediately when any equipment becomes unsafe or operating in a manner which might cause injury or death to anyone using said equipment and it is further understood and agreed that the Contractor shall immediately remove any equipment from service when the equipment becomes unsafe or operating in a manner which might cause injury or death to anyone using said equipment.

(xiv) If Owner/Agent, the Consultant or Owner’s/Agent’s subsidiaries or designees shall suffer or incur any damages not covered by the insurance requirements as provided hereunder in connection with or arising from the Contractor’s negligent acts, failure to act or omissions in the performance of any of the terms and conditions of any agreement with or purchase order issued by Owner/Agent, the Consultant or Owner’s/Agent’s subsidiaries or designees shall be entitled to recover such damages from Contractor.

All of the conditions contained in these requirements shall also apply to any subcontracted operations.

EXHIBIT F

CLEANING SPECIFICATIONS

GENERAL CLEANING—NIGHTLY

•	Dust sweep all stone, ceramic tile, marble terrazzo, asphalt tile, linoleum, rubber, vinyl and other types of flooring.

•	Carpet sweep all carpets and rugs two (2) times per week.

•	Vacuum clean all carpets and rugs, one (1) time per week.

•	Empty and clean all wastepaper baskets and receptacles, damp dust as necessary.

•	Remove all wastepaper and tenant rubbish to a designated area in the premises (excluding cafeteria waste, bulk materials and all special materials such as old desks, furniture etc.).

•	Dust all furniture, and window sills as necessary.

•	Dust clean all glass furniture tops.

•	Dust all chair rails, trim and similar objects as necessary.

•	Dust all baseboards as necessary.

•	Wash clean all water fountains.

LAVATORIES NIGHTLY (EXCLUDING PRIVATE & EXECUTIVE LAVATORIES)

•	Sweep and mop all flooring.

•	Wipe clean all mirrors, powder shelves and bright work, including flushometers, piping toilet hinges.

•	Wash and disinfect all basins, bowls and urinals.

•	Wash both sides of toilet seats.

•	Dust all partitions, tile walls, dispensers and receptacles.

•	Empty and clean paper towel and sanitary receptacles.

•	Fill toilet tissue holders, soap dispensers and towel dispensers.

•	Remove all wastepaper and refuse to designated area in the premises.

LAVATORIES—PERIODIC CLEANING (EXCLUDES PRIVATE & EXECUTIVE LAVATORIES)

•	Machine scrub flooring as necessary.

•	Wash all partitions, tile walls, and enamel surfaces periodically, using proper disinfectant when necessary.

DAY SERVICES—DUTIES OF THE DAY PORTERS

•	Police restrooms and lavatories, keeping them in clean condition.

•	Fill toilet paper dispensers.

EXHIBIT G

Sample Commencement Letter

                         , 201_

By Certified Mail, Return Receipt Request

RE:	Lease Agreement dated , 201_ by and between
[ ] (“Landlord”) and
[ ] (“Tenant”)

Premises:	[ ] floor (hereinafter referred to as the “Demised Premises”) at the building known as [ ], New York, New York.

Dear                             :

In accordance with Article 24 of the above referenced Lease Agreement, notice is hereby given that the Landlord’s Work has been substantially completed and the “Commencement Date” is deemed to be                          . Unless we receive a written response in which you provide a detailed explanation of Landlord’s Work which you claim has not been performed or if we do not receive this letter back from you signed, in either case within the next (5) five business days, from the delivery thereof, the Commencement Date shall be fixed as of                                      .

Koeppel Rosen LLC, as agent for

By:

Received and Acknowledged:

[ ]

Name:

Title:

EXHIBIT H

FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE,

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made on the day of October, 2018 by and among LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK, a New York corporation (“Lender”), SEATGEEK, INC., a Delaware corporation (“Tenant”) and 902 ASSOCIATES, a New York limited partnership, as (“Landlord”).

WITNESSETH:

WHEREAS, Landlord, and Tenant have entered into that certain lease dated as of October_, 2018 (the “Lease”) pursuant to which Landlord has leased to Tenant certain premises (“Premises”), which constitute a portion or all, as the case may be, of the real property described in Exhibit “A” attached hereto (the “Real Property”); and

WHEREAS, Lender has made or has committed to make a loan to Landlord in the principal amount of $30,000,000.00 secured by, inter alia, a mortgage or deed of trust (the “Deed of Trust”) and an assignment of leases, rents and profits from Landlord to Lender covering the fee estate of the Real Property, which secures the indebtedness owed by the Landlord to the Lender as evidenced by a promissory note (the “Note”); and

WHEREAS, Tenant has agreed that the Lease shall be subject and subordinate to the Deed of Trust and the lien thereof, provided Tenant is assured of undisturbed continued occupancy of the Premises by it and its subtenants and assigns under the Lease on the terms and conditions of the Lease; and

WHEREAS, the parties desire to set forth herein an agreement concerning the Lease and the rights of Tenant thereunder in connection with any exercise by Lender of its rights and remedies under the Note, the Deed of Trust or any other instrument executed in connection therewith (collectively, the “Loan Documents”).

NOW THEREFORE, in consideration of the mutual covenants herein contained, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to as follows:

1. Representations of Lender. Lender hereby represents to and for the benefit of Tenant that:

(i) Lender is the owner and holder of the note, the Deed of Trust and all other Loan Documents;

(ii) The Loan Documents have not been transferred, pledged or assigned by Lender; and

(iii) To the best of Lender’s knowledge, Lender is not aware of any breach or default by Landlord under the Loan Documents that remains uncured or of any event which, with the giving of notice or the passage of time or both, would constitute a breach or default by Landlord of its covenants or obligations under the Loan Documents.

2. Representations of Landlord and Tenant. Landlord and Tenant hereby represent to and for the benefit of Lender that:

(i) The Lease has been duly executed by Landlord and Tenant and is in full force and effect; and

(ii) The Lease has not been modified or amended (except as set forth on Exhibit “B” attached hereto);

(iii) In respect of itself, and to the best of its knowledge with respect to the other party, neither party to the Lease is in default thereunder;

(iv) No monthly rent under the Lease has been paid more than thirty (30) days in advance of its due date (except for the first month’s installment of fixed rent paid upon execution of the Lease); and

(v) Tenant, as of this date, has no charge, lien or claim of offset under the Lease, or otherwise, against the rents or other charges due or to become due thereunder except as expressly set forth under the Lease.

3. Subordination. Lender, Tenant and Landlord do hereby covenant and agree that the Lease, with all rights, options, liens and charges created thereby, is and shall continue to be subject and subordinate in all respects to the Deed of Trust and to any advancements made thereunder and to any renewals, modifications, consolidations, replacements and extensions thereof.

4. Non-Disturbance and Attornment.

4.1 So long as Tenant is not in default under any of the terms, covenants or conditions of the Lease (beyond any applicable notice and period provided to Tenant to cure such default by the terms of the Lease), Tenant’s rights under the Lease and possession of the premises thereunder shall not be affected or disturbed by Lender in the exercise of any of its rights or remedies under the Loan Documents.

4.2 Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of or otherwise to enforce the Loan Documents or the sale of the Real Property, Tenant and any of its permitted subtenants shall not be named as a party therein unless such joinder shall be required by law; provided however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s or such subtenant’s possession or use of the Premises thereunder. Upon the foreclosure of the Deed of Trust or the granting of a deed in lieu of foreclosure or the exercise of any other remedy available to Lender under the Loan Documents or applicable law pursuant to which Lender or any purchaser at a foreclosure sale or trustee’s sale succeeds to some or all of the interest of Landlord as the owner of the Real Property, such sale shall be made subject to the all rights of Tenant and its permitted assigns under the Lease (including all renewal and other options contained therein), and the Lease shall continue in full force and effect as though the default giving rise to such action had not occurred. The Lender or the purchaser under any such foreclosure or trustee’s sale proceeding (“Successor Landlord”) shall recognize all of the rights and interest of Tenant and its permitted subtenants and assigns under the Lease and shall perform all of the duties and responsibilities of the Landlord under the Lease with the same force and effect and with the same priority in right as if the Lease were directly made between Successor Landlord and Tenant, so long as Tenant is not in default thereunder beyond notice and the expiration of any applicable cure period available to Tenant by law, in equity or by the terms of the Lease; provided, however, that: (i) Successor Landlord shall not be liable for any act or omission of any prior landlord occurring prior to such foreclosure or sale, except for any breach of a prior landlord’s obligations to provide services, perform routine repairs and/or maintenance, and comply with applicable laws under the Lease, to the extent that such breach shall continue from and after the date of attornment; (ii) Successor Landlord shall not be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord) as the result of any breach by landlord (including Landlord) that occurred before the date of attornment; provided, however, the foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any offset right or defense available to Tenant under the Lease (as modified by this Agreement) because of events occurring after the date of attornment or (b) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under the Lease (as modified by this Agreement); (iii) Successor Landlord shall not be bound by any rent or additional rent which Tenant might have paid for more than thirty (30) days in advance of the date such payment is due to any prior landlord (including Landlord) unless such prepayment shall have been expressly approved by Lender, or for any security deposit paid to any prior landlord (including Landlord) which has not been turned over to Successor Landlord; (iv) Successor Landlord shall not be bound by any Material Amendment (hereinafter defined) of the Lease made without the prior written consent of Lender (for purposes hereof, the term “Material Amendment” shall mean any modification or amendment to the Lease which: (a) reduces the rental amount or any other amounts payable under the Lease by Tenant; (b) decreases the term of the Lease; (c) imposes new financial obligations upon Landlord; (d) grants Tenant a termination option not expressly provided by the Lease as of the date hereof; (e) grants Tenant a purchase option or right of first refusal to acquire all or any portion of the Real Property; or (f) changes the permitted use of the Premises (except as may be permitted under the Lease)); (v) Successor Landlord shall not be liable for any default under the Lease or for any covenant on its part to be performed thereunder as landlord, provided, however, the foregoing shall not limit Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and which violate Successor Landlord’s obligations as landlord under the Lease as modified by this Agreement; (vi) Successor Landlord shall not be liable to Tenant for any obligation to pay for, construct or finish the construction of any improvement or construction obligations under the Lease, including, but not limited to, any tenant improvement allowance, including the Tenant Allowance (as defined in Section 24(D) of the Lease), Bathroom Allowance (as defined in Section 24(E) of the Lease), any construction allowance, base building work, or the Landlord’s Work (as defined in EXHIBIT B to the Lease), or the Bathroom Work (as defined in Section 24(E) of the Lease); (vii) Successor Landlord shall not be liable to Tenant for any obligation to pay Tenant any sum(s) that any prior landlord (including Landlord) owed to Tenant; (viii) Successor Landlord shall not be liable to Tenant for any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between any prior landlord (including Landlord) and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease or unless approved by Lender; or (ix) any obligation to pay for any brokers’ commissions in connection with the Lease, including, without limitation, any brokerage commissions owed pursuant to Section 52 of the Lease. Tenant’s attornment hereunder shall be effective and self-operative without the execution of any other instruments on the part of any party and shall be effective concurrently with such owner’s acquisition of title to the Premises.

4.3 So long as the Deed of Trust remains outstanding and unsatisfied, Tenant shall mail or deliver to Lender at the address and in the manner hereinbelow provided, a copy of all notices of default given to the Landlord by Tenant under and pursuant to the terms and provisions of the Lease. Lender may, but shall have no obligation to, cure any default of Landlord within the latest to occur of the following: (i) at any time before the rights of the Landlord shall have been forfeited or adversely affected because of any default of the Landlord; (ii) within the time permitted the Landlord for curing any default under the Lease as therein provided; or (iii) within fifteen days after service of a notice specifying the default with respect to defaults that can be cured by the payment of money and within thirty days after service of such notice with respect to any other default unless such default cannot reasonably be cured in thirty days, then in such event, Lender shall have within thirty days to commence action necessary to effect such cure and shall thereafter diligently prosecute such curative action to completion without interruption.

5. Consent to Assignment of Lease. Tenant acknowledges that Landlord’s interest under the Lease and the rent and all other sums due thereunder has been assigned to Lender, pursuant to an assignment of leases, rents and profits, as part of the security for the obligations secured by the Loan Documents, and Tenant hereby expressly consents to such assignment.

6. Interpretation; Effect on Loan Documents. Except as provided herein, neither this Agreement nor the Lease shall expand, enlarge, alter, affect or diminish Lender’s rights under the Loan Documents. Except as provided in this Agreement, the Loan Documents shall not expand, enlarge, alter, affect or diminish Tenant’s rights or obligations under the Lease.

7. Amendment to Agreement. This Agreement may be modified only by an agreement in writing signed by the parties hereto or their respective successors in interest. No renewal, extension, modification, consolidation or replacement of any of the Loan Documents or the Lease shall affect the terms of this Agreement without the written approval of the parties affected thereby.

8. Notices. Unless and except as otherwise specifically provided herein, any and all notices, elections, approvals, consents, demands, requests and responses thereto (“Communications”) permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, to the other party at the address of such other party set forth hereinbelow or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the notices shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the US Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested at the address of such party set forth hereinbelow, subject to change as provided hereinabove; and provided further that no notice of change of address shall be effective with respect to Communications sent prior to the time of receipt thereof. An attempted delivery in accordance with the foregoing, acceptance of which is refused or rejected, shall be deemed to be and shall constitute receipt; and an attempted delivery in accordance with the foregoing by mail, messenger, or courier service (whichever is chosen by the sender) which is not completed because of changed address of which no notice was received by the sender in accordance with this provision prior to the sending of the Communication shall also be deemed to be and constitute receipt. Any Communication shall be addressed as follows, subject to change as provided hereinabove:

Communications to Lender:	LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK 100 North Greene Street Greensboro, North Carolina 27401 Attn: Loan Servicing Loan No. Ll 16500

Communications to Tenant:	SeatGeek Inc. 902 Broadway New York, New York 10010 Attn.: General Counsel

With a copy to:	Loeb and Loeb LLP 345 Park Avenue New York, New York 10154 Attn: Scott Schneider, Esq.

Communications to Landlord:	902 ASSOCIATES 40 East 69th Street New York, New York 10021 Attention: Jonathan P. Rosen

With a copy to:	Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: Lisa P. Segal-Bloom, Esq.

For purposes of this Section 8, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

9. Payments to Lender after Default. In the event Tenant receives written notice from Lender that there has been a default under the Loan and that rents due under the Lease are to be paid to Lender pursuant to the terms of an assignment of leases, rents and profits, Tenant shall pay to Lender, or in accordance with the directions of Lender, until further notice from Lender in writing, all rents and other monies due or to become due to Landlord under the Lease, and Landlord hereby expressly authorizes Tenant to make such payments to Lender, or as otherwise directed by Lender and hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments and agrees that Tenant’s compliance with such notice from Lender shall not be deemed a violation of the Lease.

10. Governing Law; Successors. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Premises are located, without regard to conflicts of laws principles. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors-in-title, and assigns. Whenever used herein the term “landlord” refers to the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease but shall not mean or include Lender. The term “Lender” as used herein shall include the successors and assigns of Lender and any nominee or designee of Lender and any person, party or entity which shall succeed to the rights of Landlord under the Lease or shall become the owner of the Real Property by reason of a foreclosure of the Loan Documents or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Real Property” as used herein shall mean the Real Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Loan Documents. The term “tenant” as used herein shall mean and include the present tenant under the Lease and its permitted successors in interest under the Lease.

11. Captions. The description headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

12. Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

13. No Merger. Tenant and Lender agree that unless Lender shall otherwise consent in writing, the estate of Landlord in and to the Real Property and the leasehold estate created by the Lease shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Landlord or tenant or any other third party by purchase, assignment or otherwise.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, agents or representatives, as the case may be, as of the date first written above.

TENANT:

SEATGEEK, INC., a Delaware corporation

By:

Name:

Title:

LANDLORD:

902 ASSOCIATES
a New York limited partnership

By:

Jonathan P. Rosen, General Partner

LENDER:

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
a New York corporation

By:
Name:
Title:

NOTARY ACKNOWLEDGEMENTS

AS TO LENDER

STATE OF NORTH CAROLINA	)
SS.:
COUNTY OF GUILFORD	)

On the                          day of                                      , 2018 before me, the undersigned Notary Public in and for said State, personally appeared                              known to me to me to be the                                      of Delaware Investments Advisors, the attorney in fact for Lincoln Life & Annuity Company of New York, a New York corporation, and acknowledged to me that the said instrument is the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he is authorized to executed the said instrument.

Notary Public

My Commission expires:

AS TO TENANT

STATE OF NEW YORK	)
SS.:
COUNTY OF NEW YORK	)

On the                      day of                                 , 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared                                               personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies), and that by his signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

My Commission expires:

AS TO LANDLORD

STATE OF NEW YORK	)
SS.:
COUNTY OF NEW YORK	)

On the                      day of                             , 2018 before me, the undersigned, a Notary Public in and for said State, personally appeared Jonathan P. Rosen, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies), and that by his signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

My Commission expires:

EXHIBIT “A”

Legal Description

[Lender or Landlord to attach.]

EXHIBIT “A”

Legal Description

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of 20th Street with the easterly side of Broadway;

RUNNING THENCE northerly along said easterly side of Broadway, 96 feet 1 inch (96 feet O 7/8 inch calculated);

THENCE easterly, parallel with the northerly side of 20th Street, 45 feet 9 inches, more or less, to a point which is distant 92 feet southerly at right angles from the southerly side of 21st Street, measured from a point distant along said southerly line of 21st Street, 73 feet 5 inches easterly from the easterly side of Broadway;

THENCE northerly at right angles to said southerly side of 21st Street, 92 feet to the said southerly side of 21st Street;

THENCE easterly along the same 50 feet to a point 500 feet west of 4th Avenue;

THENCE southerly and parallel with 4th Avenue, 92 feet to a point in projection easterly of the second course herein;

THENCE easterly parallel with 21st Street and along said second course herein as so projected to a point distant along the same, 120 feet 9 inches easterly from the easterly side of Broadway and a course distance of 25 feet;

THENCE southerly parallel with 4th Avenue 18 feet, more or less to a point distant 74 feet northerly from the northerly side of 20th Street;

THENCE easterly and parallel with said northerly side of 20th Street, 20 feet, more or less, to a point distant 455 feet westerly from 4th Avenue;

THENCE southerly parallel with the westerly side of 4th Avenue, and for a part of the distance through a party wall, 74 feet (74 feet O 1/8 inch calculated), to the northerly side of 20th Street;

THENCE westerly along the northerly side of 20th Street, 113 feet 5 inches more or less (113 feet I inch more or less calculated), to the point or place of BEGINNING.

EXHIBIT “B”

Lease Modification or Amendments

None

EXHIBIT “A”

Legal Description

EXHIBIT I

8th Floor As-Built Floor Plan

EXHIBIT I-1

8th Floor Existing Furniture

Tall White 3x3 Filing Cabinets	4
Short Blk 2 Drawer Cabinets	98
Desks in Open Space	98
Main Boardroom White tables	8
Conference Room# 1: Rectangular White Table	1
Conference Room# 2: Rectangular White Table	1
Conference Room# 3: Black Square Wood Table	1
Conference Room# 4: Round White Table	1
Conference Room# 5: Round White Table	1
Conference Room # 6 Round Beige/Brown Table	1
Small Room# 1: Small Round Brown Table	1
Small Room# 2: Small Half/Diagonal White Table	1
Lounge Kitchen Area: Round Grey/Silver Tables	4
Coffee Brown Wood Top Table in Waiting Area	1
Office/Desk Chairs Black/Gray	111
Boardroom Grey Fabric Chairs	26
Boardroom Black Plastic Chairs	33
Kitchen/Lounge Black and White Plastic Chairs	13
White High Stools	8
Black High Stools	8
Couches/Sofas	4
Upholstered Chairs Purple	2
Ottomans (Grey)	8
Ottomans (Purple)	2
Refrigerators	2
Microwaves	2
Vending Machine	1
Dishwasher	1
Bar/reception Table/L Shaped	1
Ice Machine	1
Orange Refrigerator	1
HP Printers	2
Boardroom Projector	1
Boardroom HD Video Conference unit	1
Flat screen televisions	5
Stationary Chairs/Office	26
Trashcans	115

Area Rug	1
White Plastic Chairs	4
Long Upholsterd Benches	2
Cube Shelf Unit 2x4	1
Toilet brush	2
Step Stool	1
Standing Desk	15

EXHIBIT J

Existing Tenant’s Superior Rights

1.	Deer Stags—Option to renew its tenancy on the 3rd floor of the Building for the period from May 1, 2025 -April 30, 2030.

2.	Cramer Krasselt—Option to renew its lease on the 5th floor of the Building for the period from January 1, 2021-December 31, 2025.

3.

Fenwick and West- Option to renew its premises on the 14th and 15th floors of the Building and rights of first offer for any half floor or more and any space that is contiguous to the then demised premises.

4.	IMAX- Option to renew its tenancy on the 20th floor of the Building for the period from December 1, 2029-November 30, 2034.

EXHIBIT K

Rooftop Installation Area

RULES AND REGULATIONS RIDER

RULES AND REGULATIONS ATTACHED TO AND MADE A PART OF THIS LEASE IN ACCORDANCE WITH ARTICLE 37.

1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for ingress or egress from the Demised Premises, and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Landlord. There shall not be used in any space, or in the public hall of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and safeguards. If said premises are situated on the ground floor of the Building, Tenant thereof shall further, at Tenant’s expense, keep the sidewalk and curb in front of said premises clean and free from ice, snow, dirt and rubbish.

2. The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant, whether or not caused by the Tenant, or its clerks, agents, employees or visitors.

3. No carpet, rug or other article shall be hung or shaken out of any window of the Building and Tenant shall not sweep or throw, or permit to be swept or thrown, from the Demised Premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the Building and Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in the Demised Premises, or permit or suffer the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any bicycles, vehicles, animals, fish, or birds be kept in or about the Building. Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

4. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord.

5. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Demised Premises or the Building, or on the inside of the demised premise if the same is visible from the outside of the Demised Premises, without the prior written consent of Landlord, except that the name of Tenant may appear on the entrance door of the Demised Premises. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense insured by such removal to Tenant. Interior signs on door and directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a size, color and style acceptable to Landlord.

6. Tenant shall not mark, paint, drill into, or in any way deface, any part of the Demised Premises or the Building of which they form apart. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Demised Premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

8. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the Demised Premises only on the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations of the lease, of which these Rules and Regulations are a part.

9. Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

10. Landlord reserves the right to exclude from the Building all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom it requests such pass, and shall be liable to Landlord for all acts of such persons. Tenant shall not have a claim against Landlord by reason of Landlord excluding from the Building any person who does not present such pass.

11. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

12. Tenant shall not bring or permit to be brought or kept in or on the Demised Premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the Demised Premises.

13. If the Building contains central air conditioning and ventilation, Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to such services. If Tenant requires air conditioning or ventilation after the usual hours, Tenant shall give notice in writing to the Building superintendent prior to 3:00 pm. in the case of services required on weekdays, and prior to 3:00 p.m. on the day prior in case of after hours service required on weekends or on holidays, Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by lowering and closing venetian blinds and/or drapes and curtains when the sun’s rays fall directly on the windows of the Demised Premises.

14. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Administrative Code of the City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Landlord may designate.

15. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at Landlord’s option, be removed from the Demised Premises in accordance with a collection schedule prescribed by law. Tenant shall remove, or cause to be removed by a contractor acceptable to Landlord, at Landlord’s sole discretion, such items as Landlord may expressly designate. (2) Landlord’s Rights in Event of Noncompliance. Landlord has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Landlord may expressly designate for Tenant’s removal, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Building Rule 15, and, at Tenant’s sole cost and expense, shall indemnity, defend and hold Landlord harmless (including reasonable legal fees and expenses) from and against any Claims arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.